Exhibit 10.1

Execution Version

Dated 20 February, 2014

Lydall UK Ltd,

Lydall, Inc.

and

Andrew Industries Limited

SALE AND PURCHASE AGREEMENT

relating to the purchase and sale

of each of

Andrew Webron Limited,

Andrew Webron Filtration Limited,

Andrew Industries (Hong Kong) Limited

and

Southern Felt Company, Inc.

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Clause 5.13.	Transaction Bonuses	34
Clause 5.14.	Right of First Refusal on a Triggering Transaction.	35
Clause 5.15.	Right of First Refusal on a Joint Venture Transaction	36
Clause 5.16.	No sale of AI India to certain Persons	38
Clause 5.17.	India Financials	38
Clause 5.18.	Supply arrangements with Seller’s Hydro-finishing Business	38
Clause 5.19.	Supply agreements with Linflon	38

SECTION 6
Tax Matters

Clause 6.01.	Tax Covenant	38
Clause 6.02.	Deductions from payments.	39
Clause 6.03.	VAT	39

SECTION 7
Survival; Indemnification

Clause 7.01.	Period for Claims	40
Clause 7.02.	Indemnification.	40
Clause 7.03.	Third Party Claim Procedures.	41
Clause 7.04.	Direct Claim Procedures	42
Clause 7.05.	Escrow Procedures.	43
Clause 7.06.	Treatment of Payments	43
Clause 7.07.	Payments to Buyers	43

SECTION 8
Buyer Guarantee

Clause 8.01.	Guarantee.	44

SECTION 9
Miscellaneous

Clause 9.01.	Notices	45
Clause 9.02.	Amendments and Waivers.	47
Clause 9.03.	Expenses	47
Clause 9.04.	Successors and Assigns	47
Clause 9.05.	Counterparts; Effectiveness; Third Party Rights	48
Clause 9.06.	Entire Agreement	48
Clause 9.07.	Severability	48
Clause 9.08.	Specific Performance	48
Clause 9.09.	Governing Law	48
Clause 9.10.	Arbitration.	49
Clause 9.11.	Agent for service of process	50

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Schedule 2.04	Allocation of Purchase Price
Schedule 2.05(b)	Buyer Closing Deliverables
Schedule 2.05(c)	Seller Closing Deliverables
Schedule 2.05(d)	Encumbrances to be released
Schedule 2.06	Closing Statement
Schedule 3	Warranties of Seller
Schedule 4	Warranties of Buyer
Schedule 5.09(b)	Retained Group Guarantees
Schedule 6.01	Tax Covenant
Schedule 7.02(a)(iii)	Specific Indemnities
Schedule 7.02	Seller Limitations

Annex 1	Properties
Annex 2	Seller Disclosure Schedule
Annex 3	Information Relating to Target Group
Annex 4	Exchange Rates

Exhibit A	Escrow Agreements
Exhibit B	UK Leases
Exhibit C	Licensing Agreement
Exhibit D	Transitional Services Agreement
Exhibit E	Supply Agreements
Exhibit F	Pension Agreement
Exhibit G	Inter-Company Account Statement
Exhibit H	Assignment Agreement

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SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) dated as of 20 February 2014 among Lydall UK Ltd, a limited liability company organized and existing under the laws of England and Wales with number 8850713 (“UK Buyer”), Lydall, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America (“US Buyer” and, collectively, with UK Buyer, the “Buyers”), and Andrew Industries Limited, a limited liability company organized and existing under the laws of England and Wales with number 188896 (“Seller”).

WITNESSETH:

WHEREAS, Seller is the legal and beneficial owner of all of the Target Shares (as defined herein); and

WHEREAS, Seller desires to sell the Non-US Target Shares to UK Buyer, and UK Buyer desires to purchase the Non-US Target Shares from Seller, and Seller desires to sell the US Target Shares to US Buyer, and US Buyer desires to purchase the US Target Shares from Seller, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1
Definitions

Clause 1.01. Definitions. The following terms, as used herein, have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934.

“Adjustment Date” has the meaning set forth in Clause 2.07(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person from time to time. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings (but, for the avoidance of doubt, in the case of Seller or any other member of the Retained Group, Linflon shall not be an Affiliate based on the current shareholdings of the Seller in such company).

“agreed form” means, in relation to a document, the form approved and for identification purposes signed or initialed by (or on behalf of) the Buyers and Seller.

“Agreement” has the meaning set forth in the Preamble.

“AI India” means Andrew Industries (India) PVT Limited, a company registered in the State of Tamil Nadu, India with registered number U29268TN2009FTC072995.

“AIL Pension Scheme” means the Andrew Industries Limited Pension and Life Assurance Scheme established by a resolution dated 31 January 1972 and presently governed by a declaration of trust and rules dated 12 October 1995 (as amended).

“ALP Documents” means (i) the Board minutes of Seller held on 9 December 2013, (ii) the unanimous consent of the Board of Directors of SFC dated 13 December 2013, (iii) the Assignment (separate from certificate) of American Laundry Products, Inc shares from SFC to Seller dated 13 December 2013 and (iv) the Purchase and Sale Agreement between SFC and the Seller for 65,000 shares of $1.00 each being the common stock of American Laundry Products, Inc dated 13 December 2013.

“Ancillary Agreements” means the Escrow Agreement, the UK Leases, the Licensing Agreement, the Transitional Services Agreement and the Supply Agreements.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted or applied by a Governmental Authority that is binding upon to such Person, as amended unless expressly specified otherwise.

“Assignment Agreement” means the intangibles assignment for the assignment by the Seller of certain intangible assets to the US Buyer, in the form attached hereto as Exhibit H.

“Balance Sheet” means the audited balance sheet of the Target Group as of the Balance Sheet Date.

“Balance Sheet Date” means March 31, 2013.

“Base Purchase Price” means $83,000,000.

“Benefit Arrangement” means “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (other than the Disclosed Schemes) involving direct or indirect compensation, including insurance coverage, cafeteria plan benefits, severance benefits, disability benefits, deferred compensation, bonuses, options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Bury Property” means the premises at Walshaw Lane, Bury, Greater Manchester BL8 1NG (Title Number GM 545388).

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“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and London, United Kingdom are open for general business, but reference to “day” shall mean any calendar day.

“Buyer Fees” has the meaning set forth in Clause 9.03.

“Buyer Indemnified Person” has the meaning set forth in Clause 7.02(a).

“Buyers” has the meaning set forth in the Preamble.

“Buyers’ Account” means [REDACTED].

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“China Intercompany Indebtedness” means $5,777,832.40, being the aggregate of the principal amounts owing (including in respect of interest accrued on all such amounts to 30 May 2014) from (i) Andrew Industrial Textile Manufacturing Company (Shanghai) Limited to the Seller under the Offshore Loan, (ii) from Andrew Industrial Textile Manufacturing Company (Shanghai) Limited to BMP Asia Industries (Shenzhen) Company Limited under a loan agreement dated 20 June 2013; (iii) from Andrew Industrial Textile Manufacturing Company (Wuxi) Limited to BMP Asia Industries (Shenzhen) Company Limited under a loan agreement dated 27 September 2013; and (iv) from Andrew Industrial Textile Manufacturing Company (Wuxi) Limited to BMP Asia Industries (Shanghai) Company Limited under a loan agreement dated 15 April 2013.

“China Intercompany Indebtedness Escrow Agreement” means the agreement to be entered into among Buyers, Seller and Escrow Agent at the Closing in the form of Exhibit A hereto relating to the operation of the China Intercompany Indebtedness Escrow Fund.

“China Intercompany Indebtedness Escrow Fund” has the meaning set forth in Clause 5.07(a).

“China Subsidiaries” means each of Andrew Industrial Textile Manufacturing Company (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and Andrew Industrial Textile Trading Company (Shanghai) Limited

“Claim for Tax” has the meaning ascribed to it in Part A of the Tax Covenant.

“Closing” has the meaning set forth in Clause 2.05.

“Closing Cash” means the aggregate amount of all cash and cash equivalents (including marketable securities, the benefit of bills of exchange, short term investments and bank notes) of the members of the Target Group as of 5 p.m. Eastern Standard Time on the Closing Date, calculated by reference to the cash books of the Target Group at Closing (and, for the avoidance of doubt, Closing Cash shall be calculated so as to:

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(a) exclude the cash book entries in respect of the payments of the amount of cash paid to the relevant employees by each member of the Target Group (except SFC) on or prior to the Closing Date in respect of the Transaction Bonuses;

(b) exclude the cash book entries in respect of the receipt of any cash (whether in transit or otherwise) remitted by Seller to any member of the Target Group as reimbursement for the cash paid or to be paid by any member of the Target Group in respect of the Transaction Bonuses (including all employer and employee payroll taxes payable by reference to such Transaction Bonuses); and

(c) include the cash book entries in respect of any payment made by SFC with respect to the Transaction Bonuses (including all related employer and employee payroll taxes paid by reference to such Transaction Bonuses).

“Closing Cash Consideration” means (i) the Base Purchase Price, minus (ii) the Closing Indebtedness, plus (iii) the Closing Cash, plus (iv) the Closing Working Capital Adjustment (which, for the avoidance of doubt, may be a negative number).

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the Indebtedness as of 5 p.m. Eastern Standard Time on the Closing Date.

“Closing Statement” has the meaning set forth in Clause 2.06(a).

“Closing Working Capital” means (i) the current assets of the members of the Target Group minus (ii) the current liabilities of the members of the Target Group, in each case as of the Closing Date as at 5 p.m. Eastern Standard Time and as calculated in accordance with Schedule 2.06 (provided that, for the avoidance of doubt, “Closing Working Capital” shall not include any amounts with respect to or included in Closing Cash or Closing Indebtedness (and vice versa)).

“Closing Working Capital Adjustment” means the amount by which Target Working Capital differs from Closing Working Capital, as calculated in accordance with Schedule 2.06.

“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended.

“Company Securities” has the meaning set forth in Paragraph 3.05(b) of Schedule 3.

“Contribution Notice” has the meaning set forth in the Pensions Act 2004.

“Corporate Income Tax” means any Tax on income, profits or gains.

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“Damages” has the meaning set forth in Clause 7.02(a).

“Disclosed” means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Seller Disclosure Schedule in accordance with the terms thereof.

“Disclosed DB Scheme” means the AIL Pension Scheme.

“Disclosed DC Schemes” means:

(i)	the Andrew Webron Limited Group Personal Pension Plan;

(ii)	Stanplan A, offered to employees of Andrew Webron Filtration Limited and administered by Standard Life;

(iii)	the Norwich Union Stakeholder Pension Scheme (as designated by Heath Filtration Limited for its employees); and

(iv)	the Heath Filtration Ltd RBS 2000.

“Disclosed Schemes” means the Disclosed DB Scheme, the Disclosed DC Schemes and the Life Assurance Plan.

“Disputed Matters” has the meaning set forth in Clause 2.06(c).

“Employee” means an employee of any member of the Target Group.

“Encumbrance” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, assignment, hypothecation, encumbrance, title, retention, any right to acquire, option or right of pre-emption or any other security agreement or arrangement in respect of such property or asset, or any agreement, arrangement or obligation to create any of the same. For the purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement or other title retention agreement relating to such property or asset.

“Environmental Claim” means a claim in respect of the Specific Indemnity set out in Paragraph 1 of Schedule 7.02(a)(iii) or with respect to the breach of any of the Environmental Warranties.

“Environmental Laws” means any Applicable Law relating to human health and safety, the environment or Hazardous Substances.

“Environmental Permits” means all permits, licenses, certificates, approvals and other similar authorizations of Governmental Authorities required by any member of the Target Group in connection with the assets or business of the Target Group under Environmental Laws.

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“Environmental Third Party Claim” means the service or filing of any suit, action or proceeding by any third party or where such suit, action or proceeding has been expressly threatened in writing by any third party.

“Environmental Warranties” has the meaning set forth in Clause 7.01.

“Environmental Warranty Claim” means any claim for breach of any Environmental Warranty, whether under Clause 7 or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any member of the Target Group.

“Escrow Agent” means DLA Piper UK LLP of 101 Barbirolli Square, Manchester M2 3DL, United Kingdom (Ref JPW).

“Escrow Agreements” means the China Intercompany Indebtedness Escrow Agreement and the Indemnity Escrow Fund Agreement.

“Estimated Closing Cash” means $3,650,540.33, being Seller’s good faith estimate of the Closing Cash.

“Estimated Closing Cash Consideration” means $62,216,694.82, being (i) the Base Purchase Price, minus (ii) the Estimated Closing Indebtedness, plus (iii) the Estimated Closing Cash.

“Estimated Closing Indebtedness” means $24,433,845.51, being Seller’s good faith estimate of the Closing Indebtedness.

“Existing SFC/AIL Indebtedness” means the sum of $5,323.538.27 owing by Seller to SFC, pursuant to the SFC/AIL Notes and other receivables other than Trading Balances.

“Final Closing Cash Consideration” has the meaning set forth in Clause 2.07(c).

“Final Release Date” has the meaning set forth in Clause 7.01.

“Financial Support Direction” has the meaning set forth in the Pensions Act 2004.

“Fundamental Warranties” has the meaning set forth in Clause 7.01.

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“Fundamental Warranty Claim” means a claim for the breach of any Fundamental Warranties, whether under Section 7 or otherwise.

“GAAP” means, in relation to a member of the Target Group, the generally accepted accounting principles applicable in the relevant jurisdiction of incorporation of that member, consistently applied.

“General Warranty Claim” means a Warranty Claim, other than a Fundamental Warranty Claim, Environmental Claim or claim under the Tax Warranties.

“government official” has the meaning set forth in Paragraph 3.15 of Schedule 3.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Guaranteed Obligations” has the meaning set forth in Clause 8.01(a).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any environmental laws.

“Heath Deed of Novation” means the deed of novation entered into on or about the date hereof between (1) the Seller (2) Andrew Webron Filtration Limited and (3) the Heath Vendors.

“Heath SPA” means the share purchase agreement between the Heath Vendors, Andrew Webron Filtration Limited and the Seller dated 28 February 2013.

“Heath Vendors” means Nigel Robert Stanley, Robert Seaman Heath, Norma Grace Heath and Celia Stanley.

“HFL Matters” has the meaning set forth in Paragraph 4.07 of Schedule 4.

“HSBC Guarantees” means (i) the state of California, USA governed guarantee agreement dated 5 April 2011 given for the benefit of HSBC Bank PLC by SFC; and (ii) the composite guarantee dated 5 April 2011 given by, (amongst others) Andrew Webron Limited, Andrew Webron Filtration Limited and Southern Felt Inc. for the benefit of HSBC Bank PLC.

“Hydro-finishing Business” means: (i) the application of pressurized jets of water to needle felt; and (ii) the finishing of rolled goods needle felt, and the marketing, sale, distribution or other supply of the resultant products produced by such application or finishing.

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“Indebtedness” means, without duplication, the aggregate amount of (including the principal amount thereof; the amount of accrued and unpaid interest, fees or penalties thereon; and any prepayment premiums, termination fees, breakage or maintenance costs or similar payments that are payable due to the applicable underlying agreement being terminated as of the Closing): (i) all indebtedness of any member of the Target Group, whether or not represented by bonds, debentures, letters of credit, notes or other securities, for the repayment of borrowed money, (ii) all obligations of any member of the Target Group to pay rent or other payment amounts under a lease of personal property which constitute a capital lease under GAAP, (iii) any outstanding reimbursement obligation of any member of the Target Group with respect to letters of credit, sureties, bankers’ acceptances or similar facilities issued for the account of any member of the Target Group pursuant to which the applicable bank or similar entity has paid thereunder obligations for which any member of the Target Group thereof is required to repay, (iv) any outstanding payment obligation of any member of the Target Group under any interest rate or currency swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) any “earn-out” and other obligations of the Target Group for the deferred purchase price of property, goods or services and (vi) unpaid Corporate Income Taxes including estimated Corporate Income Taxes relating to income, profits and gains for the period up to and including Closing in each case net of any sums repayable in respect of Corporate Income Taxes overpaid (provided that, for the avoidance of doubt, “Indebtedness” shall not include (a) trade payables or accruals incurred in the ordinary course of business or (b) any amounts payable to the Heath Vendors under the Heath SPA where the obligations to make the relevant payment have been novated to the Seller under the Heath Deed of Novation).

“Indemnified Party” has the meaning set forth in Clause 7.03(a).

“Indemnifying Party” has the meaning set forth in Clause 7.03(a).

“Indemnity Escrow Fund” has the meaning set forth in Clause 2.05(a)(i).

“Indemnity Escrow Fund Agreement” means the agreement to be entered into among Buyers, Seller and Escrow Agent at the Closing in the form of Exhibit A hereto relating to the operation of the Indemnity Escrow Fund.

“Indemnity Claim” means any claim in relation to any Specific Indemnity.

“Independent Accountants” has the meaning set forth in Clause 2.06(c).

“Individual Shareholders” means each of Ted Andrew, Clifford Andrew, Mark Andrew, Simon Andrew and Kathryn Mitchell.

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“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in all nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) trademarks, service marks, logos, domain names and trade names including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in all nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights regardless of the medium of fixation or means of expression, (v) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vi) industrial designs (whether or not registered), (vii) databases and data collections, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (ix) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights and (x) all rights in all of the foregoing provided by treaties, conventions and common law.

“Inter-Company Account Statement” has the meaning set forth in Clause 5.06.

“IRS” means the Internal Revenue Service of the United States of America.

“Joint Venture Transaction” shall mean (i) any Transfer, in a single transaction or a series of transactions of 25% or more but less than 50% of the shares of AI India; or (ii) any issue of new shares to a third party (not being the Seller or an Affiliate of the Seller) which would confer upon such third party the right to exercise 25% or more but less than 50% of the voting rights exercisable at meetings of the board of directors of AI India on all, or substantially all matters.

“Key Employee” means those Employees (including directors and officers) set forth in Schedule 3.26(c) of the Seller Disclosure Schedule.

“knowledge” or “awareness” means (i) in the case of Seller or any member of the Target Group (other than in the case of clause 5.02(g)(i)), the actual knowledge and awareness of Edward Andrew, Ian Lord and Ian Kenyon having made reasonable enquiry of (A) (in matters relating to the business of the Target Group) Paul Bamber and Lee Blunstone (in relation to Lee Blunstone, in respect of financial matters only) (B) (in matters relating solely to Andrew Webron Limited) Iain Dixon, Ian Cropper, David Kirby, Neil Dugdale and Klaus Rupp, (C) (in matters relating solely to Andrew Webron Filtration Limited) Iain Dixon, Ian Cropper, Robert Heath, Nigel Stanley and David Kirby, (D) (in matters relating solely to SFC) John Lewis, Steve Fransoso, Brian Fields, Eric Winters and Mike Konesky, (E) (in matters relating solely to Andrew Industrial Textile Manufacturing Company (Shanghai) Limited) Kathleen Chen, Eric Qin, Peter Wang, William Wang and Leon Liang, (F) (in matters relating solely to Andrew Industrial Textile Manufacturing (Wuxi) Company Limited) Kathleen Chen, Eric Qin, Peter Wang, William Wang, Bill Chi and Leon Liang (G) (in matters relating solely to Andrew Industrial Textile Trading Company (Shanghai) Limited) Kathleen Chen, Eric Qin, Peter Wang and Leon Liang, and (ii) in the case of any other Person (other than in the case of clause 5.02(g)(i)), the actual knowledge and awareness of such Person’s directors and officers.

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“Leasehold Properties” means those properties listed in Section 2: of Annex 1 (which include the UK Leased Property).

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to any member of the Target Group including the Seller’s Intellectual Property Rights licensed pursuant to the Licensing Agreement.

“Licensing Agreement” means the licensing agreement to be entered into between the Seller and the Buyers at the Closing in the form attached hereto as Exhibit C.

“Life Assurance Plan” means the Andrew Industries Limited Group Life Assurance Plan established by a deed of declaration of trust dated 1 April 2008, under which benefits are insured with Legal and General (Group Policy No. 73137).

“Linflon” means Shanghai Linflon New Material Technology Co Ltd, a company registered in the People’s Republic of China.

“Material Contract” has the meaning set forth in Paragraph 3.12(a) of Schedule 3.

“Non-US Target Shares” means (i) all of the issued shares in the capital of Andrew Webron Limited, (ii) all the issued shares in the capital of Andrew Webron Filtration Limited and (iii) all of the issued shares in the capital of Andrew Industries (Hong Kong) Limited.

“Offshore Loan” means the loan, with registered number 200531000042142001 from the Seller to Andrew Industrial Textile Manufacturing Company (Shanghai) Limited subject to a loan agreement dated 2 December 2005 (as subsequently amended by supplementary agreement dated 10 March 2013).

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by any member of the Target Group.

“Pending Claims Amount” means, as of any specified date, (i) the aggregate of the amounts of the claims made by the Buyers under Clause 7.02 which have been notified to Seller in accordance with Clause 7.01 and (ii) in relation to which the Buyer has provided its good faith reasonable estimate of the Seller’s liability under such claim (having regard to the documents and other information available to the Buyer Group at that time) but, for the avoidance of doubt, not including any Settled Claims.

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“Pension Agreement” means the flexible apportionment arrangement under which Andrew Webron Limited will cease to participate in the AIL Pension Scheme and all liabilities attributable to Andrew Webron Limited in respect of the AIL Pension Scheme will be apportioned to Seller, in the form attached hereto as Exhibit F.

“Pensions Law” means any Applicable Law in the United Kingdom, the United States of America or China relating to pensions.

“Pensions Regulator” means the statutory body of that name established under the Pensions Act 2004.

“Permits” has the meaning set forth in Paragraph 3.20 of Schedule 3.

“Permitted Transfer” means either (a) the entrance into a binding agreement with respect to a Joint Venture Transaction or a Triggering Transaction by the Seller and an Affiliate of the Seller where such agreement provides that: (i) if such Affiliate ceases to be an Affiliate of the Seller, the Affiliate shall, within five Business Days of so ceasing, transfer the asset which is subject of the Joint Venture Transaction or Triggering Transaction held by such Affiliate to the Seller or another Affiliate of the Seller; (ii) such Affiliate shall enter into obligations with US Buyer which are equivalent to those set out in Clause 5.14 and Clause 5.15 of this Agreement, (b) any transfer of assets to Seller or an Affiliate of Seller in connection with a voluntary solvent liquidation of AI India and close down by Seller or an Affiliate of the Seller of the operations of AI India or (c) any transfer of the assets or shares in AI India in connection with any liquidation, receivership or administrative proceedings.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Properties” means those properties (including the Leasehold Properties) listed in Sections 1 and 2 of Annex 1.

“Purchase Price” has the meaning set forth in Clause 2.04.

“Released” has the meaning set forth in Paragraph 3.28(a)(iv) of Schedule 3.

“Remedial Works” means investigation, monitoring, treatment, clean-up, containment, remediation, removal, mitigation or restoration of or other response action with respect to any Hazardous Substances in the ground, soil, subsurface strata, surface water, sediment or groundwater before closing at any Specific Environmental Indemnity Site.

“Representatives” has the meaning set forth in Clause 5.03.

“Restoration Order” has the meaning set forth in the Pensions Act 2004.

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“Retained Group” means the Seller and its Affiliates (provided that, for the avoidance of doubt, “Retained Group” shall not include any member of the Target Group), and a “member of the Retained Group” shall be construed accordingly.

“Revised Repayment Date” has the meaning set forth in Clause 5.07(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the schedules delivered to Buyers on the date hereof, as set out in Annex 2.

“Seller Indemnified Person” has the meaning set forth in Clause 7.02(b).

“Seller Trademarks and Tradenames” has the meaning set forth in Clause 5.10(a).

“Seller Warranties” means the warranties set forth in Schedule 3 given by the Seller pursuant to Clause 3.01.

“Seller’s Account” means [REDACTED].

“Seller’s Operating Affiliates” shall mean Severnside Fabrics Limited, BMP Europe Limited, BMP America Inc., Bondex Inc., American Laundry Products Inc., European Laundry Products SARL, BMP Asia Industries (Shenzhen) Company Limited, BMP Asia Industries (Shanghai) Company Limited, Andrew Laundry Products Manufacturing Company (Shanghai) Limited, AI India, Andrew Industries Australia Pty Limited and BMP Malaysia SDN BHD (provided that, for the avoidance of doubt, “Seller’s Operating Affiliates” shall not include Linflon).

“Settled Claims” means any claim by Buyers under Clause 7.02 or otherwise under this agreement in relation to which either (a) Seller and either Buyer have agreed the amount payable by Seller to Buyers in relation to such claim (and such amount has been paid by Seller to Buyers by way of deduction from the Indemnity Fund Escrow Fund or otherwise) (b) an arbitrator or arbitral tribunal has determined the amount payable in respect of such claim in accordance with the provisions of Clause 9.10 (and the amounts determined as being due from Seller to Buyers have been paid by Seller to Buyers by way of deduction from the Indemnity Fund Escrow Fund or otherwise) or (c) Buyers have agreed in writing that no amount is payable by Seller to Buyers.

“SFC” means Southern Felt Company, Inc.

"SFC/AIL Notes" means the notes owing by the Seller to SFC;

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“SFC Dividend Documents” means the unanimous written consent of the board of directors of SFC authorizing the declaration and payment of a dividend in specie of the Existing SFC/AIL Indebtedness.

“Small Claim” means an individual General Warranty Claim (or series of General Warranty Claims with respect to the same or substantially the same facts or circumstances) in relation to which the liability of the Seller does not exceed US$40,000.

“Specific Environmental Indemnity Sites” has the meaning given to it in Schedule 7.02(a)(iii).

“Specific Indemnities” means those specific matters listed in Schedule 7.02(a)(iii) and references to “Specific Indemnity” shall be construed accordingly.

“Stockton on Tees Property” means the land and buildings to be demised to Andrew Webron Filtration Limited out of Title Numbers CE156636, CE59238 and TE534507.

“Subsidiary Securities” has the meaning set forth in Paragraph 3.07(b) of Schedule 3.

“Substantial Customer” means those customers of the Target Group set forth in Schedule 3.12(c) of the Seller Disclosure Schedule.

“Substantial Supplier” means those trade and raw material suppliers of the Target Group set forth in Schedule 3.12(c) of the Seller Disclosure Schedule.

“Supply Agreements” mean each of the supply agreements to be entered into at the Closing in the forms attached hereto as Exhibits E1 to E8.

“Target Companies” mean each of Andrew Webron Limited, Andrew Webron Filtration Limited, Andrew Industries (Hong Kong) Limited and SFC.

“Target Entity Plan” means any Benefit Arrangement sponsored or maintained by SFC.

“Target Group” means each of Target Companies and the Target Subsidiaries, and a “member of the Target Group” shall be construed accordingly.

“Target Group Information” has the meaning set forth in Clause 5.03.

“Target Shares” means (i) all of the issued shares in the capital of Andrew Webron Limited, (ii) all the issued shares in the capital of Andrew Webron Filtration Limited, (iii) all of the issued shares in the capital of Andrew Industries (Hong Kong) Limited; and (iv) all of the outstanding shares of capital stock of SFC.

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“Target Subsidiaries” means each of Andrew Industrial Textile Manufacturing Company (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited, Andrew Industrial Textile Trading Company (Shanghai) Limited and Heath Filtration Limited.

“Target Working Capital” means the amount calculated in accordance with Part C of Schedule 2.06.

“Tax” or “Taxation” means:

(a) any form of tax, levy, impost, duty, contribution, customs and other import duties, liabilities and charges in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any national insurance contribution liabilities in the United Kingdom and any similar obligations with respect to any other Tax Authority) wherever and whenever payable; and

(b) all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above,

whether or not directly or primarily chargeable against or attributable to a member of the Target Group and regardless of whether a member of the Target Group has, or may have, any right of reimbursement or recovery against any other person.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere.

“Tax Covenant” means the covenant and related provisions set forth in Schedule 6.01.

“Tax Warranties” has the meaning ascribed to it in Part A of the Tax Covenant.

“Third Party Claim” has the meaning set forth in Clause 7.03(b).

“Trading Balances” has the meaning set forth in Clause 5.06(a).

“Transaction Bonus” means each of the bonuses the gross amounts of which are listed in Annex 1 document 84 of the documents forming part of the Seller Disclosure Schedules and which amounts, for the avoidance of doubt, include any income tax and primary national insurance contributions (or equivalent social security contributions in a jurisdiction other than the UK) for which the relevant member of the Target Group may be required to account in respect of the payment of such bonuses.

“Transaction Bonus Relief” has the meaning set forth in Clause 5.13(c).

“Transfer” means to assign, contract to assign, sell, contract to sell, sell any option to purchase, sell any contract to purchase, purchase any option to sell, purchase any contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly other than a Permitted Transfer.

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“Transitional Services Agreement” means the transitional services agreement to be entered into among the Seller and the Buyers at the Closing in the form attached hereto as Exhibit D.

“Triggering Transaction” shall mean each of the following: (i) any Transfer, in a single transaction or a series of transactions, of 50% or more of the shares of AI India; (ii) any Transfer of a majority of the assets of AI India (excluding any sale of any real property (including fixtures and fittings) owned by AI India); or (iii) any Transfer in a single transaction or a series of transactions whereby the Seller or an Affiliate of the Seller: (a) ceases to own or control (directly or indirectly) shares or other interests in AI India carrying 50% or more of the votes exercisable at general meetings of AI India on all, or substantially all, matters or (b) ceases to have the right to appoint or remove directors of AI India having a majority of the voting rights exercisable at meetings of the board of directors of AI India on all, or substantially all, matters; in either case regardless of whether such Transfer is to be implemented by way of merger, consolidation, recapitalization or other form of disposal or business combination or a solvent arrangement instigated or commenced by the member(s) of AI India with creditors or shareholders (other than members of the Retained Group).

“TUPE” has the meaning set forth in Paragraph 3.26(m) of Schedule 3.

“UK Buyer” has the meaning set forth in the Preamble.

“UK Debt Repayment” means an aggregate amount of $1,956,197.34, which is to be paid by US Buyer to pay and settle in full amounts outstanding under the First HSBC hire purchase agreement reference 226050, the Second HSBC hire purchase agreement reference 226410 and the Lombard lease purchase agreement reference AY79000280.

“UK Leased Properties” means the following properties to be demised by the UK Leases: (i) the Stockton-on-Tees Property; and (ii) the Bury Property.

“UK Leases” means the separate leases relating to each of the UK Leased Properties to be entered into between, in the case of the Bury Property, Andrew Textile Industries Limited, Andrew Webron Limited and Lydall UK Ltd and, in the case of the Stockton-on-Tees Property, Andrew Textile Industries Limited and Andrew Webron Filtration Limited, in each case at the Closing, in the form attached hereto as Exhibits B1 and B2.

“UK Property Carve out” means the transfer by Andrew Webron Filtration Limited to Andrew Textile Industries Limited of the land and buildings on the South Side of Blue House Pont Road, Stockton-on-Tees with Title Numbers CE59238, TE53407, CE156636.

“US Buyer” has the meaning set forth in the Preamble.

“US Dollars” has the meaning set forth in Clause 1.03.

“US GAAP” means generally accepted accounting principles in the United States.

“US Target Shares” means all of the outstanding shares of capital stock of SFC

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“VAT” means value added tax or any similar sales or turnover tax in any jurisdiction.

“Warranty Breach” has the meaning set forth in Clause 7.02(a).

“Warranty Claim” means any claim, whether in contract or otherwise, in relation to any Warranty Breach.

“WF Payoff Amounts” means the aggregate amount of $3,268,977.99 with respect to the Wells Fargo loans, number 0264407411-141, 0010333336700, 0264407411-83, 0264407411-133 and 0264407411-117.

Clause 1.02. Other Definitional and Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Clauses, Exhibits, Paragraphs, Schedules and Annexes are to Sections, Clauses, Exhibits, Paragraphs, Schedules and Annexes of this Agreement unless otherwise specified. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any time of day or date is to that time or date in the United Kingdom. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

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Clause 1.03. Currencies. All references to dollar amounts contained in this Agreement shall mean United States dollars (“US Dollars”), and any calculations which include foreign currency shall be converted to U.S. Dollars (i) with respect to any amounts used in connection with the preliminary or final calculation of the Purchase Price (and any constituent elements thereof), using the exchange rates set forth on Annex 4, or (ii) with respect to all other amounts, at the conversion rate existing in the United States (as reported in The Wall Street Journal, US Edition) on the last Business Day immediately preceding the date of calculation. If The Wall Street Journal, US Edition ceases to be published, then the rate of exchange to be used shall be that reported in such business publication of national circulation in the United States as the parties reasonably agree.

SECTION 2
Purchase and Sale

Clause 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller:

(a) agrees to sell to the UK Buyer, and the UK Buyer agrees to purchase from Seller, the Non-US Target Shares at the Closing;

(b) agrees to sell to the US Buyer, and the US Buyer agrees to purchase from Seller, the US Target shares at the Closing; and

(c) agrees to sell to the US Buyer and the US Buyer agrees to purchase from Seller, the intangible assets as provided for in the Assignment Agreement.

The Target Shares are sold with all rights that attach (or may in the future attach) to them, including without limitation the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

Clause 2.02. Covenants For Title. The Seller has the right to transfer legal and beneficial title to the Target Shares to Buyers on the terms set out in this Agreement. The Target Shares shall be transferred by the Seller free from any Encumbrance.

Clause 2.03. Waiver of Pre-Emption. The Seller shall procure that on or prior to the Closing any and all rights of pre-emption over the Target Shares are irrevocably waived by any Persons (including without limitation the Seller) entitled thereto.

Clause 2.04. Purchase Price; Allocation of Purchase Price. The total consideration for the sale of the Target Shares and the intangible assets purchased pursuant to the Assignment Agreement is an amount equal to the Final Closing Cash Consideration as calculated in accordance with the terms of this Agreement (the “Purchase Price”). The Purchase Price shall be paid in accordance with Clause 2.05 and Clause 2.07. The parties agree to allocate the Purchase Price among the Target Shares and the intangible assets purchased pursuant to the Assignment Agreement in accordance with the amounts set forth on Schedule 2.04 and as adjusted in accordance with Clause 2.07.

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Clause 2.05. Closing. The closing of the purchase and sale of the Target Shares hereunder (the “Closing”) shall take place concurrently with the execution of this Agreement by the parties hereto, or as promptly as practicable thereafter, at the offices of DLA Piper UK LLP, 101 Barbirolli Square, Manchester M2 3DL, or such other place or method as Buyers and Seller may agree. For accounting purposes, the Closing shall be deemed to be effective in all jurisdictions at 5 p.m. Eastern Standard Time on the Closing Date. At the Closing:

(a) Buyers shall pay an aggregate amount in cash equal to the Estimated Closing Cash Consideration, allocated as follows:

(i)       to the Escrow Agent, $4,150,000 in immediately available funds by wire transfer, which amount shall be deposited into an escrow fund (the “Indemnity Escrow Fund”) available to compensate the Buyer Indemnified Persons for any amounts due to them under the indemnification provisions of Section 7 and the provisions of the Tax Covenant, on the terms and subject to the conditions set forth in this Agreement and the Indemnity Escrow Fund Agreement; and

(ii)       to Seller, an amount equal to the portion of the Estimated Closing Cash Consideration remaining after the payments provided for by the foregoing sub-clause (i) of this Clause 2.05(a) and by Clause 5.07(a) in immediately available funds by wire transfer to Seller’s Account;

(b) Buyers shall deliver to Seller, or the Escrow Agent, as applicable, those items set forth on Schedule 2.05(b);

(c) Seller shall deliver to Buyers, or the Escrow Agent, as applicable, those items set forth on Schedule 2.05(c); and

(d) at the Closing, the parties shall perform their respective obligations set out in this Clause 2.05 and Schedules 2.05(b) and 2.05(c), as applicable, but Buyers will not be obliged to do anything under this Clause 2.05 and such Schedules unless Seller has first fully complied with its obligations hereunder and thereunder. The Buyers shall not be obliged to complete the purchase of any of the Target Shares unless the purchase of all the Target Shares is completed simultaneously.

Clause 2.06. Closing Statement.

(a) As promptly as practicable, but no later than ninety (90) days, after the Closing Date, Buyers will cause to be prepared and delivered to Seller a statement (the “Closing Statement”), prepared on the basis set out in Schedule 2.06, setting forth Buyers’ calculation of the Closing Working Capital, Closing Working Capital Adjustment, Closing Indebtedness, Closing Cash and the resulting Closing Cash Consideration, together with copies of such documents, underlying source data, trial balances and other information used by Buyers in either (I) their preparation of the Closing Statement and/or (II) their calculation of such amounts, as are reasonably necessary for Seller to review and verify such preparation and amounts.

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(b) If Seller disagrees with the Closing Statements or Buyers’ calculation of the Closing Cash Consideration, as delivered pursuant to Clause 2.06(a) and calculated in accordance with Schedule 2.06, Seller may, within forty-five (45) days after delivery of the documents referred to in Clause 2.06(a), deliver a notice to Buyers disagreeing with the Closing Statements and/or such calculation and setting forth Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement as delivered pursuant to Clause 2.06(a).

(c) If a notice of disagreement is delivered pursuant to Clause 2.06(b), Buyers and Seller shall, during the fifteen (15) Business Days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Cash Consideration. If, during such period, Buyers and Seller are unable to reach such agreement, they shall promptly thereafter: (i) cause Deloitte LLP; or (ii) if a material conflict exists, such other firm of independent accountants of internationally recognized standing (who shall not have any material relationship with Buyers or Seller) that is reasonably satisfactory to Buyers and Seller or, in default of agreement, within ten (10) Business Days of the date of either the Buyers or the Seller serving on the other details of its suggested independent accountants, such independent accountants as nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application of either the Buyers or the Seller (the “Independent Accountants”), to promptly review the disputed items or amounts and the relevant sections of this Agreement relating to the calculation of the disputed items or amounts for the purpose of calculating the disputed items or amounts (the “Disputed Matters”). In making such calculation, the Independent Accountants shall: (X) consider only the Disputed Matters; and (Y) shall act as experts and not as arbitrators. The Independent Accountants’ determination shall, in the absence of manifest error, be final and binding on the parties. The Independent Accountants shall deliver to Buyers and Seller, as promptly as practicable, a report setting forth their calculation of the Closing Cash Consideration. The cost of such review and report shall be borne between Buyers and Seller in such proportions as the Independent Accountants may direct taking into account the relative amount by which the calculations by Buyers or Seller, as the case may be, differ from the final amounts of any Disputed Matter decided by the Independent Accountants or, in the absence of any such direction, fifty percent by the Buyers and fifty percent by the Seller.

(d) Buyers and Seller agree that they will, and will use reasonable endeavours to cause their respective accountants to, and Buyers agree to cause the members of the Target Group to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Cash Consideration and in the conduct of the reviews referred to in this Clause 2.06, including the making available to the extent reasonably necessary of books, records, work papers and personnel.

Clause 2.07. Adjustment of Purchase Price.

(a) If Final Closing Cash Consideration is less than Estimated Closing Cash Consideration, then the aggregate amount of such difference shall be paid by Seller to Buyers in immediately available funds by wire transfer to Buyers’ Account.

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(b) If Final Closing Cash Consideration is greater than Estimated Closing Cash Consideration, then the aggregate amount of such difference shall be paid by Buyers to Seller in immediately available funds by wire transfer to Seller’s Account.

(c) “Final Closing Cash Consideration” means the Closing Cash Consideration (i) as shown in Buyers’ calculation thereof set forth on the Closing Statement delivered pursuant to Clause 2.06(a), if Seller does not deliver any notice of disagreement with respect thereto pursuant to Clause 2.06(b); or (ii) if Seller does deliver such a notice of disagreement, (A) as agreed by Buyers and Seller pursuant to Clause 2.06(c) or (B) in the absence of such agreement, as determined by the Independent Accountants pursuant to Clause 2.06(c), provided that in no event shall Final Closing Cash Consideration be more than the Seller’s calculation of Closing Cash Consideration delivered pursuant to Clause 2.06(b) or less than Buyers’ calculation of Closing Cash Consideration delivered pursuant to Clause 2.06(a).

(d) “Adjustment Date” means the date on which the Final Closing Cash Consideration is agreed or determined pursuant to Clause 2.06(c).

(e) Any payment pursuant to this Clause 2.07 shall be made within five Business Days after the Adjustment Date. The amount of any payment to be made pursuant to this Clause 2.07 shall bear interest from and including the Closing Date to but excluding the date of payment, at a simple rate per annum equal to 1.5%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(f) The parties agree that any adjustment to the Purchase Price, whether pursuant to Clause 2.07 or Section 7 or to a payment having been made under the Tax Covenant, with respect to matters relating to the US Shares, shall be treated as an adjustment to the consideration paid by US Buyer for the US Shares, and with respect to matters relating to the Non-US Shares, shall be treated as an adjustment to the consideration paid by the UK Buyer for the Non-US Shares

Clause 2.08. Delivery of Management Accounts.

(a) US Buyer will by March 31 2014 deliver to Seller, management accounts of each member of the Target Group for the period from February 1 2014 to the Closing Date, such management accounts to be prepared on a consistent basis with the management accounts of the Target Group for the previous 12 months. Seller recognizes that the content of such management accounts may not be consistent with the contents of the Closing Statement delivered by Buyers to Seller and the Closing Statement will be prepared and agreed, deemed agreed or determined in accordance with Clause 2.07 without regard to such management accounts prepared by US Buyer, and US Buyer makes no representation, warranty, and has no liability (other than in respect to any breach of this Clause 2.08) with respect to, the preparation or accuracy of such accounts.

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(b) Following Closing, Seller shall engage a suitably qualified third party selected by the Seller to prepare the necessary documentation reasonably required to substantiate the historic royalty rate used to determine the royalties charged between SFC and Seller in accordance with the requirements under Internal Revenue Code Section 482 and the related U.S. Treasury regulations.   The report shall be delivered by Seller to US Buyer no later than 31 March 2014.   All costs and expenses incurred by the Seller in the preparation and delivery of the report shall be borne by Seller.

SECTION 3
Warranties of Seller

Clause 3.01. Warranties of Seller. Seller warrants to Buyers that, except as Disclosed, each of the Seller Warranties is accurate in all respects on the date of this Agreement. Each of the Seller Warranties is separate and, unless otherwise specifically provided, shall not be limited by reference to any other Seller Warranty.

Clause 3.02. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Seller Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a matter which is Disclosed for purposes of) (a) the Seller Warranties that are contained in the corresponding Paragraphs of Schedule 3 of this Agreement and (b) such other Seller Warranties in Schedule 3 of this Agreement to the extent it constitutes a matter which is Disclosed in respect of such other Seller Warranty.

SECTION 4
Warranties of Buyers

Clause 4.01. Warranties of Buyers. UK Buyer warrants to Seller that, in respect of the UK Buyer, each of the warranties set forth in Schedule 4, Paragraphs 4.01(a) and 4.02 through 4.05, is accurate in all respects on the date of this Agreement. US Buyer warrants to Seller that, in respect of the US Buyer, each of the warranties set forth in Schedule 4, Paragraphs 4.01(b) and 4.02 through 4.07, is accurate in all respects on the date of this Agreement.

SECTION 5
Covenants of Seller and Buyers

Clause 5.01. Access to Information.

(a) For a period of six years from the Closing Date, Seller will maintain, and on reasonable advance notice being given, afford promptly to Buyers and their agents reasonable access to its books of account, financial, Taxation and other records and employees, in each case to the extent relating to the Target Group, to the extent necessary or useful for Buyers in connection with any audit, investigation, dispute, Taxation, litigation or other legal or regulatory purpose relating to the business of any member of the Target Group; provided that any such access by Buyers shall not unreasonably interfere with the conduct of the business of Seller or any of its Affiliates. The Seller will allow the Buyers to take copies (at the Buyers’ expense) of any of such books, records and documents reasonably required by the Buyers.

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(b) For a period of six years from the Closing Date, Buyers will cause each member of the Target Group to maintain, and on reasonable advance notice being given, afford promptly to Seller and its agents reasonable access to their properties, books of account, financial, Taxation and other records and employees, in each case to the extent relating to the Target Group, to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date or to the extent necessary or useful for the Seller in connection with any audit, investigation, dispute, Taxation, litigation or other legal or regulatory purpose relating to the business of the Target Group prior to the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyers, any of its Affiliates or any member of the Target Group. The Buyers will allow the Seller to take copies (at the Seller’s expense) of any of such books, records and documents reasonably required by the Seller.

Clause 5.02. Protection of Buyers’ Interests.

(a) Definitions. In this Clause 5.02, each of the following words and expressions shall have the following meanings:

(i)   “Competing Business” means any business carried on within England and/or Wales and/or Scotland and/or Northern Ireland and/or the United States of America and/or China and/or any other country in which any Target Company and/or any Target Subsidiary carries on business at Closing, which competes with any business carried on at the Closing by any Target Company and/or any Target Subsidiary;

(ii)   “Restricted Goods or Services” means goods or services of the same type as, or substantially similar to, any goods or services supplied by any Target Company and/or any Target Subsidiary at the Closing;

(iii)   “Restricted Parties” means Seller and each of Seller’s Operating Affiliates; and

(iv)   references to acting directly or indirectly include (without prejudice to the generality of that expression) acting alone or on behalf of any other person or jointly with or through or by means of any other person.

(b) Competition: The Seller covenants with Buyers and for the benefit of each of their Affiliates that until the expiration of thirty-six (36) months from the Closing, it shall not, and it shall procure that the Seller’s Operating Affiliates shall not, directly or indirectly, carry on or be engaged or interested in a Competing Business except that it may hold for investment up to 5% of any class of securities of a Competing Business.

(c) Employees: The Seller covenants with Buyers and for the benefit of each of their Affiliates that until the expiration of thirty-six (36) months from the Closing, it shall not, and it shall procure that the Seller’s Operating Affiliates shall not, directly or indirectly:

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(i)   solicit or entice away or endeavor to solicit or entice away or cause to be solicited or enticed away from any Target Company and/or any Target Subsidiary, any person who is, and was at the Closing Date, employed by any Target Company and/or any Target Subsidiary in an executive, sales, marketing, research or technical capacity or whose departure from any Target Company and/or any Target Subsidiary would have a material adverse effect on the business of such company, with a view to inducing that person to leave such employment (whether or not such person would commit a breach of his contract of employment by reason of leaving);

(ii)   solicit or endeavor to solicit or cause to be solicited any person who was at any time during the twelve (12) months up to and including the Closing Date employed or engaged by any Target Company and/or any Target Subsidiary who, by reason of their employment or engagement, possesses any trade secrets or a material amount of confidential information concerning the business or affairs of any Target Company and/or any Target Subsidiary or is likely to be able to solicit away from any Target Company and/or any Target Subsidiary the custom of any person to whom any Target Company and/or any Target Subsidiary supplies goods or services, with a view to inducing that person to act in the same or a materially similar capacity in relation to the same or a materially similar field of work for another person carrying on business in competition with any Target Company and/or any Target Subsidiary (whether or not such person would commit a breach of his contract of employment or engagement by reason of so acting); provided that this Clause 5.02(c)(ii) shall not apply to the engagement of any professional advisors by the Seller or any of the Seller’s Operating Affiliates.

(d) Customers:

(i)   The Seller covenants with Buyers and for the benefit of each of their Affiliates that until the expiration of thirty-six (36) months from the Closing, it shall not, and it shall procure that the Seller’s Operating Affiliates shall not, directly or indirectly accept orders for or supply or cause orders to be accepted for or cause to be supplied Restricted Goods or Services to any person: (A) who, to his knowledge, was provided with goods or services by any Target Company and/or any Target Subsidiary at any time during the twelve (12) months up to and including the Closing Date; or (B) who, to his knowledge, was negotiating with any Target Company and/or any Target Subsidiary in relation to orders for, or the supply of, goods or services at any time during the twelve (12) months up to and including the Closing Date.

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(ii)   The Seller covenants with Buyers and for the benefit of each of their Affiliates that until the expiration of thirty-six (36) months from the Closing Date, it shall not, and it shall procure that the Seller’s Operating Affiliates shall not, directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach or cause to be solicited, canvassed or approached any person: (A) who, to his knowledge, was provided with goods or services by any Target Company and/or any Target Subsidiary at any time during the twelve (12) months up to and including the Closing Date; or (B) who, to his knowledge, was negotiating with any Target Company and/or any Target Subsidiary in relation to orders for or the supply of goods or services at any time during the twelve (12) months up to and including the Closing Date, in each case for the purpose of offering to that person Restricted Goods or Services

(e) Suppliers: The Seller covenants with Buyers and for the benefit of each of their Affiliates that until the expiration of thirty-six (36) months from the Closing, it shall not, and it shall procure that the Seller’s Operating Affiliates shall not, as part of a Competing Business, directly or indirectly solicit, canvass or approach or endeavor to solicit, canvass or approach or cause to be solicited, canvassed or approached for the purpose of obtaining the supply of goods or services of the same type as or similar to any goods or services supplied to any Target Company and/or any Target Subsidiary at the Closing Date, any person who, to his knowledge, supplied any Target Company and/or any Target Subsidiary with any such goods or services at any time during the twelve (12) months up to and including the Closing Date, where it is reasonably likely that such soliciting, canvassing or approaching would, if successful, materially prejudice the ability of any Target Company and/or any Target Subsidiary to procure or the terms on which it is able to procure the supply of such goods or services.

(f) Each of the restrictions set out in Clause 5.02(b), (c)(i), (c)(ii), (d)(i)(A), (d)(i)(B), (d)(ii)(A), (d)(ii)(B) and (e) of this Agreement is separate and severable and, in the event of any such restriction (including the defined expressions in Clause 5.02(a)(i) through (iv)) being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction. The restrictions in Clause 5.02(b) shall be deemed to be separate and severable in relation to each of the countries set out in Clause 5.02(a)(i). It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Seller acknowledges that Buyers may be irreparably harmed by any breach of this Clause and that there may be no adequate remedy at law or in damages to compensate Buyers for any such breach. Seller agrees that Buyers may be entitled to injunctive relief requiring specific performance by Seller of this Clause, regardless of the availability of any other remedy under the terms of this Agreement.

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(g) Notwithstanding the foregoing, the following exceptions to the restrictions set out in Clause 5.02 shall apply:

(i)   the restrictions set out in Clause 5.02(b), (d)(i), (d)(ii) and (e) shall not apply to the activities of AI India, if and only if, the relevant supply of goods or services or the carrying on of the relevant Competing Business, is (A) carried on within India; (B) is to a customer located in India and, to the actual knowledge of Seller at the time of acceptance of the relevant order from the relevant customer, is for use in India (the actual knowledge of the Seller for this purpose being the actual knowledge of each of Ted Andrew, Ian Lord, Ian Kenyon Paul Bamber and the Finance Director, Sales Director and General Manager (if any, at the relevant time) of AI India); and (C) does not involve the export by or on behalf of AI India of any goods or services from India;

(ii)   the restrictions set out in Clause 5.02(b) shall not apply to the marketing, sale, distribution or other supply by any of the Restricted Parties or any of their respective Affiliates, of rolled goods needle felt (whether in its unmodified form or having applied any form of process or having converted or adopted it in any way) solely (in terms of the purposes for which such products are intended to be sold by the relevant Restricted Party or their Affiliates) for laundry applications and the restrictions set out in Clause 5.02(d)(i) and (d)(ii) shall not apply to the sale of any such products for laundry applications to the Pax Kent International LLC or any of its Affiliates;

(iii)   the restrictions set out in Clause 5.02(b) shall not apply to the marketing, sale, distribution or other supply by any of the Restricted Parties or any of their respective Affiliates of either (i) rolled goods needle felt (whether in its unmodified form or having applied any form of process or having converted or adopted it in any way) solely (in terms of the purposes for which such products are intended to be sold by the relevant Restricted Party or their Affiliates) for automotive transmission filters or (ii) automotive transmission filters;

(iv)   the restrictions set out in Clause 5.02(b), (d)(i) and (d)(ii) shall not apply to the conversion of rolled goods needle felt into pleated filters and/or the marketing, sale, distribution or other supply, whether direct to customers or otherwise, by any of the Restricted Parties or any of their respective Affiliates, of pleated filters;

(v)   the restrictions set out in Clause 5.02(b), (d)(i) and (d)(ii) shall not apply to the carrying on by any of the Restricted Parties or any of their respective Affiliates of the Hydro-finishing Business; and

(vi)   the restrictions set out in Clause 5.02(e) shall not apply to the purchase of fiber supplies solely by Bondex, Inc.;

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Clause 5.03. Confidentiality. From the Closing Seller and Buyers will hold, and will use their reasonable efforts to cause their respective Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (together, “Representatives”) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, or by the reasonable request of a Tax Authority or competition authority, having used their reasonable endeavors to mitigate such requirement and having given notice, so far as lawful, in writing prior to making any such disclosure to Buyers (in the case of Seller) or to Seller (in the case of Buyers) or as part of any litigation or arbitration in connection with this agreement or any of the Ancillary Agreements, (i) all confidential documents and information concerning Seller or Buyers furnished to Buyers or Seller in connection with the transactions contemplated by this Agreement, (ii) with respect to Seller, all confidential documents and information concerning the business of any member of the Target Group (the “Target Group Information”) and (iii) with respect to Buyers all confidential documents concerning the business of the Seller or any Affiliate of Seller (except to the extent such information constitutes Target Group Information), in each case except to the extent that such information can be shown to have been (A) previously known on a non-confidential basis by Seller or Buyers (except with respect to Target Group Information), (B) in the public domain through no fault of Seller or Buyers or (C) later lawfully acquired by Seller or Buyers from sources other than Seller or Buyers. The obligation of Seller and Buyers to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. Notwithstanding the foregoing but subject to Clause 5.04 below, nothing in this Clause 5.03 shall prevent any press release and public statement required to be made by the Buyers under Applicable Law or any listing agreement with any national securities exchange. All references to “Seller” and “Buyers” in this Section of the Agreement shall be deemed to include their respective Affiliates and their respective Representatives.

Clause 5.04. Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall, if practicable, have the right to review such press release or announcement prior to its publication).

Clause 5.05. Reasonable Commercial Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyers and Seller will, at their own respective costs, use their reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyers agree, and Buyers, after the Closing, agree to cause the members of the Target Group, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary under Applicable Law in order to consummate or implement, reasonably expeditiously, the transactions contemplated by this Agreement.

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Clause 5.06. Intercompany Accounts.

(a) All (i) intercompany accounts and balances (other than Trading Balances), (ii) intercompany trade balances (“Trading Balances”) and (iii) any other Indebtedness, to the extent not within (i) or (ii), owing between Seller or its Affiliates, on the one hand, and any member of the Target Group, on the other hand, as of the Closing (except the China Intercompany Indebtedness, in respect of which the provisions of Clause 5.07 shall apply), shall be settled in the manner provided in this Clause 5.06 and are set out at Exhibit G (the “Inter-Company Account Statement”), based upon (I) in the case of the amounts referred to in sub-clauses (i) and (iii), the latest available financial information as of the Business Day immediately prior to the Closing Date and (II) in the case of the Trading Balances, as at 31 January 2014.

(b) To the extent requested by Buyers, the Seller shall provide Buyers with reasonable supporting documentation to verify the underlying intercompany charges and transactions relating to the Inter-Company Account Statement. All the amounts set forth on the Inter-Company Account Statement, except for the Trading Balances, shall form part of the Estimated Closing Indebtedness.

(c) Effective as of the Closing:

(i)   the Buyers shall procure the settlement of all amounts set out on the Inter-Company Account Statement (other than the Trading Balances) owing from a member of the Target Group to a member of the Retained Group (regardless of the terms of payment of such intercompany accounts);

(ii)   the Seller shall procure the settlement of all amounts set out on the Inter-Company Account Statement (other than the Trading Balances) owing from a member of the Retained Group to a member of the Target Group, if any, (regardless of the terms of payment of such intercompany accounts); and

(iii)  all agreements between Seller or their Affiliates, on the one hand, and any member of the Target Group, on the other hand, other than any entered into in accordance with or pursuant to this Agreement, shall be terminated without further liability or obligation (contingent or otherwise) of any party thereunder (other than (i) the Trading Balances (ii) the underlying contracts or other agreements under which the Trading Balances arose and (iii) the indebtedness the subject of the Intra-Company Account Statement and the agreements under which those balances arose to the extent not settled at Closing in accordance with this Clause 5.06).

(iv)  Following the agreement, deemed agreement or determination of the Closing Statements, (a) Buyers shall procure that any further amounts falling within Clauses 5.06(i) or (iii) owing by the Target Group to Seller or its Affiliates and (b) Sellers shall procure that any further amounts falling within Clauses 5.06(i) or (iii) owing by Seller or its Affiliates to the Target Group, which have not been settled in accordance with Clause 5.06(c)(i) or (ii) are settled within five (5) Business Days of the date on which the Closing Statements are agreed, deemed agreed or determined and the settlements made pursuant to Clause 5.06(c)(i) and Clause 5.06(c)(ii) above and this Clause 5.06(c)(iv), shall be deemed to be full and final settlement of all such balances owing between the members of the Target Group and members of the Retained Group, other than the Trading Balances.

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(d) The Seller and the Buyers shall procure that, following the Closing, all Trading Balances will be settled in accordance with the existing terms thereof, except that any Trading Balances without a fixed or specified payment date, or a payment date greater than 45 days, shall be paid within 45 days of the date on which such Trading Balance was incurred.

(e) Any settlement in accordance with Clause 5.06(c) shall be in immediately available funds by wire transfer to Seller’s Account or Buyer’s Account (as applicable).

(f) Immediately prior to Closing, Seller shall procure that SFC declares and pays a dividend in specie to the Seller equal to the Existing SFC/AIL Indebtedness on the terms of the SFC Dividend Documents.

Clause 5.07. China Intercompany Indebtedness

. The China Intercompany Indebtedness shall be settled as follows:

(a) at the Closing, Buyers shall pay to the Escrow Agent $5,777,832.40 (being an amount equal to the China Intercompany Indebtedness) in immediately available funds by wire transfer, which amount shall be deposited into an escrow fund (the “China Intercompany Indebtedness Escrow Fund”) as security for the obligations of the Buyers under Clause 5.07(b), such amount to be held on the terms and subject to the conditions set forth in this Agreement and the China Intercompany Indebtedness Escrow Agreement; and

(b) the parties shall seek the approval as soon as reasonably practicable from the State Administration of Foreign Exchange (Shanghai Branch) (“SAFE”) for the amendment of the terms of the Offshore Loan (“SAFE Approval”) such that the Offshore Loan shall be repayable on 21 May 2014 (the “Revised Repayment Date”).

(c) If the SAFE Approval is obtained prior to the current repayment date of the Offshore Loan, Buyers shall procure that the Offshore Loan is repaid in full on the Revised Repayment Date. If the SAFE Approval is not obtained prior to the current repayment date of the Offshore Loan, the Seller hereby agrees to not to enforce its rights to repayment of the Offshore Loan, or otherwise seek to recover repayment of the Offshore Loan, until the Revised Repayment Date.

(d) Buyers and Seller shall on the day prior to the Revised Repayment Date, deliver to the Escrow Agent irrevocable instructions to release an amount equal to the China Intercompany Indebtedness out of the China Intercompany Escrow Account to Buyer by way of transfer to the Buyer Account on the Revised Repayment Date.

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(e) The Buyer shall procure that:

(i) the funds released to it in accordance with Clause 5.07(b) are transferred within 2 Business Days of receipt, by way of loan to the members of the Target Group who are the borrowers of the China Intercompany Indebtedness to Seller; and

(ii) within 3 Business Days of such transfer, the members of the Target Group who are the borrowers of the China Intercompany Indebtedness repay the China Intercompany Indebtedness in full by wire transfer to the Seller’s Account or such other account as Seller may notify to US Buyer

(f) In the event that the China Intercompany Indebtedness has not been received by Seller by 120 days from Closing, US Buyer will procure that a sum equal to the China Intercompany Indebtedness is paid to Seller on behalf of Andrew Industrial Textile Manufacturing Company (Shanghai) Limited and that the China Intercompany Indebtedness is waived in consideration for such payment.

Clause 5.08. China Cash. Seller covenants with Buyer that, as of the Closing Date, the aggregate amount of all cash and cash equivalents (including marketable securities, the benefit of bills of exchange, short term investments and bank notes, but excluding any cash at bank representing payment, whether electronic or by cheque, that have been made but have not cleared as at Closing) held by Andrew Industrial Textile Manufacturing Company (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and Andrew Industrial Textile Trading Company (Shanghai) Limited of the members of the Target Group shall not (in aggregate) be less than RMB 7,000,000.

Clause 5.09. Release of Intercompany Guarantees.

(a) The Seller shall use all reasonable endeavors to procure the absolute and unconditional release and discharge in full at Closing (or, other than in respect of the HSBC Guarantees, as soon as reasonably practicable thereafter) of each guarantee, indemnity, assurance, undertaking, commitment or other security obligation granted or entered into by any member of the Target Group in relation to any obligation or liability of the Seller or any member of the Retained Group (each a “Target Group Guarantee”) at the cost of the Seller and, prior to such release and discharge, the Seller undertakes:

(i) to pay any Buyer an amount equal to, and otherwise indemnify Buyers from and against, any losses suffered and all liabilities, costs and expenses incurred by the relevant Buyer or any member of the Target Group arising under any Target Group Guarantee; and

(ii) not to enter into any variation of any agreement which has the effect of varying any Target Group Guarantee without the prior written consent of the Buyers.

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(b) The Buyers shall use all reasonable endeavours to procure the absolute and unconditional release and discharge in full at Closing (or as soon as reasonably practicable thereafter) of each guarantee, indemnity, assurance, undertaking, commitment or other security obligation granted or entered into by the Seller or any member of the Retained Group in relation to any obligation or liability of any member of the Target Group and of which particulars are listed in Schedule 5.09(b) (each a “Retained Group Guarantee”) with any associated third party costs (other than the costs of any advisers to the members of the Buyer Group) being borne fifty percent by Buyers and fifty percent by Seller and, prior to such release and discharge, the Buyers jointly and severally undertake:

(i)   to pay Seller an amount equal to, and otherwise indemnify Seller from and against, any losses suffered and all liabilities, costs and expenses incurred by the Seller or any member of the Retained Group arising under any Retained Group Guarantee; and;

(ii)   not to enter into any variation of any agreement which has the effect of varying any Retained Group Guarantee without the prior written consent of the Seller.

The obligations of the Buyers to use all reasonable endeavours in this Clause 5.09(b) shall include an obligation to offer and enter into a replacement guarantee in place of the relevant member of the Retained Group, which in the case of any Retained Group Guarantees entered into by Seller, shall be offered by US Buyer.

Clause 5.10. Trademarks; Tradenames.

(a) After the Closing, Buyers shall not use, and shall procure that no member of the Target Group uses, any of the marks or names of the Seller or any member of the Retained Group (the “Seller Trademarks and Tradenames”), other than, in the case of the members of the Target Group (a) as set forth in the other subsections of this Clause 5.10 and (b) for the Trade Marks (as defined in the Licensing Agreement) in accordance with the terms of the Licensing Agreement..

(b) Seller and Buyers shall enter into the Licensing Agreement at Closing.  Except as set out in the Licensing Agreement, within twelve (12) months following Closing, Buyers shall procure the removal of all references to the Seller Trademarks and Tradenames from the business interests, property and assets of the Target Group and shall change the corporate names of each member of the Target Group accordingly.

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(c) After the Closing and without prejudice to Clause 5.10(b), each member of the Target Group shall have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing any Seller Trademarks and Tradenames until the earlier of (i) the date falling twelve (12) months from the Closing Date and (ii) the date existing stocks are exhausted.  Each member of the Target Group shall have the right to use Seller Trademarks and Tradenames in advertising that cannot be changed by them using reasonable efforts for a period not to exceed twelve (12) months after the Closing Date.  Buyers shall cause the members of the Target Group to comply with all Applicable Laws in any use of Seller Trademarks and Tradenames.  With effect from Closing, each Buyer hereby indemnifies Seller against and agrees to hold Seller harmless from any and all Damages (as defined in Clause 7.01) to the extent incurred or suffered by Seller arising out of the failure by either of the Buyers, the Target Companies, the Target Subsidiaries, their Affiliates or any of their respective directors, officers, employees or agents to comply with all Applicable Laws in any use of Seller Trademarks and Tradenames pursuant to this Clause 5.10 (including any failure to comply with applicable law and regulations with respect to packaging or labeling).

Clause 5.11. UK Leases. In respect of the UK Leased Properties, Seller shall grant to the relevant members of the Target Group the UK Leases on Closing.

Clause 5.12. Amendment of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, Seller shall procure that Andrew Industries, Inc. amends the Andrew Industries, Inc. 401(k) Plan (the “401(k) Plan”) to remove SFC as an adopting employer thereunder and confirm that the account balances of affected Employees, who are employed in or provide services in the United States of America (“Target U.S. Participants”) shall be fully vested in their 401(k) Plan accounts as of Closing (the “401(k) Plan Amendment”). As a result of the 401(k) Plan Amendment, Target U.S. Participants may elect a plan distribution from the 401(k) Plan. Buyers shall procure that (a) a 401(k) plan sponsored or maintained by the US Buyer or one of its Affiliates (the “Buyer’s 401(k) Plan”) will accept rollovers of such distributions, (b) the Target U.S. Participants will be eligible to participate in the Buyers’ 401(k) Plan within sixty (60) days (or sooner, if administratively practicable) after the Closing Date (provided they satisfy the definition of “eligible employee” in Buyer’s 401(k) Plan) and (c) the Buyers’ 401(k) Plan will provide the Target U.S. Participants with credit for all pre-Closing service with SFC, its Affiliates, and their predecessors for purposes of eligibility and vesting under the Buyer’s 401(k) Plan.

Clause 5.13. Transaction Bonuses.

(a) The Seller shall procure that the Transaction Bonuses (net of applicable PAYE, national insurance contributions and other applicable payroll taxes) are paid by the relevant members of the Target Group on or before Closing.  Within two (2) Business Days after the Closing Date, Seller shall deliver to US Buyer written confirmation that (i) an amount equal to the Transaction Bonuses and (ii) an amount equal to any secondary National Insurance Contributions (or any equivalent social security contributions in any jurisdiction other than the UK) for which the relevant member of the Target Group is required to account in respect of the payment of such Transaction Bonuses, have been, except in relation to payments by SFC, wired in immediately available funds to the bank accounts of the relevant members of the Target Group and in the case of SFC that sufficient cash was available at SFC to make such payments.

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(b) Following receipt by the US Buyer of the written confirmations referred to in Clause 5.13(a), US Buyer covenants that it shall procure that the relevant members of the Target Group discharge, on or before the date falling 60 days after the Closing Date (or when otherwise due in accordance with applicable law), all tax and social security payments for which the Target Group is liable in relation to or arising from any Transaction Bonus.

(c) If any Relief (as defined in Schedule 6.01) arises to any member of the Target Group as a result of the paying of the Transaction Bonuses in accordance with Clause 5.13(a) (a "Transaction Bonus Relief"), then to the extent that such Transaction Bonus Relief is utilised by a Buyer or a member of the Target Group to reduce the amount of Tax due and payable by such person, Buyers shall pay to Seller an amount equal to the amount of Tax saved through the utilisation of such Transaction Bonus Relief, but only to the extent that such amount exceeds the aggregate value of any Tax liabilities which arise in the Target Group as a result of the payment by Seller referred to in Clause 5.13(a).

Clause 5.14. Right of First Refusal on a Triggering Transaction.

(a) Subject to Clause 5.15, prior to entering into of a definitive agreement implementing a Triggering Transaction (other than entering into a Permitted Transfer), Seller shall give a notice in writing (a “Transfer Notice”) to US Buyer informing it of: (i) the assets which are to be the subject of the Triggering Transaction; (ii) the amount, type and mechanism(s) for payment of consideration; (iii) the terms and conditions of any adjustment mechanism applicable in respect of the consideration payable on closing of the Triggering Transaction; (iv) any proposed holdback or escrow arrangement on any consideration payable; and (v) any conditions to closing (together, the “Offer Terms”).

(b) Once given, a Transfer Notice may not be withdrawn or revoked.

(c) Simultaneous with providing a Transfer Notice, Seller shall provide to US Buyer any due diligence information that has been made available in written form to the party to whom it proposes to enter into a Triggering Transaction. The Seller shall also give US Buyer the same opportunities to conduct site visits and receive management presentations as are afforded to such party, with such access to be granted within 5 Business Days of providing such access to such party (which, for the avoidance of doubt, may be prior to the giving of a Transfer Notice).

(d) Following receipt of the Transfer Notice, US Buyer shall notify Seller, within a period of fifteen (15) Business Days from receipt of the Transfer Notice (the “ROFR Period”), whether: (i) it wishes to exercise its right of first refusal in respect of the Triggering Transaction on the Offer Terms (the “US Buyer ROFR Offer”); or (ii) it does not wish to exercise its right of first refusal in respect of the Triggering Transaction. Seller shall provide to US Buyer a copy of any information provided to the third party during the ROFR Period.

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(e) If US Buyer: (i) notifies Seller that it does not wish to exercise its right of first refusal in respect of the Triggering Transaction; (ii) does not respond to a Transfer Notice within the ROFR Period; or (iii) fails to complete the US Buyer ROFR Offer during the ROFR Closing Period, then Seller shall be free to complete a Triggering Transaction with any third party provided Seller confirms to US Buyer in writing immediately prior to closing the Triggering Transaction with a third party that: (A) the consideration of such Triggering Transaction is at least as high (prior to the application of any closing adjustment mechanism set out in the Transfer Notice) as the total consideration originally set out in the relevant Transfer Notice; and (B) the terms and conditions of such Triggering Transaction (in relation to matters (i) to (v) of the Offer Terms) are substantially similar to (and in no event, in Seller’s good faith opinion, less favorable in any material respect to Seller than) the Offer Terms.

(f) If US Buyer exercises its right of first refusal in respect of a Triggering Transaction, then within thirty (30) days of the exercise of such right (the “ROFR Closing Period”), US Buyer and Seller shall enter into definitive documentation on terms to be agreed between the parties with respect to, and complete, the Triggering Transaction, provided that if the closing of such Triggering Transaction is subject to any prior regulatory approval or other customary conditions to closing, the Closing Period shall be extended until the expiration of five days after all such approvals shall have been received or conditions shall have been satisfied but in no event shall such period be extended for more than an additional 60 days without the consent of Seller.

(g) The provisions of this Clause 5.14 shall immediately expire on the date falling on the earlier of: (i) the entry into of a binding agreement with respect to a Triggering Transaction or Joint Venture Transaction by Seller with any third party, provided that Seller had complied with its obligations in Clause 5.14 or Clause 5.15 with respect to such Triggering Transaction or Joint Venture Transaction; or (ii) the third anniversary of the Closing Date.

(h) In the event that US Buyer exercises its right of first refusal in respect of a Triggering Transaction and then fails to complete the US Buyer ROFR Offer, other than a result of the failure of a condition to closing which is required by law for the sale and purchase to close, the satisfaction of which was the responsibility of the Seller, in accordance with the time period specified in Clause 5.14(f), all rights under Clause 5.14 and Clause 5.15 shall terminate.

Clause 5.15. Right of First Refusal on a Joint Venture Transaction

(a) Prior to entering into of a definitive investment or shareholders’ agreement implementing a Joint Venture Transaction, Seller shall give a notice in writing (a “Joint Venture Notice”) to US Buyer informing it of the proposed structure and the material (in Seller’s good faith opinion) terms and conditions of the Joint Venture Transaction, including without limitation: (i) the percentage shareholding in AI India which the Seller proposes to Transfer; (ii) the amount, type and mechanism(s) for payment of consideration by the third party with whom the Seller proposes to enter into the relevant Joint Venture Transaction; (iii) the terms of any put option, call option, right of first offer or refusal, pre-emptive rights or rights to acquire further shares in AI India, and (iv) any conditions to closing (the “Joint Venture Terms”).

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(b) Once given, a Joint Venture Notice may not be withdrawn or revoked.

(c) Simultaneously with providing a Joint Venture Notice, Seller shall provide to US Buyer any due diligence information that has been made available in written form to the party to whom it proposes to enter into a Joint Venture Transaction. The Seller shall also give US Buyer the same opportunities to conduct site visits and receive management presentations as are afforded to such party, with such access to be granted within five (5) Business Days of providing such access to such party (which, for the avoidance of doubt, may be prior to the giving of a Joint Venture Notice).

(d) Following receipt of the Joint Venture Notice, US Buyer shall notify Seller, within a period of fifteen (15) Business Days from receipt of the Joint Venture Notice (the “ROJV Period”), whether: (i) it wishes to exercise its right of first refusal in respect of the Joint Venture Transaction on the Joint Venture Terms (“US Buyer ROJV Offer”); or (ii) it does not wish to exercise its right of first refusal in respect of the Joint Venture Transaction. Seller shall provide to US Buyer a copy of any information provided to the any third party during the ROJV Period.

(e) If US Buyer: (i) notifies Seller that it does not wish to exercise its right of first refusal in respect of the Joint Venture Transaction; (ii) does not respond to a Joint Venture Notice within the ROJV Period; or (iii) fails to complete the US Buyer ROJV Offer during the JV Closing Period, then Seller shall be free to complete a Joint Venture Transaction with any third party, provided Seller confirms to US Buyer in writing immediately prior to closing the Joint Venture Transaction with a third party that: (A) the consideration payable in respect of the percentage shareholding in AI India which is subject of such Joint Venture Transaction is at least as high (calculated on a $ per share basis) as the amount set out in the relevant Joint Venture Notice; and (B) the terms and conditions of such Joint Venture Transaction are (in relation to the matters (i) to (iv) of the Joint Venture Terms) substantially similar to (and in no event, in Seller’s good faith opinion, less favorable in any material respect to Seller than) the Joint Venture Terms.

(f) If US Buyer exercises its right of first refusal in respect of a Joint Venture Transaction, then within thirty (30) days of the exercise of such right (the “JV Closing Period”), US Buyer and Seller shall enter into definitive documentation on terms to be agreed between the parties with respect to, and complete, the Joint Venture Transaction, provided that if the closing of such Joint Venture Transaction is subject to any prior regulatory approval or other customary conditions to closing, the JV Closing Period shall be extended until the expiration of five days after all such approvals shall have been received or conditions shall have been satisfied but in no event shall such period be extended for more than an additional 60 days without the consent of the Seller.

(g) The provisions of this Clause 5.15 shall immediately expire on the date falling on the earlier of: (i) the entry into a binding agreement with respect to a Triggering Transaction or Joint Venture Transaction by Seller with any third party, provided that Seller had complied with its obligations in Clause 5.14 or Clause 5.15 with respect to such Triggering Transaction or Joint Venture Transaction; or (ii) the third anniversary of the Closing Date.

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(h) In the event that US Buyer exercises its right of first refusal in respect of a Joint Venture Transaction and then fails to complete the US Buyer ROJV Offer, other than a result of the failure of a condition to closing which is required by law for the sale and purchase to close, the satisfaction of which was the responsibility of the Seller, in accordance with the time period specified in Clause 5.15(f), all rights under Clause 5.14 and Clause 5.15 shall terminate.

Clause 5.16. No sale of AI India to certain Persons. Notwithstanding any other provision in this Agreement or the Ancillary Agreements, Seller covenants with Buyers that it will not, for a period of 36 months after the Closing Date: (a) Transfer or issue any shares of AI India to BWF Tec GmbH & Co KG or MGF Gutsche GmbH & Co KG or any of their respective Affiliates; or (b) cause substantially all of AI India’s assets to be Transferred to BWF Tec GmbH & Co KG or MGF Gutsche GmbH & Co KG or any of their respective Affiliates.

Clause 5.17. India Financials. If the Seller or AI India enters into discussions with any third party in connection with a Triggering Transaction or a Joint Venture Transaction, the Seller shall within five (5) Business Days provide US Buyer with the latest unaudited quarterly financial statements (comprising the balance sheet, profit and loss accounts, and cashflow statement) of AI India.

Clause 5.18. Supply arrangements with Seller’s Hydro-finishing Business. The parties shall endeavor to agree on the terms of, and enter into, supply arrangements between the Buyers or any of their Affiliates (which, for the avoidance of doubt, shall include the Target Group after the Closing Date) and the Seller or any member of the Retained Group, pursuant to which Buyers or any of their Affiliates would supply the rolled goods needle felt used by Seller or any of Seller’s Operating Affiliates in carrying on the Hydro-finishing Business.

Clause 5.19. Supply agreements with Linflon. From and after the Closing, the Seller shall use its reasonable endeavours as a shareholder, and through its appointed directors to the board of directors of Linflon, to procure that Linflon agrees and enters into supply arrangements with the relevant members of the Target Group, pursuant to which Linflon would supply ePTFE fibre, membrane, sewing thread and yarn to the Target Group on terms, conditions and pricing no less favorable than those extended to the members of the Retained Group.

SECTION 6
Tax Matters

Clause 6.01. Tax Covenant. The provisions of Schedule 6.01 shall have effect from the Closing.

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Clause 6.02. Deductions from payments.

(a) All sums payable by either the Seller or the Buyers under this Agreement shall be paid without any rights of counterclaim and set-off and free and clear of all deductions or withholdings of any kind, save only as may be required by law.

(b) Should any party be required by law to make a deduction or withholding from any payment made pursuant to this Agreement (other than a payment by a Buyer of, or in respect of, the Purchase Price), the relevant party shall provide such evidence of the relevant withholding as the other party may reasonably require and shall pay such sum as will, after the deduction or withholding has been made and, after taking into account any credit or relief which the other party may receive in consequence of such deduction or withholding, leave that party with the same amount as the party would have received had no deduction or withholding been made.

(c) If any sum paid by the Seller under this Agreement is subject to Tax in the hands of a Buyer (including where any Relief (as defined in Schedule 6.01) covers such Tax), the Seller shall pay such additional amount as shall ensure that the aggregate amount paid less the Tax payable in respect of such amount (or which would be payable but for such Relief) shall be the amount that the Seller would have paid if the payment had not been subject to Tax provided that this Clause 6.02(c) shall not operate to increase the Seller’s liability to the extent that the Tax in question would not have arisen but for

(i) any assignment by a Buyer of the benefit of this Agreement, or

(ii) either of the Buyers becoming resident for tax purposes in a jurisdiction other than its jurisdiction of incorporation.

Clause 6.03. VAT. All sums payable under or pursuant to this Agreement (other than a payment by a Buyer of, or in respect of, the Purchase Price) are exclusive of any VAT. Accordingly, the recipient of the supply for VAT purposes shall, subject to receipt of a valid VAT invoice, pay to the supplier such amount as equals the VAT on such supply.

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SECTION 7
Survival; Indemnification

Clause 7.01. Period for Claims. The warranties made by the parties in Clause 3.01 and Clause 4.01 of this Agreement shall survive the Closing, and remain in full force and effect notwithstanding Closing, until the second (2nd) anniversary of the Closing Date (the “Final Release Date”); provided that the warranties in Paragraphs 3.01, 3.02, 3.03, 3.04, 3.05, 3.06 and 3.07 of Schedule 3 (the “Fundamental Warranties”) and the Tax Warranties shall survive until the sixth anniversary of the Closing Date and provided further that warranties in Paragraph 3.28 of Schedule 3 (the “Environmental Warranties”) shall survive until the fourth anniversary of the Closing Date. The obligations of the Seller under Clause 7.02(a) in respect of the Specific Indemnities: (A) set out in Paragraph 1 of Schedule 7.02(a)(iii) shall survive until the fourth anniversary of the Closing Date; and (B) set out in Paragraphs 2 to 10 of Schedule 7.02(a)(iii) shall survive until the Final Release Date. The other covenants and agreements of the parties hereto contained in this Agreement (except for the Tax Covenant, to which for these purposes the provisions of Paragraph 3 of Part B of Schedule 6.01 will apply) shall survive the Closing, and remain in full force and effect notwithstanding Closing, for such period explicitly specified therein or otherwise until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of warranty, covenant or agreement or other claim in respect of which indemnity may be sought under this Agreement (except for the Tax Covenant, to which for these purposes the provisions of Paragraph 3 of Part B of Schedule 6.01 will apply) shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought setting out reasonable details of the inaccuracy or breach as are available at such time and the good faith estimate of the amount claimed (to the extent possible at such time) prior to such time. In the event that legal proceedings or formal written notice of arbitration are not issued and validly served within twelve months of service of such written notice, the liability of the Seller in respect of such matter shall terminate.

Clause 7.02. Indemnification.

(a) Effective at and after the Closing, Seller hereby indemnifies Buyers, the Target Companies, the Target Subsidiaries and each of their Affiliates, directors, officers, employees and their respective successors and permitted assignees (each a “Buyer Indemnified Person”) against and agrees to hold each of them harmless from:

(i) any and all damage, loss, liability and expense (including reasonable third party expenses of investigation and reasonable attorneys’ fees and expenses incurred by any Buyer Indemnified Person) in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto (“Damages”), incurred or suffered by any Buyer Indemnified Person arising out of (I) any breach of Seller Warranty (determined without regard to any qualification or exception contained therein relating to materiality or any similar qualification or standard, including specified dollar thresholds) (each such breach of Seller Warranty a “Warranty Breach”), (II) an intentional breach of Clause 5.02, or (III) the Specific Indemnities set forth in paragraphs 1 and 7 of Schedule 7.02(a)(iii);

(ii) any loss, damage, liability and/or expense (as applicable), the subject of each of the Specific Indemnities set forth in paragraphs 2 to 6 (inclusive) and 8 to 10 (inclusive), together with third party costs and expenses (including reasonable third party expenses of investigation and reasonable attorney’s fees and expenses), incurred by any Buyer Indemnified Person in connection with any such matter,

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regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity provided that the liability of Seller under or in respect of any claim for indemnification pursuant to Clause 7.02(a)(i)(I), Clause 7.02(a)(i)(III) or Clause 7.02(a)(ii) shall be subject to the applicable limitations and provisions set forth in the remainder of this Section 7 and in Schedule 7.02.

(b) Effective at and after the Closing, each Buyer hereby indemnifies Seller, its Affiliates, directors, officers, employees and their respective successors and assignees (each a “Seller Indemnified Person”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnified Person arising out of any breach of any warranty given by Buyers pursuant to Clause 4.01 regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity. The aggregate liability of Buyers in respect of all claims (including interests and costs) under or arising in respect of this Agreement shall not exceed an amount equal to the Base Purchase Price.

Clause 7.03. Third Party Claim Procedures.

(a) The provisions of this Clause 7.03 do not apply to a Claim for Tax.

(b) The party seeking indemnification under Clause 7.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (excluding a Tax Claim) (“Third Party Claim”) in respect of which indemnity may be sought. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(c) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have, to the extent provided under this Section 7, an indemnity obligation for the Damages resulting from such Third Party Claim (without prejudice to the agreement or determination of the damages or other remedies available in relation to such obligation).

(d) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Clause 7.03(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Clause 7.03(b) (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates.

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(e) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Clause 7.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim in circumstances where the settlement does not expressly and unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(f) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or pursuit of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith (other than any such records or information as may be legally privileged).

(g) If the Indemnifying Party does not assume the control of the defense of any Third Party Claim in accordance with the provisions of this Clause 7.03, subject to the Indemnifying Party indemnifying the Indemnified Party with respect to any Damages incurred by the Indemnified Party as a result of any such action requested in accordance with this sub-clause (g), the Indemnified Party shall (and shall procure that the members of the Target Group or Retained Group, as applicable, shall) take all such actions as the Indemnifying Party may reasonably request in writing, to negotiate, dispute or defend any actual or threatened Third Party Claim and not admit liability in relation to, nor settle or compromise, any actual or threatened Third Party Claim without the prior written approval of the Indemnifying Party (such approval not to be unreasonably withheld or delayed); provided that nothing in this Clause 7.03(g), shall oblige an Indemnified Party to take any action which, in the reasonable opinion of the Indemnified Party, such action would be materially prejudicial to the business interests of such Indemnified Party.

Clause 7.04. Direct Claim Procedures. The provisions of this Clause 7.04 do not apply to a Claim for Tax. In the event an Indemnified Party has a claim for indemnity under Clause 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

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Clause 7.05. Escrow Procedures.

(a) The parties hereto agree that (i) their respective rights and obligations with respect to the Indemnity Escrow Fund and the China Intercompany Indebtedness Escrow Fund, the procedure for the making of claims against the amounts in the Indemnity Escrow Fund or the China Intercompany Indebtedness Escrow Fund, and the release of such amounts from the Indemnity Escrow Fund and the China Intercompany Indebtedness Escrow Fund, shall be governed by, and subject to the terms and provisions of, this Agreement, the Indemnity Escrow Agreement and the China Intercompany Indebtedness Escrow Agreement (as applicable) and (ii) within 2 Business Days after the determination hereunder of any amounts due from or with respect to the Indemnity Escrow Fund or the China Intercompany Indebtedness Escrow Fund, they shall deliver to the Escrow Agent irrevocable instructions giving effect to the release of such amounts in accordance with the terms and provisions of this Agreement and the Indemnity Escrow Agreement or the China Intercompany Indebtedness Escrow Fund (as applicable).

(b) Amounts shall be released from the Indemnity Escrow Fund as follows:

(i)   on the date that is the first anniversary of the Closing Date, the amount (if any) remaining in the Indemnity Escrow Fund in excess of the sum of (I) $2,075,000 and (II) the Pending Claims Amount as of such date, shall be released and distributed to Seller in accordance with the Indemnity Escrow Agreement; and

(ii)   on the Final Release Date, the excess (if any) of the cash balance which remains in the Indemnity Escrow Fund as of the Final Release Date over the Pending Claims Amount as of the Final Release Date, shall be released and distributed to Seller in accordance with the Indemnity Escrow Agreement; and

(iii) after the Final Release Date, the excess of the amount in the Indemnity Escrow Fund over the Pending Claims Amount at the relevant date of calculation.

(c) Notwithstanding anything to the contrary in the Indemnity Escrow Agreement and the China Intercompany Indebtedness Escrow Agreement, any interest accruing on amounts in the Indemnity Escrow Fund and the China Intercompany Indebtedness Escrow Fund shall be for the account of Seller, and shall be paid to Seller on closing of the relevant account and such interest shall not become part of the principal amounts in such respective funds.

Clause 7.06. Treatment of Payments. To the extent permitted by Applicable Law, any amount paid under this Section 7 shall be treated as an adjustment to the consideration paid hereunder for the Target Shares.

Clause 7.07. Payments to Buyers. Where a Buyer directs Seller to make any payment with respect to a payment obligation of Seller pursuant to the terms of this Agreement to US Buyer or UK Buyer, as applicable, to the extent that payment is made by or on behalf of Seller to such Buyer, receipt of such sum by that Buyer shall be a full and effective discharge of Sellers obligation to pay such sum (or a proportion of such sum) to either Buyer and Seller shall not be concerned to see to the application of it.

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SECTION 8
Buyer Guarantee

Clause 8.01. Guarantee.

(a) In consideration of Seller entering into this Agreement and other goods and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the Buyers), US Buyer irrevocably and unconditionally (i) guarantees to Seller the due and punctual performance and observance by UK Buyer of the Guaranteed Obligations, (ii) undertakes to Seller that, if and whenever UK Buyer defaults for any reason in the performance of any Guaranteed Obligations, US Buyer shall perform (or procure the performance of) and satisfy (or procure the satisfaction of) such Guaranteed Obligation in the manner set out (as applicable) in this Agreement as if it were the principal obligor, and so that the same benefits shall be conferred on Seller as would have been conferred on it had such Guaranteed Obligation been duly performed and satisfied by UK Buyer and (iii) agrees, as an independent and primary obligation, to indemnify Seller and hold Seller harmless against all direct or indirect losses (of whatever nature), costs, claims, demands, expenses and other liabilities which it incurs or suffers from time to time arising out of or in connection with any failure of UK Buyer to comply with any Guaranteed Obligation, including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for any such failure or circumstance. In this Clause 8.01(a), “Guaranteed Obligations” means all commitments, undertakings, warranties, indemnities, covenants and liabilities and other obligations of or given by UK Buyer to Seller under this Agreement.

(b) The guarantee and indemnity contained in Clause 8.01(a) is a continuing guarantee and shall extend to all of the Guaranteed Obligations regardless of any intermediate payment or discharge in part, until all such Guaranteed Obligations are satisfied in full, and is in addition to, and is not in substitution for and shall not merge with or be prejudiced by, any other rights, remedies or security which Seller may at any time hold in respect of the Guaranteed Obligations.

(c) The obligations of US Buyer under Clause 8.01(a) shall not be affected by any act, omission, matter or thing which, would otherwise reduce, release or prejudice any such obligations including and whether or not known to UK Buyer or Seller (i) any termination, amendment, variation, novation or supplement of or to this Agreement and/or the Guaranteed Obligations, (ii) any failure or delay in seeking performance of any Guaranteed Obligation or any granting of time or other indulgence for such performance, (iii) any illegality, invalidity or unenforceability of any obligation or liability of any person under this Agreement, (iv) any incapacity or lack of power, authority or legal personality of or dissolution of UK Buyer or any other person, (v) any change in the constitution, status or control of UK Buyer, (vi) any insolvency, liquidation, administration or other equivalent or similar proceedings, (vii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of UK Buyer or any other person, or (viii) any non-presentation or non-observance of any formality or other requirement in respect of any instrument.

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(d) For the avoidance of doubt, the guarantee and indemnity contained in Clause 8.01(a) shall not be affected by any permitted assignment of any of the rights of Seller under this Agreement, and shall remain in full force and effect notwithstanding any such assignment.

(e) Notwithstanding any other provision of this Agreement but without prejudice to Clause 8.01(c) which shall take precedence, US Buyer’s obligation to perform under the guarantee and indemnity contained in Clause 8.01(a) shall be subject to: (i) any defenses which the UK Buyer would have under this Agreement or in law or equity in respect of the Guaranteed Obligations; and/or (ii) any elimination under the terms of this Agreement or in law or equity of the Guaranteed Obligations, except, in each case, for defenses relating to the incapacity or lack of power, capacity, authority or legal personality or dissolution of UK Buyer or arising as a result of the insolvency, liquidation or administration or other equivalent or similar proceedings with respect to UK Buyer.

SECTION 9
Miscellaneous

Clause 9.01. Notices. Subject to Clause 9.11, all notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received and such e-mailed is followed by a notice by post or hand given in accordance with this Section 9) and shall be given, if to Buyers, to:

Lydall, Inc.
One Colonial Road
PO Box 151
Manchester, CT 06045-0151
Attention: Chad A. McDaniel
Vice President & General Counsel

cmcdaniel@lydall.com

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with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
United States of America
Attention: Leonard Kreynin / Will Pearce

leonard.kreynin@davispolk.com
will.pearce@davispolk.com

if to Seller, to:

Andrew Industries Limited
Walton House
Syke Side Drive
Altham Business Park
Altham,
BB5 5YE
Attention: Finance Director

ibl@andrew-group.com/iflk@andrew-group.com

with a copy to (but so that the provision of such a copy notice to DLA Piper UK LLP shall not constitute service on Seller or any acceptance of a right to serve proceedings on DLA Piper UK LLP):

DLA Piper UK LLP
101 Barbirolli Square
Bridgewater
Manchester M2 3DL
United Kingdom
Attention: Jonathan Watkins/Louise Barber

jonathan.watkins@dlapiper.com
louise.barber@dlapiper.com

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice sent by e-mail shall be deemed received on the date of receipt of such e-mail.

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Clause 9.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) Save as provided in Clause 7.01 and Schedule 7.02, no failure or delay by any party in exercising any right, power or privilege hereunder shall affect that right, power or privilege or operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Clause 9.03. Expenses. Except as otherwise provided herein (and, in particular, without prejudice to the provisions of the Tax Covenant), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.  Notwithstanding the foregoing, US Buyer agrees to pay the amount of $215,573.62 in respect of (i) McGladrey’s fees (such fee including amounts owed to Grant Thornton UK LLP for assisting with the preparation of financial statements for McGladrey’s audit or review or for the purpose of SEC filings) incurred by Seller in connection with the preparation, review or audit of the US GAAP combined financial statements of the Target Group of which the US Buyer is paying $250,000  (ii) an amount of $5,573.62 paid by US Buyer to Seller in respect of property surveys at the UK Leased Properties and (iii) $40,000 being paid by Seller to US Buyer in respect of part of the costs of installation or upgrades to the fire suppression systems at the properties occupied by the Retained Group within the premises in the relevant China Subsidiaries (the “Buyer Fees”), with any remaining balance due and payable to McGladrey or Grant Thornton UK LLP or the property surveyor (as the case may be) to be borne by Seller.  On the Closing Date, Seller shall deliver US Buyer an invoice in the total amount of $215,573.62 with respect to the Buyer Fees, and US Buyer shall pay to Seller such invoice on the Closing Date in immediately available funds by wire transfer to Seller’s Account.

Clause 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the foregoing, either party may transfer or assign their rights under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time provided that if such Affiliate ceases to be an Affiliate of either the Seller or the Buyers (as applicable), the Affiliate shall transfer or assign such rights back to the Seller or the Buyers (as applicable) or to another Affiliate of the Seller or the Buyers (as applicable) prior to it ceasing to be, an Affiliate.

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Clause 9.05. Counterparts; Effectiveness; Third Party Rights. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). With the exception of the rights of the Buyers’ Affiliates to enforce the terms of Clause 5.02, no provision of this Agreement is intended to confer (whether under the Contracts (Rights of Third Parties Act) 1999 or otherwise), any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Clause 9.06. Entire Agreement. This Agreement and the Ancillary Agreements constitutes the entire agreement between, and understanding of, the parties with respect to the subject matter of this Agreement and supersedes and extinguishes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement (including, for the avoidance of doubt, the confidentiality agreement dated 4 September 2013 and the non-binding letter of intent to purchase dated 4 September 2013 (as amended thereafter), each signed by the Seller and the US Buyer).

Clause 9.07. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties, as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Clause 9.08. Specific Performance. The parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties may be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts of England and Wales, in addition to any other remedy to which they are entitled at law or in equity.

Clause 9.09. Governing Law. This Agreement shall be governed by and construed in accordance with English Law and any matter, claim or dispute (whether contractual or non-contractual) arising out of or in connection with this Agreement is to be governed and determined in accordance with English law.

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Clause 9.10. Arbitration.

(a) Subject to Clause 9.08, any dispute, claim or controversy arising from, relating to, or in connection with this Agreement, whether contractual or non-contractual, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof (“Dispute”) shall be referred to and finally resolved and settled by arbitration administered by London Court of International Arbitration (the “LCIA”), in accordance with LCIA Rules of Arbitration in effect at the time of the arbitration (the “Rules of Arbitration”), except as they may be modified herein or by agreement of the parties.

(b) Each party’s agreement to this arbitration clause is voluntary and irrevocable. The place of arbitration shall be London, England.  The language of the arbitration shall be English.

(c) The arbitral tribunal shall consist of one arbitrator or, at the request of either the Seller or the Buyers, by three arbitrators in the event that the quantum of any Dispute is reasonably estimated by the requesting party to be valued at or in excess of US$4,000,000 (“Substantial Claim”).

(d) In circumstances where one arbitrator is to be appointed, the parties shall appoint an arbitrator with sufficient professional experience that is reasonable satisfactory to Buyers and Seller or in default of agreement within ten (10) Business Days of either party requesting arbitration, such arbitrator shall instead be appointed by the LCIA within ten (10) Business Days of receiving such request in accordance with the Rules of Arbitration. In circumstances where three arbitrators are to be appointed, each party shall nominate one arbitrator, the party requesting arbitration concurrently with such request and the other party within ten (10) Business Days from receipt of the request for arbitration.  In the event a party fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the LCIA within this time period, upon request of either party, such arbitrator shall instead be appointed by the LCIA within ten (10) Business Days of receiving such request in accordance with the Rules of Arbitration. The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the parties and the LCIA in writing of such nomination within ten (10) Business Days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the parties and the LCIA of that nomination within this time period, then, upon request of either party, the third arbitrator shall be appointed by the LCIA within five (5) Business Days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.

(e) No arbitrator appointed pursuant to Clause 9.10(d) shall be an employee, officer or director of Seller, US Buyer, UK Buyer or of any of their respective Affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.

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(f) The arbitral tribunal shall permit and facilitate such discovery as it shall determine is appropriate in the circumstances, taking into account the desirability of making the arbitral proceedings expeditious and cost-effective.

(g) The decision of the arbitrator or (in the case of a Substantial Claim) a majority of the arbitrators shall be final and binding on the parties and their respective successors and assigns and the parties waive any form of challenge against it.

(h) The arbitral proceedings commenced hereunder shall proceed in accordance with the Rules of Arbitration; provided that the final decision of the arbitral tribunal shall be rendered within one hundred and twenty (120) days of appointment, with each of the parties taking commercially reasonable steps (without prejudice to its rights to pursue, raise or rebut any defence or other line of argument or any other issues it wishes to raise as part of or in connection with any such proceedings) to expedite any such arbitral proceedings and (save as aforesaid) avoid any action which would unreasonably (in the totality of the circumstances) delay resolution of such proceedings.

(i) The parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including without limitation specific performance).

(j) Subject to Clause 9.08, each party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement.

Clause 9.11. Agent for service of process. US Buyer irrevocably appoints UK Buyer as its agent to accept service on its behalf of any notice, request or other communication to be given or made to a party under this Agreement and any process in any legal action or proceedings arising under any jurisdiction relating to any matter, dispute or claim arising out of or in connection with this Agreement, its subject matter or formation (whether contractual or non-contractual). US Buyer irrevocably agrees that any notice, request or other communication to be given to it, is deemed to have been properly given if it is given to UK Buyer pursuant to the terms of Clause 9.01 of this Agreement (whether or not such notice is forwarded to or received by US Buyer) and any failure by UK Buyer to notify US Buyer of the process will not invalidate the legal action or proceedings concerned. If for any reason UK Buyer ceases to be able to act as an agent or no longer has a postal address in the United Kingdom, US Buyer shall immediately irrevocably appoint a substitute agent with a postal address in the United Kingdom and notify Seller of the name, relevant contact and address of the substitute agent. Such appointment and notice shall be effective on the date falling five (5) Business Days after the date on which the notice shall be deemed received under the terms of Clause 9.01 of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized person(s) as of the day and year first above written.

Lydall UK Ltd

By:	/S/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: Director

In the presence of:

/S/ Chad A. McDaniel
Name:	Chad A. McDaniel
Address:	One Colonial Road
Manchester, CT 06042

Lydall, Inc.
By:	/S/ Dale G. Barnhart
Name: Dale G. Barnhart
Title: President & Chief Executive Officer
In the presence of:

/S/ Chad A. McDaniel
Name:	Chad A. McDaniel
Address:	One Colonial Road
Manchester, CT 06042

Andrew Industries Limited
By:	/S/ Edward Andrew
Name: Edward Andrew
Title: Executive Chairman
In the presence of:

/S/ J. Carruthers
Name:	J. Carruthers
Address:	22 St. Catherines Drive
Fulwood
Preston PR2 3RL

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Schedule 2.04 – Allocation of Purchase Price

Item	Purchase Price Allocation ($)

Entire issued share capital of Andrew Webron Limited	$4,377,243.15

Entire issued share capital of Andrew Webron Filtration Limited (including the amount allocated to the entire issued share capital of Heath Filtration Limited)	$886,241.39

Entire issued share capital of Andrew Industries (Hong Kong) Limited (including the amount allocated to the entire issued share capital of each of: (i) Andrew Industrial Textile Manufacturing Company (Shanghai) Limited, (ii) Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and (iii) Andrew Industrial Textile Trading Company (Shanghai) Limited)	$9,900,188.27

Entire issued share capital of SFC	$44,553,022.01

Intangible assets to be purchased pursuant to the Assignment Agreement	$2,500,000.00

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Schedule 2.05(b) – Buyer Closing Deliverables

At Closing, Buyers shall deliver to the Seller:

1.	a counterpart of the UK Lease of the Bury Property, duly executed by UK Buyer as guarantor of that Lease;

2.	a counterpart to the Transitional Services Agreement, duly executed by each of UK Buyer and US Buyer;

3.	counterparts to the Escrow Agreements, duly executed by each of UK Buyer and US Buyer;

4.	counterparts to the Licensing Agreement, duly executed by each of UK Buyer and US Buyer

5	counterpart to the Assignment Agreement, duly executed by the US Buyer;

6.	deeds of restrictive covenant between each of the Individual Shareholders and the Buyers, duly executed by the Buyers;

7.	an original of the UK Leases, duly executed by Andrew Textile Industries Limited and Andrew Webron Limited and Andrew Webron Filtration Limited (as applicable) (in each case by Buyers’ appointed directors);

8.	a certified copy of the resolutions adopted at a duly held meeting of the board of directors (or a duly constituted committee of the board of directors) of the UK Buyer authorizing the execution of, and performance by the UK Buyer of its obligations under, this Agreement, the UK Leases, the Supply Agreement(s), the Transitional Services Agreement, the Escrow Agreements, the Licensing Agreement and the deeds of restrictive covenant between each of the Individual Shareholders and the Buyers; and

9.	a certified copy of the resolutions adopted at a duly held meeting of the board of directors (or a duly constituted committee of the board of directors) of the US Buyer authorizing the execution of, and performance by the US Buyer of its obligations under, this Agreement, the Transitional Services Agreement, the Assignment Agreement, the Escrow Agreements deeds of restrictive covenant between each of the Individual Shareholders and the Buyers together with a duly signed officers certificate from an authorised officer of the US Buyer;

At Closing, Buyers shall deliver to the Escrow Agent:

1.	counterparts to the Escrow Agreements, duly executed by each of UK Buyer and US Buyer.

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At Closing, US Buyer shall:

1.	pay the WF Payoff Amounts to Wells Fargo on behalf of SFC and deliver to Seller written confirmation that such amounts have been wired to the relevant Wells Fargo accounts.

2.	pay to Seller’s Account funds which include an amount with respect of the UK Debt Repayment and deliver to Seller written confirmation that such amounts have been wired to Seller’s Account, such funds to be used by the Seller for the UK Debt Repayment.

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Schedule 2.05(c) – Seller Closing Deliverables

At Closing, Seller shall deliver to Buyers:

1.	certificates for the Target Shares (which, in the case of the US Target Shares, shall be duly endorsed or accompanied by stock powers duly endorsed in blank), or an indemnity in respect of any lost share certificate;

2.	duly executed transfers, in agreed form, in favor of (in the case of the US Target Shares) the US Buyer, and (in the case of the Non-US Target Shares) the UK Buyer, in respect of the US Target Shares and the Non-US Target Shares, as applicable;

3.	a counterpart to each of the Supply Agreements, duly executed by the relevant member of the Retained Group on the one hand and by the relevant member(s) of the Target Group (as provided for in the relevant Supply Agreement) on the other hand;

4.	a counterpart to the Transitional Services Agreement, duly executed by Seller;

5.	counterparts to the Escrow Agreements, duly executed by Seller;

6.	duly executed powers of attorney in agreed form from Seller in favor of UK Buyer to enable it to exercise all rights attaching to all of the issued shares in the capital of Andrew Webron Filtration Limited and Andrew Webron Limited until UK Buyer becomes the registered holder of them;

7.	counterparts to the Licensing Agreement, duly executed by Seller.

8.	a certified copy of powers of attorney, in agreed form, under which any document to be delivered to either Buyer under this Schedule 2.05(c) has been executed;

9.	a certified copy of the resolutions adopted at a duly held meeting of the board of directors (or a duly constituted committee of the board of directors) of the Seller or relevant member of the Retained Group which is a party to such documents) authorizing the execution of, and performance by the Seller of its obligations under, this Agreement, the UK Leases, the Supply Agreements, the Transitional Services Agreement, the Escrow Agreements, the Assignment Agreement and the Licensing Agreement;

10.	the share certificates in respect of all the issued shares in the capital of each of the Target Subsidiaries;

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11.	in relation to each member of the Target Group, (i) except in relation to the China Subsidiaries, the statutory registers and minute books (which shall be written up to but not including the Closing Date), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name, which in the case of each of Andrew Webron Limited, Andrew Webron Filtration Limited and Heath Filtration Limited will be available at the Closing location, and in the case of each of SFC and Andrew Industries (Hong Kong) Limited will be made available at each such entity’s place of business, (ii) the other books and records of the members of the Target Group, to the extent that such books and records are not located at one or more of the Properties and (iii) in relation only to the China Subsidiaries, the relevant business licenses will be made available at such entities place of business;

12.	the written resignations, in agreed form, of all officers and directors of any member of the Target Group who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date, from their positions with any member of the Target Group;

13.	a certified copy of the resolutions adopted at a duly held meeting of the board of directors of each member of the Target Group, in agreed form and certified as correct by the secretary or a director of the relevant company, at which meeting the following matters shall take place in respect of the relevant member of the Target Group:

(a) in the case of each Target Company only, the approval of the registration of the transfer of the relevant Target Shares, subject only to each transfer being stamped (as applicable), and the US Buyer or the UK Buyer (as the case may be) being registered as the holder of the relevant Target Shares in the relevant register of members;

(b) approval of the appointment of the persons nominated by the US Buyer or the UK Buyer (as the case may be) as director and/or secretary with effect from the end of the relevant board meeting;

(c) all existing instructions and authorities to the banks shall be revoked and replaced with new instructions and authorities as the US Buyer or the UK Buyer requires;

(d) the accounting reference date shall be changed to such date as is required by the US Buyer or the UK Buyer;

(e) the address of the registered office shall be changed to such address as is required by the US Buyer or the UK Buyer; and

14.	payoff letters evidencing repayment in full of all obligations arising under, and owing in connection with, the Closing Indebtedness and termination of all commitments thereunder and deeds of release evidencing the release of all Encumbrances listed in Schedule 2.05(d) ;

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15.	the Inter-Company Account Statement;

16.	a certified copy of the Pension Agreement, duly executed by Seller, Andrew Webron Limited and the trustees of the AIL Pension Scheme;

17.	the notice of cessation from Andrew Webron Limited to the trustees of the AIL Pension Scheme on the terms of the Pension Agreement and in accordance with Regulation 9(4) of the Occupational Pension Schemes (Employer Debt) Regulations 2005;

18.	deeds of restrictive covenant between each of the Individual Shareholders and the Buyers duly executed by each of the Individual Shareholders;

19.	the Heath Deed of Novation executed by each of the parties;

20.	a certified copy of the resolutions of the board of directors of Andrew Industries, Inc. approving the 401(k) Plan Amendment;

21.	the Assignment Agreement duly executed by Seller;

22.	a certified copy of each of the ALP Transfer Documents;

23.	Copies of the approval documents issued by the Shanghai Municipal Administration of Industry and Commerce Free Trade Pilot Zone Branch on 17 January 2014 relating to the approval of the transfer of Andrew Industrial Textile Trading Company (Shanghai) Limited by Andrew Industries Limited to Andrew Industries (Hong Kong) Limited comprising (1) a copy of the updated business license of Andrew Industrial Textile Trading Company (Shanghai) Limited and (2) a copy of the notice for approval of the change of shareholder together with the list of changes to the registered particulars of Andrew Industrial Textile Trading Company (Shanghai) Limited;

24.	a certified copy of the Form TR1 entered into between (1) Andrew Webron Filtration Limited and (2) Andrew Textile Industries Limited executed by both parties relating to the transfer of the land and buildings on the South Side of Blue House Pont Road, Stockton-on-Tees (the “UK Property Carve out”);

25.	a letter from Seller to Buyers attaching copies of the certificates of incorporation, bylaws and other similar constituent documents of the Seller and Target Companies as currently in effect (as envisaged by Paragraph 3.01 of Schedule 3)

26.	a letter from Seller to Buyers attaching the balance sheets, statements of income and cash flows and stockholders equity (or the equivalent in the relevant jurisdictions) referred to in Paragraph 3.08 of Schedule 3;

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27.	the invoice from Seller to US Buyer with respect to the Buyer Fees in the total amount of $215,573.62; and

28.	a certified copy of the deed of release providing for the full, absolute and unconditional release and discharge of each of the HSBC Guarantees.

At Closing, Seller shall deliver to the Escrow Agent:

1. counterparts to the Escrow Agreements, duly executed by Seller.

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Schedule 2.06 – Closing Statement

Part A – Preliminary Matters

1. In preparing the Closing Statement:

(a)	the items and amounts to be included in the calculation of Closing Cash, Closing Indebtedness and Closing Working Capital for the purposes of the Closing Statement, shall be identified by applying the relevant definition in Clause 1.01 subject, where applicable, to the provisions of this Schedule; and

(b)	in applying each such definition and the provisions of this Schedule and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount or type or category of item or amount:

(i)	is dealt with in the specific accounting treatments set out in Part B below (the “Specific Accounting Treatments”), the relevant Specific Accounting Treatment(s) shall apply; and

(ii)	is not dealt with in the Specific Accounting Treatments, the relevant GAAP shall apply as used by the relevant member of the Target Group in its audited accounts for the year ended 31 March 2013.

2.	For the purposes of calculating Closing Cash, Closing Indebtedness and Closing Working Capital, any amounts which are to be included in any such calculation which are expressed in a currency other than US Dollars, shall be converted into US Dollars at the rate set out in Clause 1.03.

3.	References in this Schedule to any “estimated” amount means that amount determined by Buyers in good faith, provided that such estimate shall not be binding on Seller except in accordance with the provisions of Clause 2.06.

4.	Expressions which are defined in Schedule 6.01 have the same meanings when used in this Schedule.

5.	Other than in respect of the calculation of Closing Cash (as set out in that definition), the Closing Statement (and the constituent elements thereof) shall not take into account any matters with respect to the Transaction Bonuses or payments contemplated by Clause 5.13.

Part B – Specific Accounting Treatments

1.	The following Specific Accounting Treatments shall apply in the preparation of the Closing Statement:

(a)	Inventory

Inventory will be valued in a physical inventory by the Buyers with participation and observation by the Seller (or its designated representatives, which representatives shall not be any employee of any member of the Target Group), carried out within five (5) Business Days of the date of this Agreement. Inventory will be valued at the lower of cost and net realisable value. Net realisable value is (a) the estimated selling price in the ordinary course of business (taking into account inventory days and obsolescence) less (b) the estimated costs of completion and direct selling expenses. Work in progress and finished goods cost is taken as production cost, which includes an appropriate proportion of attributable overheads.

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(b)	Accounts Receivable

Trade debtors are stated at sales invoice price less adjustments for doubtful debts. Doubtful debt provisions are established based upon the difference between the receivable value and the estimated net collectible amount.

(c)	Taxation

Subject to paragraph 5 of Part A above:

(i)	Closing Indebtedness shall include full provision for Corporate Income Tax in respect of income, profits or gains accruing or arising on or before Closing and in respect of transactions effected or events occurring on or before Closing (net of any sums repayable in respect of Corporate Income Taxes overpaid), but not for any Tax which form part of Closing Working Capital.

(ii)	Closing Working Capital shall include full provision for all operating Taxes (other than Corporate Income Tax) accruing or arising on or before Closing and in respect of transactions effected or events occurring on or before Closing.

(iii)	To the extent that the Seller indicates an intention to allocate any amount paid under the GPA to the Corporate Income Tax liability of a member of the Target Group, the provision for Corporate Income Tax in respect of that member shall be reduced accordingly, and the calculation of Closing Indebtedness shall take into account a corresponding obligation on the part of that member to make a payment to the Seller in respect of that allocation equal to such amount.

(iv)	The provision for Corporate Income Tax shall assume that any losses which are available for surrender from one member of the Target Group to another, or from any other member of the Seller’s Tax Group to a member of the Target Group shall be surrendered to the greatest extent possible in consideration of a payment equal to the amount of Corporate Income Tax saved as a result of such surrender; any liability to make such payment shall be provided for in full as a creditor, and any right to receive such a payment shall be recognised in full as a debtor.

(v)	The Closing Statement shall not include any recognition of deferred tax assets or deferred tax liabilities.

2.	The Closing Statement will reflect the Buyers’ best estimate of the position of the Target Group as at Closing.

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Part C – Calculation of Target Working Capital

1.	Target Working Capital shall comprise:

(a)	in respect of SFC, an amount calculated as the 12 month average working capital of SFC in US Dollars (“US Target Working Capital”);

(b)	in respect of Andrew Webron Limited and Andrew Webron Filtration Limited, an amount calculated as the 12 month average working capital of Andrew Webron Limited and Andrew Webron Filtration Limited in UK Pounds Sterling (“UK Target Working Capital”); and

(c)	in respect of Andrew Industrial Textile Manufacturing (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and Andrew Industrial Textile Trading Company (Shanghai) Limited, an amount be calculated as the 12 month average working capital of Andrew Industrial Textile Manufacturing (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and Andrew Industrial Textile Trading Company (Shanghai) Limited in RMB (“China Target Working Capital”).

2.	The Seller and the Buyers have agreed the figures to be used for the 11 month period from February 2013 to December 2013 in the Target Working Capital calculation, as set out in Annex 1 to this Schedule.

3.	As part of the preparation of the Closing Statement in accordance with Clause 2.06 and Part E of this Schedule, the Buyers will calculate the corresponding figures to be used for the month of January 2014 in the Target Working Capital calculation on a consistent basis, provided that in both this calculation (and, except with respect to paragraph (e) below) in the calculation of the Closing Working Capital):

(a)	any inter-company loans and interest shall be excluded;

(b)	any management charges or royalties payable to the Seller or any of the Seller’s Affiliates shall be excluded;

(c)	any recharges to the Seller or any of the Seller’s Affiliates shall be excluded;

(d)	any inter-company trading balances within the Target Group and the Retained Group are treated as working capital items;

(e)	provisions are applied consistently to January 2014;

(f)	any capital creditors are removed; and

(g)	no provision shall be made (whether in respect of the Closing Working Capital or otherwise) in the Closing Statements in respect of any (i) cost of any upgrade, installation or replacement of the fire suppression systems at the any of the properties occupied by SFC or relevant China Subsidiaries (ii) inadequacy or non-compliance of the machine guarding at any of the properties occupied by SFC or relevant China Subsidiaries or (iii) any non-compliance by SFC with NFPA 70e.

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4.	Buyers will then calculate each of the US Target Working Capital, the UK Target Working Capital and the China Target Working Capital.

Part D – Calculation of Closing Working Capital Adjustment

1.	Closing Working Capital shall comprise:

(a)	in respect of SFC, the Closing Working Capital of SFC in US Dollars (“US Closing Working Capital”);

(b)	in respect of Andrew Webron Limited and Andrew Webron Filtration Limited, the Closing Working Capital of Andrew Webron Limited and Andrew Webron Filtration Limited in UK Pounds Sterling (“UK Closing Working Capital”); and

(c)	in respect of Andrew Industrial Textile Manufacturing (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and Andrew Industrial Textile Trading Company (Shanghai) Limited, Closing Working Capital of Andrew Industrial Textile Manufacturing (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited and Andrew Industrial Textile Trading Company (Shanghai) Limited in RMB (“China Closing Working Capital”).

2.	Having calculated the Target Working Capital (in accordance with Part C) and the Closing Working Capital, the Buyers shall determine whether there is any Closing Working Capital Adjustment as follows:

(a)	the Buyers will compare the US Target Working Capital with the US Closing Working Capital, the UK Target Working Capital with the UK Closing Working Capital and the China Target Working Capital with the China Closing Working Capital to determine any variances;

(b)	to the extent that there is any variance between the UK Target Working Capital and the UK Closing Working Capital and/or the China Target Working Capital and the China Closing Working Capital, the amount of any variance shall be converted into US Dollars on the basis of the relevant US Dollar exchange rate as at Closing Date;

(c)	the amount of all variances in US Dollars shall be aggregated;

(d)	subject to sub-paragraphs (e) and (f) below:

(i)	if the aggregate amount of the variances is positive, such that the Closing Working Capital is greater than the Target Working Capital, then the Buyers shall pay an amount equal to the difference to the Seller through any balancing payment to be made in accordance with Clause 2.07;

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(ii)	if the aggregate amount of the variances is negative, such that the Target Working Capital is greater than the Closing Working Capital, then the Seller shall pay an amount equal to the difference to the Buyers through any balancing payment to be made in accordance with Clause 2.07;

(e)	if the aggregate amount of the variances, whether positive or negative, is $100,000 or less, then no payment shall be required to be made by the Buyers to the Seller or vice versa; and

(f)	any payment due from the Buyers to the Seller in respect of any Closing Working Capital Adjustment shall not exceed a total amount of $3,000,000.

Part E – Preparation and delivery of the Closing Statement

1.	The Closing Statement shall be prepared in accordance with Clause 2.06.

2.	The Closing Statement shall incorporate:

(a)	in respect of the calculation of Target Working Capital, an updated form of the table and spreadsheet set out in Annex 1 to this Schedule; and

(b)	in respect of the calculation of any Closing Working Capital Adjustment a statement in the form set out in Annex 2 to this Schedule.

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Annex 1 – Target Working Capital

US
Agreed working capital position (USD)
Month	SFC
February 2013	15,134,900
March 2013	16,067,000
April 2013	15,293,200
May 2013	15,801,400
June 2013	16,725,000
July 2013	16,410,800
August 2013	17,027,200
September 2013	17,527,000
October 2013	17,822,000
November 2013	18,118,100
December 2013	17,752,400
January 2014	X

The US Target Working Capital will be the average of the figures above

UK
	Agreed working capital position (GBP)
Month	AWL	AWF	Total UK
February 2013	3,782,200	896,600	4,678,800
March 2013	3,799,000	923,900	4,722,900
April 2013	3,874,000	1,016,900	4,890,900
May 2013	4,010,400	1,179,200	5,189,600
June 2013	4,025,300	1,289,400	5,314,700
July 2013	4,105,400	1,389,900	5,495,300
August 2013	4,241,600	1,294,600	5,536,200
September 2013	3,927,200	1,569,200	5,496,400
October 2013	4,160,300	1,225,500	5,385,800
November 2013	4,253,400	1,020,700	5,274,100
December 2013	4,093,500	1,116,600	5,210,100
January 2014	X	X	X

The UK Target Working Capital will be the average of the figures above

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China
	Agreed working capital position (RMB)
Month	CFC	AWC	CTC	Total
February 2013	64,005,100	7,906,700	2,264,200	74,176,000
March 2013	63,509,500	8,525,500	1,913,200	73,948,200
April 2013	68,003,700	8,354,800	1,972,400	78,330,900
May 2013	67,944,900	8,036,900	1,336,900	77,318,700
June 2013	66,792,700	9,065,100	1,927,600	77,785,400
July 2013	73,638,200	8,465,800	1,704,300	83,808,300
August 2013	76,208,600	8,017,100	1,972,200	86,197,900
September 2013	77,888,600	8,551,400	1,620,100	88,060,100
October 2013	80,963,100	10,046,500	1,077,200	92,086,800
November 2013	79,537,200	10,307,800	1,958,800	91,803,800
December 2013	79,994,800	10,613,900	328,400	90,937,100
January 2014	X	X	X	X

The China Target Working Capital will be the average of the figures above

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Annex 2 – Form of Closing Statement

	Base Purchase Price		$83,000,000
Minus
	Closing Indebtedness	$
1.	Wells Fargo	$
2.	Leases UK (HSBC/Lombard)	$
3.	China Intercompany Indebtedness	$
4.	UK / US/ HK intercompany indebtedness	$
5.	Other Indebtedness (including Corporate Income Taxes)	$
$
Plus
6.	Closing Cash	$
7.	Closing Working Capital Adjustment	$

	Closing Cash Consideration	$

Closing Working Capital Adjustment Calculation
	Current Assets	$
	Minus: Current Liabilities	$
	Closing Working Capital	$
	Minus: Working Capital Target	$
	Closing Working Capital Adjustment	$

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Actual working capital for February 2014
					Total	Total			Total	Total	Diamond
	SFC	CFC	AWC	CTC	CFC/AWC /CTC	CFC/AWC /CTC	AWL	AWF	AWL/AWF	AWL/AWF	Total
Adjusted Working Capital	US$'000	RMB'000	RMB'000	RMB'000	RMB'000	US$'000	GB£'000	GB£'000	GB£'000	US$'000	US$'000

Inventory
External trade debtors
External trade creditors
Other external debtors
Other external creditors
Total

Intercompany balance - Diamond trading
Intercompany balance - ICO trading

Monthly Total

Exchange rate applied	1.00

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Schedule 3 — Warranties of Seller

Paragraph 3.01.         Corporate Existence and Power. Seller and each of the Target Companies is duly incorporated or formed, validly existing and in good standing (to the extent such concept is applicable) under the Applicable Law of its jurisdiction of incorporation or formation in the relevant jurisdiction. Target Companies have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals legally required to carry on its business as now conducted. The Target Companies are duly qualified to do business and are in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction where the Target Companies do business and where qualification is necessary under the Applicable Law, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Target Group taken as a whole. Seller has heretofore delivered to Buyers true and complete copies of the certificates of incorporation, bylaws and other similar constituent documents of Seller and the Target Companies as currently in effect.

Paragraph 3.02.         Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Law affecting creditors’ rights generally and general principles of equity).

Paragraph 3.03.         Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority pursuant to any Applicable Law.

Paragraph 3.04.         Non-contravention. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation, bylaws or other similar constituent documents of Seller or any member of the Target Group, (ii) assuming compliance with the matters referred to in Paragraph 3.03, violate any Applicable Law, (iii) require any consent, approval, authorization or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any member of the Target Group, or give rise contractually to a loss of any material benefit to which any member of the Target Group is entitled under any provision of any material agreement or other instrument binding upon any member of the Target Group or (iv) result in the creation or imposition of any Encumbrance on any asset of any member of the Target Group.

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Paragraph 3.05.         Company Information; Capitalization. (a) The information relating to the members of the Target Group Disclosed on Annex 3 to this Agreement is accurate in all respects.

(b)          All outstanding shares of capital stock of the Target Companies have been duly authorized and validly issued and are fully paid and (in relation to the US Shares) non-assessable. Except as Disclosed on Schedule 3.05 of the Seller Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of the Target Companies, (ii) securities of the Target Companies convertible into or exchangeable for shares of capital stock or voting securities of the Target Companies or (iii) options or other rights to acquire from the Target Companies, or other obligation of the Target Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Target Companies (the items in Paragraphs 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any member of the Target Group to repurchase, redeem or otherwise acquire any Company Securities.

Paragraph 3.06.         Ownership of Shares. Seller is the sole, legal and beneficial owner of the Target Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Target Shares), and will transfer and deliver to Buyers at the Closing legal and beneficial title (subject to any necessary stamping) to the Target Shares free and clear of any Encumbrance and (subject to any necessary stamping) any such limitation or restriction.

Paragraph 3.07.         Subsidiaries. (a) Each of the Target Subsidiaries is duly incorporated or formed, validly existing and in good standing (to extent such concept is applicable in the relevant jurisdiction) under the Applicable Laws of its jurisdiction of incorporation or formation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals legally required to carry on its business as now conducted, is duly qualified to do business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each jurisdiction where the Target Subsidiaries do business and such qualification is necessary under the Applicable Law, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Target Group taken as a whole.

(b)          All of the outstanding capital stock or other voting securities of each of the Target Subsidiaries is owned by a Target Company, directly or indirectly, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Target Shares). There are no outstanding (i) securities of the Target Companies or any of the Target Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the Target Subsidiaries or (ii) options or other rights to acquire from the Target Companies or any of the Target Subsidiaries, or other obligation of the Target Companies or any of the Target Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Target Subsidiaries (the items in Paragraphs 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Target Companies or any of the Target Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

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Paragraph 3.08.         Financial Statements. The (a) audited combined balance sheet as of 31 March 2013 and the related audited combined statements of income, cash flows and stockholders’ equity for the year ended 31 March 2013, of the Target Group, (b) the unaudited interim combined balance sheet of 30 September 2013 and the related unaudited interim combined statements of income, cash flows and stockholders’ equity for the 6 months ended 30 September 2013, of the Target Group present, in conformity with US GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the combined financial position of the Target Group as of the dates thereof and their consolidated results of operations, cash flows and stockholders’ equity for the periods then ended (subject to normal year-end or period end adjustments in the case of any unaudited interim financial statements). The statutory audited balance sheets as of 31 March 2012 and 2011 and the related statutory audited statements of income, cash flows and stockholders’ equity (in each case, or equivalent in each relevant jurisdiction) for each of the years ended 31 March 2012 and 2011 of each member of the Target Group present in accordance with GAAP the individual financial position of each member of the Target Group as of the dates thereof and their individual results of operations, cash flows and stockholders’ equity (in each case, or equivalent in each relevant jurisdiction) for the periods then ended. The unaudited management accounts consisting of balance sheets as of 31 December 2013 and the related monthly statements of income for the 9 months ending 31 December 2013 for each member of the Target Group present in accordance with GAAP the individual financial position of each member of the Target Group, subject to normal year-end audit adjustments.

Paragraph 3.09.         Absence of Certain Changes. Except as Disclosed on Schedule 3.09 of the Seller Disclosure Schedule, since the Balance Sheet Date, the business of each member of the Target Group has been conducted in the ordinary course consistent with past practices and there has not been:

(a)          any incurrence of any capital expenditures or any obligations or liabilities in respect thereof in an amount in excess of $100,000 in respect of one individual matter or item;

(b)          any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any assets, securities, properties, interests or businesses, other than purchases made in the ordinary course of business;

(c)          any sale, lease or other transfer, or creation or incurrence of any outstanding Encumbrance on, any member of the Target Group’s assets, securities, properties, interests or business, other than sales of assets, securities, properties or interests by each member of the Target Group in the ordinary course of business;

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(d)          any (i) entry into by any member of the Target Group or any successors thereto (in jurisdictions where such concept exists) of any agreement or arrangement that expressly limits or otherwise expressly restricts in any material respect any member of the Target Group from engaging or competing in any line of business, in any location or with any Person or (ii) entry into, amendment or material modification or termination of any contract required to be disclosed by Paragraph 3.12 or other express waiver, release or assignment of any material rights, claims or benefits of any member of the Target Group;

(e)          any (i) grant or increase of any severance or termination pay to any director, officer or employee of any member of the Target Group, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entry into any employment, deferred compensation or other similar agreement (or amendment to any such existing agreement) with any director, officer or employee of any member of the Target Group, with any employee earning more than $50,000 per annum (iv) establishment or adoption of or amendment to (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan covering any director, officer or employee of any member of the Target Group or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of any member of the Target Group, other than salary increases in the ordinary course of business;

(f)           any change in any member of the Target Group’s accounting policies, except as required by concurrent changes in GAAP, as agreed to by its auditors or independent public accountants;

(g)          any settlement, or offer or proposal to settle, (i) any litigation, investigation, arbitration, proceeding or other material claim involving or against any member of the Target Group, (ii) any stockholder litigation or dispute against any member of the Target Group or any of their respective officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates directly to the transaction contemplated hereby; or

(h)          any commitment, undertaking or agreement to do any of the foregoing.

Paragraph 3.10.         No Undisclosed Material Liabilities Except (i) in respect of any matters which are subject of the Specific Indemnities, (ii) liabilities which are Disclosed, (iii) liabilities provided in the Balance Sheet, (iv) trading balances or other liabilities incurred in the ordinary course of business since the Balance Sheet Date, (v) liabilities reflected in the calculation of either Closing Working Capital or Closing Indebtedness, or (vi) Tax, there are no actual outstanding liabilities, owing by any member of the Target Group to any third party (other than another member of the Target Group) in excess of $40,000 (individually).

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Paragraph 3.11.         Solvency of the Target Group.

(a)          No order has been made, no meeting has been convened and no resolution has been passed by any member of the Target Group and, to the knowledge of the Seller, no petition has been presented, for the winding up of any member of the Target Group.

(b)          No administration order has been made, no petition or application for such an order has been made, no administrator has been appointed and, to Seller’s knowledge, no step, legal proceeding or other procedure has been commenced with a view to the appointment of an administrator, whether out of court or otherwise, in respect of any member of the Target Group.

(c)          No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Target Group or all or any of their respective assets, property and/or undertakings nor, to the knowledge of the Seller, has such order been made.

(d)          No composition or similar arrangement with creditors has been proposed by any member of the Target Group nor has any step been taken by any member of the Target Group with a view to a suspension of payments or a moratorium of any indebtedness in respect of any member of the Target Group.

(e)          No member of the Target Group is unable to pay its debts as they fall due and no member of the Target Group has stopped paying its debts as and when they fall due.

(f)           No event analogous to those specified in Paragraphs 3.11(a) to 3.11(e) of this Schedule has occurred in relation to any member of the Target Group incorporated outside of England and Wales.

(g)          No transfer of property is being made, and no obligation is being incurred, by Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors of Seller or any member of the Target Group.

Paragraph 3.12.         Material Contracts. (a) Except as Disclosed on Schedule 3.12 of the Seller Disclosure Schedule, no member of the Target Group is a party to or bound by:

(i)          any lease (whether of real or personal property) providing for annual rentals of $50,000 or more;

(ii)         any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any member of the Target Group of $250,000 or more or (B) aggregate payments by any member of the Target Group of $250,000 or more;

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(iii)        any sales, distribution or other similar agreement providing for the sale by any member of the Target Group of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to any member of the Target Group of $500,000 or more or (B) aggregate payments to any member of the Target Group of $500,000 or more;

(iv)        any partnership, joint venture or other similar agreement or arrangement;

(v)         any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        any option or license over any of its assets, or any franchise or similar agreement;

(vii)       any agency, dealer, sales representative or other similar agreement;

(viii)      any agreement that expressly limits the freedom of any member of the Target Group to compete in any line of business or with any Person or in any area;

(ix)         any agreement with (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer; and

(x)          any agreement with any director or officer of any member of the Target Group or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer.

each a “Material Contract”.

(b)          Each Material Contract is valid and binding on the parties thereto, and is in full force and effect, and no member of the Target Group or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of Seller, no event or circumstance has occurred that would constitute any event of default thereunder. True and complete copies of each Material Contract have been delivered to Buyers.

(c)          To the knowledge of Seller, in the period of twelve (12) months ending on the Closing Date, no Substantial Customer or Substantial Supplier has ceased, threatened to cease or indicated an intention to cease, trading with, or reduced or threatened to reduce to the Target Group in any material respect its trading with, any member of the Target Group.

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Paragraph 3.13.         Litigation. There is no action, suit, proceeding or, to the knowledge of Seller investigation against, or to the knowledge of Seller, threatened or pending against any member of the Target Group before any Governmental Authority or arbitrator and as far as the Seller is aware there are no existing circumstances which are likely to give rise to any such action, suit, or proceeding or investigation which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff/claimant’s demands, could reasonably be expected to have a material adverse effect on the business of the Target Group taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated by this Agreement.

Paragraph 3.14.         Compliance with Laws and Court Orders. No member of the Target Group is in violation of, and has not since 1 April 2010 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Target Group taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any member of the Target Group that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Target Group taken as a whole, or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Paragraph 3.15.         Foreign Corrupt Practices Act; UK Bribery Act. Except as Disclosed on Schedule 3.15 of the Seller Disclosure Schedule, no member of the Target Group, nor any director, officer, employee, agent or representative thereof acting in their capacity as such, has taken any action in breach of Applicable Law in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to induce that person to act in breach of a duty of good faith or trust (“acting improperly”) or to reward the person for acting improperly, or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to induce such person to act improperly or reward the person for doing so. Each member of the Target Group has conducted its businesses in compliance with all applicable anti-corruption laws, including, without limitation, the US Foreign Corrupt Practices Act and the UK Bribery Act, and has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws.

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Paragraph 3.16.         Properties.

(a)          The Properties comprise all the land and buildings owned by the Target Group or used or occupied by the Target Group or in which the Target Group have any other interest, right or liability.

(b)          In the case of each of the Properties, the relevant member of the Target Group is the sole legal and beneficial owner and has a good and marketable title and has in its possession or under its control free of any Encumbrance all relevant original title deeds and documents necessary to prove the title of the relevant member of the Target Group.

(c)          The Target Group are in possession of, own, use and occupy the Properties free from any lease, covenant, restriction, stipulation, easement, licence, underlease, tenancy, right, limitation, option, right of pre-emption, customary or public right, local land charge, mining or mineral right, franchise, manorial right, exception or reservation or other right or interest in or over land or any other unregistered interest not referred to above.

(d)          The Target Group do not by their use or occupation of the Properties contravene any requirement or restriction having the force of law in the jurisdiction in which the Properties are situate and the Target Group have complied with all covenants, conditions, restrictions, limitations and other matters binding on them, none of which is of an unusual or onerous nature or prejudicially affects the Target Group’s use, occupation or powers of disposal or development of the Properties or adversely affect their value.

(e)          Where the title requires registration in the relevant jurisdiction where the respective Properties are situate, it has been duly registered and a member of the Target Group is the registered proprietor.

(f)           Where title to the Properties does not require registration in the relevant jurisdiction where the respective Properties are situate, there is nothing preventing such registration in the event that the same may be required in the future and no event has occurred in consequence of which registration should have been effected.

(g)          There are no mortgages, charges, legal or equitable, specific or floating or debentures, rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or trusts (whether for securing money or otherwise) affecting any of the Properties or the proceeds of sale of any of the Properties.

(h)          There are no agreements for sale, estate contracts, options, rights of pre-emption or similar matters affecting any of the Properties to which any member of the Target Group are a party, the provisions of which remain to be observed or performed.

(i)           There is no right, easement, wayleave, licence or informal arrangement, public or private, which is enjoyed or in course of being acquired by or against it.

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(j)          There is no agreement, obligation, event, or other matter which is, although not registered, is capable of registration (by way of charge, caution, inhibition, restriction or notice or otherwise howsoever).

(k)          The Target Group do not by their use or occupation contravene any requirement or restriction having the force of law in the jurisdiction in which the Properties are situate and the Target Group have complied with all covenants, conditions, restrictions, limitations and other matters binding on them, none of which is of an unusual or onerous nature or prejudicially affects the Target Group’s use, occupation or powers of disposal or development of it or adversely affects its value.

(l)          Each point at which access is gained to it is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to it is shared with any other person nor subject to rights of determination by any other person.

(m)          The main services of water, drainage, gas and electricity are enjoyed at each of the Properties.

(n)          There is no circumstance which would entitle any third party to exercise a right or power of entry or to take possession, or which would in any other way affect or restrict the continued possession, enjoyment or use of each of the Properties by the Target Group.

(o)          All fixtures, fittings, plant and equipment (other than tenants’ property and meters and other equipment belonging to suppliers of telephone, electricity, gas and water services) are the Target Group’s own absolute property free from encumbrances.

(p)          Where necessary all title deeds have had paid on them any relevant taxes payable on them in the jurisdiction in which the Properties are situate and no application to defer the payment of such taxes on any contingent, uncertain or unascertained consideration has been made.

(q)          No notice, order, proposal, application, request or schedule of dilapidations affecting or relating to any of the Properties has been served or made by any authority or other person or any member of the Target Group or by the Target Group.

(r)           None of the Properties is subject to the payment of any outgoings other than rates or water rates or other sums payable in the jurisdiction in which the Properties are situate (and, in the case of leaseholds, sums reserved by the relevant lease) and all such outgoings have been duly paid to date and none is in dispute.

(s)          No action, claim, proceeding, demand, dispute or liability in respect of any of the Properties is outstanding against any member of the Target Group.

(t)           No dispute with any adjoining or neighboring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to any of the Properties is existing to which any member of the Target Group is a party.

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(u)          None of the members of the Target Group has had occasion to make any claim or complaint in relation to any neighboring property or its use or occupation.

(v)          The existing use of each of the Properties as stated in Schedule 3.16(v) of the Seller Disclosure Schedule is the actual use to which each of the Properties is put and is a lawful use under the relevant laws of the jurisdiction in which the Properties are situate and such use of the Properties is for the purposes of the business carried on by the Target Group at the Properties.

(w)          No development works or alterations at any of the Properties have been carried out in breach of any laws relating to such development works or alterations in the jurisdiction in which the Properties are situate.

(x)           No formal or informal notice has been served, nor have any enforcement proceedings been commenced, on or against any member of the Target Group in respect of any of the Properties or the use of them, by any authority within the jurisdiction in which the Properties are situate.

(y)          Any planning permissions required within the jurisdiction in which the Properties are situate and affecting the Properties are unconditional or subject only to conditions which have been satisfied so that nothing further remains to be done and no permission has been given subject to unusual or onerous conditions nor any condition making it temporary or personal to anyone.

(z)           To the knowledge of Seller, no application has been submitted to any authority within the jurisdiction in which the Properties are situate affecting any of the Properties which awaits determination nor to the knowledge of Seller, is any decision or deemed refusal affecting any of the Properties subject to appeal or to any challenge as to its validity.

(aa)         No permission affecting any of the Properties is suspended or remains unimplemented in whole or in part.

(bb)        None of the Properties is subject to any agreement entered into pursuant to any laws of the jurisdiction in which the Properties are situate relating to infrastructure (including but not limited to roads, drainage or water services) to which any member of the Target Group is subject or any other agreement regulating use or development and there is no current requirement or any member of the Target Group to enter into any such agreement or obligation.

(cc)         The Properties are in good and substantial repair and fit for the purposes for which they are presently used. There is no material defect in the construction or condition of any of the Properties and no mining operations have been or are contemplated under any of them.

(dd)        None of the Properties is subject to any actual or contingent liability to repay the whole or any part of any compensation received or receivable under the laws of the jurisdiction in which the Properties are situate.

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(ee)         None of the members of the Target Group is expecting to have to expend any substantial sum of money in respect of any of the Properties in the near future.

(ff)          In respect of the Leasehold Properties: (i) the current rent is confirmed in Schedule 3.16(ff) of the Seller Disclosure Schedule and there are no rent reviews pending or currently under negotiation or the subject of a reference to an expert or arbitrator or the courts or any other independent person body authority; (ii) the relevant member of the Target Group has paid the rent and all other sums payable up to date and the last demand for rent was unqualified and each lease is valid and in full force; (iii) no notices have been served by the landlord in respect of the Leasehold Properties; (iv) where title to of the Leasehold Properties is not registered at the relevant authority for the jurisdiction in which the Properties are situate, the lease was not subject to compulsory registration when it was granted and any subsequent disposition of the leasehold interest was not subject to compulsory registration at the relevant time; (iv) the Target Group have not received any complaint regarding any alleged breach of any covenants and conditions; (v) where the grant of the lease or any event since the grant of the lease resulted in taxes being payable to any authority such taxes have been paid in full.

(gg)        In respect of the UK Leased Properties, those written replies to enquiries provided by the Seller’s solicitors to the Buyers’ solicitors prior to the date hereof are true and accurate in all respects.

(hh)        None of the members of the Target Group have at any time:

(i)          had vested in it or them (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property or otherwise, other than the Properties; and

(ii)          given any covenant or entered into any agreement, deed or other document (whether as a tenant or undertenant or as an assignee, transferee, guarantor or otherwise) in respect of any freehold or leasehold property or otherwise, in respect of which in either case any actual contingent or potential liability remains with the Target Group.

Paragraph 3.17.         Products. Each of the products produced or sold by any member of the Target Group during the last 24 months is (i) is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all Applicable Laws and (ii) to the knowledge of Seller is fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made by the Target Group in connection with the sale of such products. There is, to the knowledge of Seller, no design defect with respect to any of such products and each of such products contains adequate warnings, in accordance with Applicable Laws, and current industry practice with respect to its contents and use.

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Paragraph 3.18.         Intellectual Property. (a) Schedule 3.18 of the Seller Disclosure Schedule contains an accurate list of each of the registrations and applications for registrations included in the Owned Intellectual Property Rights (but for the avoidance of doubt, nothing in this paragraph 3.18(a) shall be construed as a warranty concerning the validity or subsistence of any such Intellectual Property Rights). Schedule 3.18(a) of the Seller Disclosure Schedule contains details of all material agreements (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for personal computer software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $1,000 per seat or less) to which any member of the Target Group is a party or otherwise bound, granting or restricting any right to use, exploit or practice any material Intellectual Property Rights. Since 31 March 2012, no member of the Target Group has transferred (by assignment, license or otherwise) any of its Owned Intellectual Property Rights to Seller, any member of the Retained Group or a third party.

(b)          The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights used or held for use in, the conduct of the business of each member of the Target Group as conducted on the Closing Date and, to the knowledge of the Seller, as recently proposed to be conducted by any member of the Target Group to be conducted. To the knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(c)           Neither Seller nor any member of the Target Group has given to any Person an indemnity against the infringement of any Intellectual Property Right, other than indemnities (i) that, individually, or in the aggregate, could not result in liability to any member of the Target Group in excess of $250,000 or (ii) that arise under a standard form sale contract or under any agreement made in the ordinary course of business or (iii) that arise under any software licence agreement.

(d)          To the knowledge of Seller, no member of the Target Group has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit or proceeding, or to the knowledge of Seller, pending against, or threatened against any member of the Target Group or to the knowledge of the Seller any present officer, director or employee of any member of the Target Group (or any persons who was an officer, director of employee of any member of the Target Group within the previous 12 months) (i) based upon, or challenging or seeking to deny or restrict, the rights of any member of the Target Group in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by any member of the Target Group conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that any member of the Target Group have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

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(e)          None of the Owned Intellectual Property Rights or, to the knowledge of Seller, Licensed Intellectual Property Rights material to the operation of the business of any member of the Target Group, has been adjudged invalid or unenforceable in whole or part and to the knowledge of the Seller there are no grounds for any such judgment.

(f)           The members of the Target Group hold all right, title and interest in and to all Owned Intellectual Property Rights and each of the members of the Target Groups’ licenses under the Licensed Intellectual Property Rights, free and clear of any Encumbrance (but for the avoidance of doubt, nothing in this paragraph 3.18(f) shall be construed as a warranty concerning the validity or subsistence of any such Intellectual Property Rights). In each case where a patent or patent application, trademark registration or trademark application, service mark registration or service mark application, or copyright registration or copyright application included in the Owned Intellectual Property is held by assignment, the assignment has been duly recorded with the Governmental Authority from which the patent or registration issued or before which the application or application for registration is pending. Each member of the Target Group has taken all reasonable actions which it considers necessary to maintain and protect the Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.

(g)          To the knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. None of the Intellectual Property Rights of any member of the Target Group that is material to the business or operation of any member of the Target Group and the value of which to any member of the Target Group is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the members of the Target Group who are bound by confidentiality.

(h)          With respect to pending applications and applications for registration of the Owned Intellectual Property Rights that are material to the business or operation of any member of the Target Group, Seller is not aware of anything, in its reasonable opinion, that could reasonably be expected to prevent any such application or application for registration from being granted with coverage substantially equivalent to the latest amended version of the pending application or application for registration. None of the trademarks, service marks, applications for trademarks and applications for service marks included in the Owned Intellectual Property Rights that are material to the business or operation of any member of the Target Group has been the subject of a successful opposition or cancellation procedure. None of the patents and patent applications included in the Owned Intellectual Property Rights that are material to the business or operation of any member of the Target Group has, to the knowledge of Seller, been the subject of an interference, protest, public use proceeding or third party reexamination request.

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Paragraph 3.19.         Insurance Coverage. Seller has given to Buyers a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, businesses, operations, employees, officers or directors of each member of the Target Group. There is no claim by any member of the Target Group pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies or bonds have been timely paid and each member of the Target Group has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since 1 April 2012 and remain in full force and effect. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Paragraph 3.20.         Licenses and Permits. Schedule 3.20 of the Seller Disclosure Schedule correctly describes each material license, permit, approval or other similar authorization (excluding those relating to Intellectual Property Rights) granted by any Government Authority relating to the assets or business of any member of the Target Group (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as Disclosed on Schedule 3.20 of the Seller Disclosure Schedule, (i) the Permits are valid and in full force and effect, (ii) no member of the Target Group is in default under, and no condition exists that would constitute a default under, the Permits and (iii) none of the Permits will be terminated or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

Paragraph 3.21.         Inventories. The inventories set forth in the Balance Sheet were stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently applied by each member of the Target Group. Since the Balance Sheet Date, the inventories of each member of the Target Group have been maintained in the ordinary course of business. All such inventories are owned free and clear of all Encumbrances and at Closing are considered by the Seller to be both (a) reasonably sufficient for the purpose of the Target Group and (b) usable or saleable (as applicable) in the normal course of business. Except as Disclosed on Schedule 3.21 of the Seller Disclosure Schedule, none of the members of the Target Group is party to any current consignment or “bill and hold” arrangement.

Paragraph 3.22.         Receivables. All accounts, notes receivable and other receivables reflected on the Balance Sheet (other than receivables collected since the Balance Sheet Date) are genuine and collectible, subject to normal and customary trade discounts or non-material disputes, less any provisions recorded on the Balance Sheet. All accounts, notes receivable and other receivables relating to the business of each member of the Target Group as of the Closing Date which are not reflected on the Balance Sheet will, to the knowledge of Seller, be genuine and collectible, subject to normal and customary trade discounts or non-material disputes. All accounts, notes receivable and other receivables arising out of or relating to such business of each member of the Target Group as of the Balance Sheet Date have been included in the Balance Sheet.

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Paragraph 3.23.         Discharge of debts and collection of payments. Except as Disclosed on Schedule 3.23 of the Seller Disclosure Schedule, since the Balance Sheet Date, each member of the Target Group has discharged its debts and collected its payments in the ordinary course of business.

Paragraph 3.24.         Finders’ Fees. Except for Grant Thornton UK LLP, whose fees and expenses will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Target Group who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Paragraph 3.25.         No other bonuses. Except for the Transaction Bonuses, no Employee or any other person employed or engaged by any member of the Target Group is eligible for or entitled to, as a result the transaction contemplated by this Agreement (including as a consequence of Closing): (a) terminate his employment or engagement or cause such employment or engagement to be terminated, other than in accordance with the termination provisions of his employment contract (as disclosed to Buyers); (b) receive any remuneration, emolument, incentive, reward, or benefit of any kind; (c) receive any variation to his terms and conditions of employment or engagement; or (d) treat himself as being dismissed released from any obligation to any member of the Target Group, or to the knowledge of Seller.

Paragraph 3.26.         Employees. Except as Disclosed on Schedule 3.26 of the Seller Disclosure Schedule:

(a)          The following terms and conditions of employment of all the Employees have been disclosed in writing to Buyers, details of: name, role, age, all remuneration, emoluments, incentives and benefits (including underlying policy documents and any employee benefit plans), termination provisions, length of notice, hours and location of work (including jurisdiction), length of service any change of control provisions of each Employee and details of any payments or benefits to any Employee in connection with the Closing.

(b)          Copies of all template contracts of employment, staff handbooks, policies and procedures applicable to the Employees are attached to the Seller Disclosure Schedule, together with details of any material variations from the terms of the template contracts.

(c)           Copies of the contracts of employment (including details of any and all variations of current remuneration and benefits) of the Key Employees of any member of the Target Group have been disclosed in writing to Buyers.

(d)          No Employee has given or been given notice of termination of his employment which remains outstanding at the date of this Agreement and no former employee of any member of the Target Group has ceased to be an Employee within the last six months.

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(e)          There is no agreement, arrangement or practice imposing an obligation on any member of the Target Group to change emoluments or any other terms of employment at any future date.

(f)           Each member of the Target Group has complied in all material respects with all Applicable Law (including but not limited to immigration laws) and all terms of employment contracts in relation to or in connection with each of the Employees or any former employees of the Target Group whose employment has ceased within the last six months, including in respect of any collective agreements in respect of employee representative bodies and no sums are outstanding in respect of any Employee or former employee of any member of the Target Group up to the Closing except for salaries and expenses for the month during which Closing occurs, which Seller shall be liable to pay in the ordinary course (subject to being properly accrued and apportioned in respect of the period before and after Closing).

(g)          There are no agreements or other arrangements between any member of the Target Group and any trade union, work councils (domestic or European) or other representative body in relation to the Employees of any member of the Target Group and there are no actual or, to the knowledge of Seller, potential disputes or any on-going negotiations with any such body. There are no collective agreements applicable to the Employees.

(h)          There are no existing claims or actual or, to the knowledge of Seller, threatened litigation against any member of the Target Group by or in respect of any Employee or individual engaged to provide services to any member of the Target Group or former employee of, or individual engaged to provide services to, any member of the Target Group in respect of his employment or engagement, or the termination of his employment or engagement or the provision of any benefits, or any disputes or industrial action for the purposes of collective industrial relations, and no such dispute has arisen or industrial action taken place within the last two years.

(i)          There are no disciplinary or grievance proceedings in relation to any Employee or former employee of any member of the Target Group currently contemplated, anticipated or, to the knowledge of Seller, threatened or in the course of being followed by a member of the Target Group or which are the subject of appeal.

(j)          No member of the Target Group has entered into and there is not in effect any contract of employment with any Employee which contains a notice period of more than six months or which entitles the Employee to compensation exceeding the value of six months’ remuneration if terminated without notice.

(k)          No member of the Target Group has any agreement, arrangement or practice for the making of payments or the provision of benefits to any Employee on redundancy, severance, or other termination of employment of any Employee (other than the statutory minimum required by Applicable Law).

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(l)          Details of all consultants, individual contractors, agency workers and any other persons engaged by any member of the Target Group and all terms and conditions applicable to their engagement have been disclosed in writing to Buyers and all members of the Target Group have complied in all material respects with all Applicable Law in relation to such persons. There are no secondment arrangements in place with any member of the Target Group involving companies which are not members of the Target Group.

(m)          The Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”) or any local equivalent legislation, has not applied in relation to any Employees or former employees of any member of the Target Group in the last two years.

(n)          Complete and accurate details of any arrangements for the provision of medical, sickness, permanent health or similar coverage for or in respect of any Employees have been provided to Buyers, together with details of any former employees or officers of any member of the Target Group who are still claiming under any such insurance policies applicable during their employment with the relevant member of the Target Group, including complete and accurate details of those insurance policies to the extent not already provided to Buyers.

Paragraph 3.27.         Employee Benefit Plans.

(a)          Each Target Entity Plan has been administered, in all material respects, in accordance with its terms, and each member of the Target Group has met its obligations, in all material respects, with respect to each Target Entity Plan and has made all required contributions thereto in accordance with all Applicable Laws in all material respects. Each U.S.-based Target Entity Plan is in compliance, in all material respects, with the currently applicable provisions of ERISA and the Code and all applicable interpretations and regulations thereunder, as well as all other Applicable Laws. All material filings and reports as to each Target Entity Plan required to have been submitted to the appropriate Government Agency (i.e., U.S. Internal Revenue Service, the U.S. Department of Labor) have been duly submitted. No Target Entity Plan contains any securities issued by any member of the Target Group. The assets for each Target Entity Plan which is funded are reported at their fair market value on the books and records of such Target Entity Plan.

(b)          There are no legal proceedings (except claims for benefits payable in the normal operation of the Target Entity Plans and proceedings with respect to qualified domestic relations orders) against or involving any Target Entity Plan or asserting any rights or claims to benefits under any Target Entity Plan that would reasonably be expected to result in any material liability to any member of the Target Group.

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(c)          All Target Entity Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Target Entity Plans are qualified and the plans and the trusts related thereto are exempt from United States federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code or have been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, no such determination or opinion letter has been revoked and, to the knowledge of Seller, revocation has not been threatened, and no such Target Entity Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. Each Target Entity Plan has been timely amended to comply with all provisions of the Code which are applicable to such Target Entity Plan.

(d)          No member of the Target Group has any liability with respect to any plan subject to the provisions of Section 412 of the Code or Title IV of ERISA.

(e)          No member of the Target Group has any liability with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)          Other than as Disclosed on Schedule 3.27(f) of the Seller Disclosure Schedule, there are no unfunded obligations under any Target Entity Plan providing benefits after termination of employment to any employee of any member of the Target Group (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law or severance arrangements that have been disclosed.

(g)          No act or omission has occurred and no condition exists with respect to any Target Entity Plan that would reasonably be expected to subject any member of the Target Group to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h)          No Target Entity Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)          Each Target Entity Plan, other than any individual contractual arrangement for which mutual consent to amend is required by its terms, is amendable and terminable unilaterally by any member of the Target Group at any time without liability or expense to the relevant member of the Target Group or such Target Entity Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Target Entity Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits any member of the Target Group from amending or terminating any such Target Entity Plan.

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(j)          Schedule 3.27(j) of the Seller Disclosure Schedule discloses each: (i) Target Entity Plan the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the relevant member of the Target Group of the nature of any of the transactions contemplated by this Agreement; and (ii) Target Entity Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k)          With respect to each Target Entity Plan which is or could be subject to Section 409A of the Code, such plan has been maintained and administered, in all material respects, in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code.

(l)          Each Target Entity Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies and has complied in all material respects with the applicable requirements of (i) Part 6 of Title I of ERISA and the Consolidated Omnibus Budget Reconciliation of 1985 (“COBRA”), (ii) the Patient Protection and Affordable Care Act of 2010, and any rules or regulations promulgated thereunder, and (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder (“HIPAA”).

(m)          Except for the Disclosed Schemes and the Target Entity Plans, no member of the Target Group is under any legal liability to pay pensions or gratuities or any similar payment to or in respect of any employee or officer or former employee or officer on retirement (howsoever and whensoever arising) or death and, in respect of former employees and officers, on disability. Schedule 3.27(m) of the Seller Disclosure Schedule contains a complete and accurate list of all Target Entity Plans (by member of the Target Group). Complete and accurate copies of (i) all Target Entity Plans which have been reduced to writing, (ii) written summaries of all unwritten Target Entity Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports for the last three plan years with respect to such Target Entity Plans filed on IRS Form 5500, if applicable, have been delivered to the Buyers.

(n)          Except for the Disclosed Schemes and the Target Entity Plans, no member of the Target Group is party to any arrangement to which it contributes is bound to contribute or make any payment, either now or in the future under which benefits of any kind are payable to or in respect of any of employee or officer or former employee or officer on retirement (howsoever and whensoever arising) or death and, in respect of former employees and officers, on disability, nor has any proposal been announced (or any promise made) to establish any such arrangement and to the extent that any such arrangement existed in the past, no member of the Target Group has any subsisting liability in respect of it.

(o)          Except for under the Target Entity Plans, no employee or officer or former employee or officer of any member of the Target Group has entitlement to benefits on retirement (howsoever and whensoever arising) or death and, in respect of former employees and officers, on disability, otherwise than in accordance with the governing documentation of the Disclosed Schemes and no announcement or communication has been made by any member of the Target Group that would be reasonably expected to give rise to such an entitlement.

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(p)          The benefits provided under the Disclosed DC Schemes are “money purchase benefits”, within the meaning given in section 29 of the Pensions Act 2011; no guarantee or promise has been given by any member of the Target Group nor is there any understanding that any of the benefits provided under the Disclosed DC Schemes other than life assurance benefits (where applicable) shall be of a specified amount.

(q)          Complete and accurate details of the rates at which contributions are payable by the members of the Target Group in respect of the Disclosed DC Schemes have been provided to Buyers.

(r)          Except for under the Target Entity Plans, no member of the Target Group has at any time or in respect of any person provided or promised to provide ex gratia pensions or other benefits on retirement (howsoever and whensoever arising) or death and, in respect of former employees and officers, on disability.

(s)          Each member of the Target Group has duly complied with its obligations under the Disclosed DC Schemes and the Life Assurance Plan in all material respects and all amounts, contributions and charges due to be paid by any member of the Target Group to the Disclosed DC Schemes and the Life Assurance Plan prior to the Closing have been paid by each member of the Target Group in full when due.

(t)          To the knowledge of the Seller, the Disclosed DC Schemes have at all times been administered in accordance with all applicable legal and administrative requirements and in compliance with the provisions of their governing documents.

(u)          No Employee has any rights to enhanced pension benefits on redundancy or early retirement as a result of a transfer of an undertaking or part of an undertaking to which either the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied.

(v)         All death in service benefits payable prior to Closing in respect of the Employees under the Disclosed DC Schemes and the Life Assurance Plan are fully insured prior to Closing and, in relation to any death in service benefits payable under the Disclosed DC Schemes, all premiums by way of insurance and the rates at which they are payable and any special terms in respect of any individual members have been disclosed to Buyers.

(w)          No claims actions or complaints (including without limitation any complaints made under any internal disputes procedure and any references or applications made to any regulatory authority but excluding claims for benefits in the ordinary course) have been made or, to the knowledge of Seller, are pending or threatened against any member of the Target Group in relation to the Disclosed Schemes. To the knowledge of Seller, there are no existing facts or circumstances that would reasonably be expected to give rise to any such claims, actions or complaints.

(x)          No member of the Target Group has been a party to any act, or deliberate failure to act, which would reasonably be expected to result in a Contribution Notice being issued to any member of the Target Group by the Pensions Regulator.

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(y)          No member of the Target Group has at any time prior to the Closing been “connected” with or an “associate” of any employer which is or has been participating in a pension scheme (other than the Disclosed DB Scheme) to which section 32, 43, 47 or 58 of the Pensions Act 2004 applies. For these purposes “connected” and “associate” have the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively.

(z)          No Financial Support Direction, Contribution Notice or Restoration Order has been issued by the Pensions Regulator under sections 32, 43, 47 or 58 of the Pensions Act 2004 respectively against any member of the Target Group and so far as Seller is aware, there are no existing or past circumstances which would reasonably be expected to give rise to issue of a Financial Support Direction, Contribution Notice or Restoration Order against any member of the Target Group or any of its officers.

(aa)         Each member of the Target Group has complied with its obligations under Pensions Law in relation to the Disclosed Schemes.

Paragraph 3.28.         Environmental Matters. (a) (i) Since 1 April 2012, no written notice, notification, demand, request for information, citation, summons or order has been received by any member of the Target Group, to the knowledge of Seller no complaint has been filed, no penalty has been assessed and no action, claim, suit or proceeding is to Seller’s knowledge pending or threatened by any Governmental Authority or other Person against any member of the Target Group and relating to or arising out of any breach of Environmental Law.

(ii)         There are no material liabilities of any member of the Target Group of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, relating to any breach of Environmental Law by any member of the Target Group.

(iii)        To the knowledge of Seller, there are no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) present at, on or under any of the Properties.

(iv)        (a) No Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released (collectively, “Released”) by SFC or any of its subsidiaries (collectively, the “US Entities”), or to Seller’s knowledge by any of their respective predecessors or any third party, into the soil, subsurface strata, surface water, sediment, ground or groundwater at, on, under or from any property or facility currently or formerly owned, leased, operated or used by any US Entity or any property or facility at which any US Entity arranged for Hazardous Substance disposal, which would reasonably result in a material liability to any member of the Target Group and (b) no Hazardous Substance has been Released by any member of the Target Group (other than a US Entity), or to Seller’s knowledge by any predecessor thereof or any third party, in breach of Environmental Law into the soil, subsurface strata, surface water, sediment, ground or groundwater at, on, under or from any property or facility currently or formerly owned, leased, operated or used by any member of the Target Group (other than a US Entity), which would reasonably result in a material liability to any such member of the Target Group.

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(v)         To the knowledge of Seller, no property now or previously owned, leased or operated by any member of the Target Group or any property to which any member of the Target Group has, directly or indirectly transported or arranged for the transportation of any Hazardous Substances for disposal is listed or, to Seller’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

(vi)        Each member of the Target Group is in compliance in all material respects with all Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(vii)       The warranties contained in this Paragraph 3.28(a)(ii) and (iv) shall not apply to the Specific Environmental Indemnity Sites, the Stockton on Tees Property and the Bury Property.

(b)          There has been no material environmental investigation, study or audit conducted by any member of the Target Group in the two years prior to the date of this Agreement of which Seller has knowledge in relation to the current or prior business of any member of the Target Group or any property or facility now or previously owned, leased or operated by any member of the Target Group.

Paragraph 3.29.         Tax Matters.

(a)          Balance Sheet. All liabilities, whether actual, deferred, contingent or disputed, of each member of the Target Group for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Balance Sheet Date or arising in respect of an event occurring or deemed to occur on or before the Balance Sheet Date are fully provided for or (as appropriate) disclosed in the Balance Sheet. All other warranties relating to specific Tax matters set out in this Schedule are made without prejudice to the generality of this Paragraph 3.29.

(b)          Position since Balance Sheet Date. Since the Balance Sheet Date no member of the Target Group has been involved in any transaction which has given or may, to the knowledge of Seller, give rise to a liability to Tax on any member of the Target Group (or would have given or might give rise to such a liability but for the availability of any relief) other than Tax in respect of normal trading income or receipts of the member of the Target Group concerned arising from transactions entered into by it in the ordinary course of business.

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(c)          Payment of Taxes. All Tax due and payable by any member of the Target Group prior to the date hereof has been paid in full. Each member of the Target Group has made all deductions and retentions of or on account of Tax as it was or is obliged to make and all such payments of or on account of Tax as should have been made to any Tax Authority in respect of such deductions or retentions.

(d)          Returns. Each member of the Target Group has in the last six years duly, and within any appropriate time limits, made all returns, given all notices and supplied all other material information required to be supplied to all relevant Tax authorities and has maintained all records required to be maintained for Tax purposes; all such information was and remains accurate in all material respects and all such returns and notices do not reveal any transactions which may be the subject of any dispute with or any enquiry raised by, any Tax Authority.

(e)          Disputes, investigations. No member of the Target Group is involved in any current dispute with any Tax Authority or is or has in the last six years been, the subject of any investigation, enquiry, audit or non-routine visit by any Tax Authority.

(f)          Special arrangements. No Tax Authority has during the last six operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any member of the Target Group’s affairs.

(g)          Employees. All amounts payable to any Tax Authority in respect of any employee (including any Tax deductible from any amounts paid to an employee, and any social security, social fund or similar contributions required to be made in respect of employees) due and payable by any member of the Target Group during the last six years up to the date hereof have been duly paid.

(h)          Residence/permanent establishment. Each member of the Target Group is and has at all times during the last six (6) years been resident for Tax purposes in its place of incorporation and is not and has not at any time during the last six years been treated as resident in any other jurisdiction for any Tax purpose (including any double Taxation arrangement). No member of the Target Group is subject to Tax in any jurisdiction other than its place of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction.

(i)          Agency, permanent establishment. No member of the Target Group is liable for any Tax as the agent of any other person or business or constitutes a permanent establishment of any other person, business or enterprise for any Tax purpose.

(j)          Transfer pricing. All transactions between any members of the Target Group, or between any member of the Target Group and any current or past member of any group for Tax purposes of which the Seller has been a member, to the knowledge of the Seller have been and are on fully arm’s length terms. There are no circumstances to the knowledge of the Seller which could cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact in the last six years.

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(k)          VAT. Each member of the Target Group has, in the last three years, complied in all material respects with the terms of all relevant enactments relating to VAT.

(l)          Stamp duties. In respect of all documents which establish or are necessary to establish the title of any member of the Target Group to any asset, or by virtue of which any member of the Target Group has any right, all applicable stamp duties or registration charges or similar duties Taxes or charges have been duly paid.

Paragraph 3.30.         Assets.

(a)          A member of the Target Group is the full legal and beneficial owner of all the assets included in the Balance Sheet, and any assets acquired since the Balance Sheet Date, and all other assets used by any member of the Target Group, except for those disposed of since the Balance Sheet Date in the ordinary course of business.

(b)          None of the assets shown in the Balance Sheet or acquired by any member of the Target Group since the Balance Sheet Date or used by any member of the Target Group, is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

(c)          A member of the Target Group is in possession or control of all the assets included in the Balance Sheet, and those acquired since the Balance Sheet Date, except for those Disclosed on Schedule 3.30 of the Seller Disclosure Schedule as being in the possession of a third party or those disposed of since the Balance Sheet Date in the ordinary course of business.

(d)          None of the assets, undertaking or goodwill of any member of the Target Group is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has any outstanding claim to be entitled to create such an Encumbrance.

(e)          The assets of each member of the Target Group comprise all the assets used in, and necessary for, carrying on its business as such business is carried on at the Closing Date.

Paragraph 3.31.         Condition of Plant and Equipment. The material plant, machinery, equipment and vehicles used in connection with the business of the Target Group are in good working order (fair wear and tear excepted) and have been properly maintained.

Paragraph 3.32.         Supply Agreements.

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(a)          The terms and conditions set forth in clauses 7 (“Changes to Specifications”), 10 (Inspections, Testing and Returns”), 14 (“Price”) and 18 (“Product Recall”) of each of the Supply Agreements are materially consistent with the conduct of business between the parties to such Supply Agreement during the twelve (12) months prior to and as of the Closing Date.

(b)          To the knowledge of the Seller, there are no existing circumstances which would mean that any of the members of the Target Group party to the Supply Agreements would be unable to perform in any material respect any of the obligations under the Supply Agreements.

(c)          As of the Closing Date, all of the products supplied under the Supply Agreements are supplied only to the Retained Group.

(d)          All of the cost items (including material costs and total manufacturing cost) in respect of each product set forth in Schedule 1 of each Supply Agreement was calculated using the Target Group’s standard costs as of 30 November 2013.

(e)           The methodology for determination of total manufacturing cost set forth in Schedule 2 of each Supply Agreement has been applied in a manner which is consistent during the twelve (12) months prior to the Closing Date.

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Schedule 4 — Warranties of Buyers

Paragraph 4.01.         Corporate Existence and Power. (a) UK Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of England and Wales and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. UK Buyer is not insolvent under the laws of England and Wales or unable to pay its debts as they fall due, no arrangement or compromise has been made with its creditors and no insolvency proceedings have been commenced or applied for, nor has a liquidator, receiver or similar officer been appointed in relation to it or any of its assets and no resolution has been passed or order made for its winding-up.

(b)          US Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. US Buyer is not insolvent under the laws of Delaware or unable to pay its debts as they fall due, no arrangement or compromise has been made with its creditors and no insolvency proceedings have been commenced or applied for, nor has a liquidator, receiver or similar officer been appointed in relation to it or any of its assets and no resolution has been passed or order made for its winding-up.

Paragraph 4.02.         Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

Paragraph 4.03.         Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby require no material action by or in respect of, or filing with, any Governmental Authority under any Applicable Law.

Paragraph 4.04.         Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation, bylaws or other similar constituent documents of Buyer, (ii) violate any agreement to which Buyer is bound, or (iii) assuming compliance with the matters referred to in Paragraph 4.03, violate any Applicable Law; or (iv) require any action by or in respect of the consent, approval or authorization of any Person.

Paragraph 4.05.         Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Buyer, threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

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Paragraph 4.06.         Finders’ Fees. Except for C.W. Downer & Co. whose fees and expenses will be paid by US Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of US Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Paragraph 4.07.         Awareness of US Buyer. As at the Closing Date, other than with respect to the constitution or accuracy of the statutory books of Heath Filtration Limited (“HFL Matters”), US Buyer is not actually aware (the actual awareness of US Buyer for this purpose being only the actual awareness of each of Chad A. McDaniel, Joseph Abbruzzi, Robert K. Julian, Dale G. Barnhart, David Glenn, David Williams and James V. Laughlan) of any matter which constitutes an actual breach of any of the Seller Warranties. For the avoidance of doubt, the exclusion of the HFL Matters from this confirmation from US Buyer, shall not be taken as constituting any form of admission by Seller that the HFL Matters constitute an actual breach of any of the Seller Warranties.

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Schedule 6.01 – Tax Covenant

PART A

Definitions and Interpretation. The definitions and rules of interpretation in this Part A of Schedule 6.01 apply to all Parts of this Schedule 6.01.

“Accounts Relief” means a Relief arising to a Group Company in respect of an event occurring or period ending on or before the Closing, the availability of which:

(a)	has been shown as an asset (including a right to repayment of Tax) or otherwise taken into account in the Closing Statement; or

(b)	has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Closing Statement (or which, but for such Relief, would have appeared in the Closing Statement);

“Buyers’ Relief” means (a) any Accounts Relief; (b) any Post-Closing Relief; and (c) any Relief arising to any member of the Buyers’ Tax Group (other than a Group Company) at any time;

“Buyers’ Tax Group” means each of the Buyers, any company in the same group for any Tax purposes as a Buyer from time to time, and any company connected or associated with a Buyer for Tax purposes from time to time, and “Seller’s Tax Group” shall be construed accordingly mutatis mutandis;

“Circular 698” has the meaning set forth in Paragraph 1.4 of this Schedule 6.01;

“Claim for Tax” means a claim under Paragraph 1 of Part B of this Schedule 6.01, or for breach of any Tax Warranty whether pursuant to Clause 7 or otherwise;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Group Companies” means each of the Target Companies and the Target Subsidiaries, and Group Company means any of them;

“Group Relief” means group relief capable of being surrendered or claimed pursuant to Part 5 of CTA 2010; a tax refund capable of being surrendered or claimed pursuant to section 963 of CTA 2010; the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A of TCGA 1992; the notional reallocation of gain pursuant to section 792 of CTA 2009); any other Relief available to be allocated or reallocated between members of a group, consortium or other association for Tax purpose whether in the United Kingdom or any other jurisdiction; and “Surrender” and cognate terms shall be construed accordingly in the context of Group Relief.

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“HMRC” means HM Revenue & Customs;

“Post-Closing Relief” means a Relief which arises to a Group Company as a result of or in connection with: (a) any event occurring; (b) any income, profits or gains earned, accrued or received; after the Closing;

“PRC” means the People’s Republic of China;

“Relief” includes, unless the context otherwise requires, any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to a repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:

(a)	any reference to the use or set-off of a Relief shall be construed accordingly and shall include use or set-off in part;

(b)	any reference to the loss of a Relief (including the loss of any Accounts Relief, Post-Closing Relief shall include the absence, failure to obtain, non-existence, non-availability, disallowance, withdrawal, clawback or cancellation of any such Relief, or its utilization or set-off by any person other than a member of the Buyers’ Tax Group and shall also include such Relief being available only in a reduced amount and ‘lost’ as it relates to a Relief shall be construed accordingly;

“Tax Claim” means:

(a)	any assessment, self-assessment, notice, letter, determination, demand or other document issued or action taken by or on behalf of any Tax Authority (whether issued or taken before or after the date of this Agreement and whether satisfied or not at the date of this Agreement) including, for the avoidance of doubt, the imposition of any withholding of or on account of Tax; and

(b)	the preparation or submission to a Tax Authority of any notice, return, amended return, computation, accounts or any other documents by a Buyer, a Group Company or another person,

in each case from which it appears that there is, or is likely to be, a liability or increased liability in respect of which the Seller may be liable under this Schedule 6.01 or the Tax Warranties;

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“Tax Liability” means:

(a)	a liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (including making a payment in settlement of a liability to Tax) and whether or not presently payable and whether satisfied or unsatisfied at the Closing, in which case the amount of the Tax Liability shall be the amount of the actual payment or increased payment (an “Actual Tax Liability”);

(b)	the loss (otherwise than by way of utilization or setting-off) of an Accounts Relief, in which case the amount of the Tax Liability shall be the amount of Tax which would have been saved but for such loss (assuming that the relevant Group Company had used the Relief in full and that, to the extent that there is an Actual Tax Liability as a result of the loss, the Tax would have been charged at the Tax rates applying to that period and, to the extent that there is no Actual Tax Liability, assuming that the Tax that would have been saved would have been charged at the Tax rates current at the Closing Date) or, where the Relief is a right to repayment of Tax, the amount of the repayment (a “Deemed Tax Liability”); and

(c)	the use or setting off of any Buyers’ Relief in circumstances where, but for such use or setting off, a Group Company would have had an Actual Tax Liability in respect of which the Seller would have been liable under this Schedule 6.01, in which case the amount of the Tax Liability shall be the amount for which the Seller would have been liable under this Schedule 6.01 but for such setting off or utilization (a “Deemed Tax Liability”);

“Tax Warranty” means any of the warranties in Paragraph 3.29 of Schedule 3; and

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992.

In this Schedule 6.01:

(a)	references to income, profits or gains earned, accrued or received (or to an event occurring) on or before a particular date (including the Closing Date) or in respect of a particular period shall include income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received (or, as the case may be, an event which is deemed to have occurred) on or before that date or in respect of that period as the case may be;

(b)	references to any law of the United Kingdom shall, where the context permits, be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose or that most nearly approximates to the United Kingdom law;

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(c)	references to a repayment of Tax include any repayment supplement or interest in respect of it;

(d)	any stamp duty which would be payable on any document executed prior to the Closing (whether or not the document is presently within the United Kingdom), provided such document is either necessary to establish the title of a Group Company to any asset or is a document in the enforcement or production of which a Group Company is interested, and any interest, fine or penalty relating to any such stamp duty, will be deemed to be an Actual Tax Liability of that Group Company; and

(e)	references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing or without a surcharge liability notice being liable to be issued (after taking into account any postponement of such date which is obtained for such Tax).

(f)	references to any amount, matter or liability being taken into account in, treated as an asset in, reflected in or provided for in the Closing Statement shall be construed as meaning that such amount, matter or liability has been taken into account as a liability or an asset (as the case may be) in the calculation of either Closing Working Capital, Closing Working Capital Adjustment, Closing Indebtedness, Closing Cash and/or the resulting Closing Cash Consideration in the Closing Statement, and references to a "provision" or "allowance" shall be interpreted accordingly.

Part B – Tax Covenant

1.	Covenant

Under a covenant on the terms set out in this Paragraph 1 and subject to Paragraph 2, the Seller shall pay to the relevant Buyer (as determined in accordance with Paragraph 9.2) an amount equal to:

1.1.	any Actual Tax Liability of a Group Company which arises:

(a)	in consequence of, in respect of or by reference to an event which occurred on or before the Closing;

(b)	in consequence of, in respect of or by reference to any income, profits or gains which were earned, accrued or received on or before the Closing; or

(c)	in connection with the discharge or payment of the Transaction Bonuses;

1.2.	any Deemed Tax Liability of a Group Company (whether falling within limbs (b) or (c) of the definition of Tax Liability);

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1.3.	any Tax Liability which is the liability of the Seller or a member of the Seller’s Tax Group (the “Primary Person”) for which a Group Company, a Buyer or any other member of the Buyers’ Tax Group is liable in consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; or

(b)	a Group Company at any time before the Closing:

(i)	being a member of the same Tax Group as the Primary Person; or

(ii)	being treated for the purpose of any Tax as having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by or connected with the same person as the Primary Person for any Tax purpose;

1.4.	any Tax Liability (including any Tax Liability arising as a result of an obligation to withhold or account for Tax) of a Group Company which arises in connection with the transactions contemplated by this Agreement (including, without limitation, any such Tax liability levied or imposed in connection with or by reference to the transactions contemplated by Clause 5.07;

1.5.	any Tax Liability (including any Tax Liability arising as a result of an obligation to withhold or account for Tax) of a Group Company, a Buyer or any other member of the Buyers’ Tax Group which is levied or imposed in connection with or by reference to the proceeds of sale, income, profits or gains realized (or deemed to be realized) by the Seller or a member of the Seller’s Tax Group as a result of its disposal of any Group Company pursuant to this Agreement (including, without limitation, Taxes imposed by or on behalf of the PRC in connection with Circular 2009 No. 698 issued by the State Administration of Taxation of the PRC on December 10, 2009 (“Circular 698”));

1.6.	any liability of a Group Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than to another Group Company) in respect of Group Relief, pursuant to any arrangement or agreement entered into by a Group Company on or before the Closing except to the extent that such payment or repayment is provided for in the Closing Statement;

1.7.	the loss in whole or in part of the right of a Group Company to receive any payment (other than from another Group Company) for Group Relief pursuant to any arrangement or agreement entered into on or before the Closing where such payment was taken into account in the Closing Statement;

1.8.	any liability of a Group Company to make a payment or repayment under any indemnity, covenant or warranty entered into or created by a Group Company on or before the Closing of a sum equivalent to or determined by reference to another person’s Tax liability;

1.9.

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(a)	any Tax Liability in respect of United Kingdom VAT arising to a Group Company, as a result of the failure of a Group Company, the Seller or any other member of the Seller’s Tax Group to maintain up to Closing documentation sufficient to demonstrate to the satisfaction of any relevant Tax Authority that supplies made by the Group Companies which have been treated as outside the scope of, exempt from, chargeable at a zero rate of, or otherwise not chargeable with, United Kingdom VAT, were correctly so treated;

(b)	any Tax Liability in respect of United States Tax (including federal income tax and state taxes) arising to SFC in connection with the recharacterisation of, adjustment to, or disallowance of any deductions in relation to (in each case, for United States Tax purposes), any payments made on or before Closing:

(i)	by SFC to Andrew Industries Limited under a royalty and technology licence agreement dated 1 April 1990 (as amended from time to time) or any other similar arrangements; and/or

(ii)	by SFC to Andrew Industries Limited under a management services agreement dated 1 April 1992 (as amended from time to time) or any other similar arrangements.

(c)	any Tax Liability arising in connection with or by reference to Andrew Industries (Hong Kong) Limited not being resident for Tax purposes solely in the United Kingdom at any time on or before Closing and/or being at any time on or before Closing a company to which section 404 of the Income and Corporation Taxes Act 1988 or section 109(1) CTA 2010 applies; and

(d)	any Tax Liability arising in connection with or by reference to Andrew Webron Limited, Andrew Webron Filtration Limited or Andrew Industries (Hong Kong) Limited having had at any time on or before Closing a permanent establishment or other taxable establishment for the purposes of any Tax in a jurisdiction other than the United Kingdom; and

1.10.	any reasonable third party costs and expenses properly incurred by a Buyer or a Group Company or any member of the Buyers’ Tax Group in connection with: (a) any Tax Claim; or (b) successfully taking or defending any action under this Schedule 6.01.

2.	Exclusion

2.1.	The Seller shall not be liable under Paragraph 1 or for breach of any Tax Warranty in respect of any liability of a Group Company to the extent that:

(a)	provision or reserve in respect of such liability was made in the Closing Statement

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(b)	the liability is increased as a result of any increase in rates of Tax which is announced after the Closing Date or of any change in law which is announced after the Closing Date;

(c)	the liability would not have arisen but for a voluntary act, omission or transaction of a Group Company after the Closing Date or of a Buyer or any member of the Buyers’ Tax Group except where such act, omission or transaction is: (i) carried out or effected pursuant to an obligation entered into on or before the Closing Date or (ii) required by law or any regulatory requirement; or (iii) carried out with the written consent of the Seller; or (iv) in the ordinary course of business of the Group Company; or (v) the preparation or submission of any Tax return or computation or other information to a Tax Authority; or (vi) one that the Buyer or the party in question could not foresee or could not reasonably have foreseen would give rise to that liability;

(d)	recovery (less costs and expenses of recovery) has already been made by a Buyer under the warranties set forth in Schedule 3 or the Specific Indemnities or any provision of this Schedule 6.01;

(e)	the liability has been discharged before Closing and the discharge thereof has been taken into account in the Closing Statement;

(f)	the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Closing, on the part of a Group Company or a Buyer, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Closing Statement;

(g)	the liability relates to interest or penalties which arise or are increased as a result of the Buyer’s failure to comply with its obligations under this Schedule 6.01;

(h)	the liability arises or is increased as a result of any change after Closing in the bases, methods or policies of accounting of a Group Company or a Buyer except where such change is made to comply with a generally accepted accounting practice, the published practice of any Tax Authority, law or rule of any regulatory authority or body in force at the Closing Date;

(i)	the liability is SDLT arising in respect of the grant of the lease of the Bury Property;

(j)	the liability arises as a result of any waiver of the China Intercompany Indebtedness;

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(k)	the liability arises in respect of any matter which is the subject of any of the Specific Indemnities contained in Schedule 7.02(a)(iii);

(l)	the liability arises in respect of income tax, primary National Insurance Contributions, or secondary National Insurance Contributions (or, in each case, any equivalent social security contributions in any jurisdiction other than the UK) for which a Group Company is required to account in respect of the payment of the Transaction Bonuses, provided that this paragraph (l) shall only apply to the extent that:

(i)	(in the case of a liability in respect of income tax or primary National Insurance Contributions, or their equivalents in any jurisdiction other than the UK) the Seller has made a payment corresponding to the Transaction Bonuses in respect of which that liability fell due under Clause 5.13(a), or

(ii)	(in the case of a liability in respect of secondary national insurance contributions or their equivalents in any jurisdiction other than the UK) the Seller has made a payment corresponding to the liability in question pursuant to its obligations under Clause 5.13(a); or

(iii)	(in the case of a liability of SFC), an amount was included in Closing Cash in accordance with subparagraph (c) of the definition thereof.

(m)	such liability arises in respect of Corporate Income Tax arising to the relevant member of the Target Group on any payment made to it by the Seller under Clause 5.13(a), provided that this paragraph (m) shall not apply to the extent that the liability exceeds the amount of Tax which may be saved by utilization of any Relief arising from the circumstances in respect of which the relevant payment by the Seller was made;

(n)	such liability arises as a result of:

(i)	any voluntary disclaimer by a Group Company after Closing of the whole or part of any capital allowances claimed before Closing or the entitlement to which was taken into account in preparing the Closing Statement; or

(ii)	the revocation or revision by a Group Company after Closing of any Relief claimed or the entitlement to which was taken into account in preparation of the Closing Statement.

2.2.	The provisions of Paragraph 2.1 do not apply to any claim by a Buyer against the Sellers which arises or is delayed as a result of fraud, dishonesty, willful misconduct or willful concealment by the Seller.

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3.	Limitations

3.1.	The liability of the Seller under this Schedule will terminate on the sixth anniversary of the Closing Date except in respect of any claim under this Schedule of which notice in writing is given to the Seller before that date containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim.

3.2.	If the Seller is liable to make any payment to a Buyer under this Schedule, and such liability arises in relation to a Tax Liability of a Group Company which is capable of being mitigated or eliminated by the Surrender of Group Relief (and where such Group Relief is not a Buyers’ Relief), the Seller shall be entitled to or to procure the Surrender of Group Relief to that Group Company. Such Surrender shall be made for no consideration and shall, to the extent such Group Relief is effectively used to mitigate or eliminate such Tax Liability and is not challenged by a Tax Authority, discharge the relevant liability of the Seller under this Schedule.

3.3.	The Buyer shall, at the Seller’s expense, procure that all relevant claims, elections and surrenders and all other actions are taken as are required to effect the Surrender and utilization of the Group Relief referred to in Paragraph 3.2.

4.	Over-provisions and corresponding benefit

4.1.	If:

(a)	any provision for Tax in the Closing Statement proves to be an over provision;

(b)	the amount by which any right to repayment of Tax which has been treated (or, in accordance with generally accepted accounting principles, could have been treated) as an asset in the Closing Statement proves to have been under-stated; or

(c)	a payment by the Seller in respect of any Tax Liability or the matter giving rise to the Tax Liability in question results in a Group Company or the Buyer receiving or becoming entitled to any Relief (other than an Accounts Relief) which it utilizes (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilized (“Relevant Amount”), shall be dealt with in accordance with Paragraph 4.2.

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4.2.	The Relevant Amount:

(a)	shall first be set off against any payment then due from the Seller in respect of any Claim for Tax;

(b)	to the extent there is an excess of the Relevant Amount after any application thereof under Paragraph 4.2(a), a refund shall be made to the Seller of any previous payment or payments made by the Seller under a Claim for Tax and not previously refunded under this Paragraph 4.2(b) up to the amount of such excess; and

(c)	to the extent that the excess referred to in Paragraph 4.2(b) is not exhausted under that Paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under a Claim for Tax.

4.3.	If the Buyer or a Group Company becomes aware of the existence of a Relevant Amount, the Buyer shall or shall procure that a Group Company shall as soon as reasonably practicable give written notice thereof to the Seller.

5.	Recovery from third parties

5.1.	Where a payment has been made by the Seller under a Claim for Tax in full discharge of a liability under that Paragraph and a Group Company or any other member of the Buyers’ Tax Group subsequently receives from any person (other than a Buyer, a Group Company or any member of the Buyers’ Tax Group or any employee or director of any of them, but including a Tax Authority) any sum (other than by reason of the use or setting off of a Buyers’ Relief) or receives a Relief in respect of the Tax Liability in question, the relevant Buyer shall at the written request of the Seller (and shall procure that the Group Company or the relevant member of the Buyers’ Tax Group shall) account to the Seller for the lesser of:

(a)	any amount recovered and actually received by the Group Company or the member of the Buyers’ Tax Group as applicable or (as the case may be) the amount of Tax (in respect of which Paragraph 1 does not provide for a liability of the Seller to a Buyer) that the Group Company or the member of the Buyers’ Tax Group as applicable actually saves by virtue of the receipt and use of the Relief, less any Tax on such amounts (and less any Tax that would have been payable but for the use or setting off of any Buyers’ Relief); and

(b)	the amount paid by the Seller under the Claim for Tax in respect of that Tax Liability (less any Tax payable in respect of that amount).

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5.2.	Any payment by a Buyer to the Seller under this Paragraph 5 shall be reduced by the amount of any losses, damages, liabilities, costs and expenses suffered or incurred by the relevant Buyer, Group Company or member of the Buyers’ Tax Group in recovering any amount from any third party or utilizing the relevant Relief, and shall be further reduced by any amount of the payment by the Seller referred to in Paragraph 5.1 which has previously been paid to the Seller.

5.3.	If a Group Company or the Buyer becomes entitled to recover from another person or a Tax Authority a sum in respect of which a payment might be made under paragraph 5.1 the Buyer shall as soon as reasonably practicable give written notice thereof to the Seller and if the Seller indemnifies the Buyer or, as appropriate, a Group Company (to the Buyer’s reasonable satisfaction) against the reasonable costs of the Buyer or, as appropriate, a Group Company in connection with taking such action, the Buyer shall, or shall procure that a Group Company shall, take such action reasonably requested by the Seller to enforce recovery against that person or Tax Authority.

6.	CONDUCT OF CLAIMS

6.1.	If a Buyer or a Group Company becomes aware of a Tax Claim, the Buyer shall or shall procure that the relevant Group Company shall within a reasonable time give notice to the Seller of the Tax Claim, provided always that the giving of such notice shall not be a condition precedent to the liability of the Seller under this Schedule.

6.2.	If the Seller becomes aware of a Tax Claim, the Seller shall notify the Buyers in writing as soon as reasonably practicable and the Buyers shall be deemed to have given the Seller notice of the Tax Claim on receipt of such notification for the purpose of this Paragraph 6.2.

6.3.	Subject to the following provisions of this Paragraph 6.3, the Buyers shall (and where relevant, shall procure that the relevant Group Companies shall) take such action as the Seller may reasonably request by notice in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (a “Disputed Tax Claim”) or any matter relating to the Disputed Tax Claim but only provided that the Seller shall first (to the Buyers’ reasonable satisfaction) indemnify the Buyers and/or the Group Companies (as required by the Buyers) against any losses, damages, costs or expenses which it may suffer or incur as a result of taking such action (including any additional liability to Tax).

6.4.	Without prejudice to the liability of the Seller under this Schedule, the Buyers shall not be obliged to take or procure the taking of any action under Paragraph 6.3 in respect of any Tax Claim:

(a)	to the extent that it would involve a Group Company contesting any Disputed Tax Claim before any court or other appellate body, unless in the written opinion of tax counsel of appropriate relevant experience appointed by agreement between the Seller and the Buyers or in default of agreement appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application of either the Buyer or the Seller an appeal is a reasonable course of action given all the circumstances including the likelihood of success; or

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(b)	where the Tax Claim or action derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or willful default by or of the Seller at any time or by or of a Group Company prior to the Closing; or

(c)	should the Seller, following receipt of written notice of the Tax Claim from a Buyer in accordance with Paragraph 6.1:

(i)	fail within fifteen (15) Business Days to serve notice on the Buyers under Paragraph 6.3; or

(ii)	fail within fifteen (15) Business Days to notify the Buyers in writing of any further action to be taken by a Buyer or a Group Company under Paragraph 6.3 where a Buyer at any time seeks instructions from the Seller; or

(d)	if, in the Buyers’ reasonable opinion, the action requested by the Seller pursuant to Paragraph 6.3 is likely to affect materially and adversely the liability of a Buyer or a Group Company to Tax or the business or financial interests of any of them; or

(e)	if a Group Company would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Taxation be paid, unless payment has previously been made by the Seller to a Buyer of an amount equal to such Taxation and in respect of it; or

(f)	that requires a Group Company to take any action against any person who is at the time in question either an employee or director of any member of the Buyers’ Tax Group, or any company that is at the time in question a member of the Buyers’ Tax Group.

6.5.	If Paragraph 6.3 does not apply by virtue of any provision in Paragraph 6.4, the relevant Buyer or Group Company (as the case may be) may satisfy or settle the Tax Liability on such terms as it may in its absolute discretion think fit without prejudice to any of the Buyers’ rights under this Schedule.

7.	Date of payment

7.1.	Payment by the Seller in respect of any liability under Paragraph 1 shall be made in cleared and immediately available funds on the following days:

(a)	in the case of a liability under Paragraph 1.1 and Paragraph 1.3, the later of ten (10) Business Days before the due date for payment of the Tax and ten (10) Business Days after the date the Buyer serves notice on the Seller requesting payment;

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(b)	in the case of a liability under Paragraph 1.4, Paragraph 1.5, Paragraph 1.6, Paragraph 1.7 Paragraph 1.8 and Paragraph 1.9, ten (10) Business Days following the date the relevant Buyer serves notice on the Seller requesting payment;

(c)	in the case of a liability under Paragraph 1.2, the later of ten (10) Business Days after the date the relevant Buyer serves notice on the Sellers requesting payment and:

(i)	the due date for payment of the Tax that would have been relieved in the case of the loss of an Accounts Relief that is not a right to repayment of Tax;

(ii)	the date on which the Tax would otherwise have been repaid in the case of the loss of an Accounts Relief that is a right to repayment of Tax; or

(iii)	the due date for payment of the Tax which the Group Company in question would have had to pay but for the use or setting off of a Buyers’ Relief; and

(d)	in the case of a liability under Paragraph 1.10, ten (10) Business Days after the date the relevant Buyer serves notice on the Seller requesting payment.

8.	Corporation tax group payment arrangements

8.1.	In this Paragraph 8:

“GPA” means the arrangement entered into under section 59F of the Taxes Management Act 1970 pursuant to which the Nominated Company has discharged or will discharge the liability to pay corporation tax of certain other companies including the GPA Member Companies;

“GPA Member Companies” means Andrew Webron Limited, Andrew Webron Filtration Limited and Andrew Industries (Hong Kong) Limited, being three of the Target Companies; and

“Nominated Company” means the Seller.

8.2.	Subject to Paragraph 8.3, the Buyer shall procure that each GPA Member Company pays to the Nominated Company an amount equal to any corporation tax, as certified by the Nominated Company, which has been discharged on its behalf by the Nominated Company pursuant to the GPA. The due date for payment shall be the later of:

(a)	the fifth Business Day after the Buyer receives a demand for payment from the Seller; and

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(b)	the fifth Business Day before the last date on which the Nominated Company is required to make payment to HMRC in order to avoid any related interest or penalty.

8.3.	No payment shall be required under Paragraph 8.2 to the extent that:

(a)	such GPA Member Company made such payment to the Nominated Company before or on Closing or had otherwise previously satisfied its obligations under the GPA;

(b)	discharge by such GPA Member Company is other than pursuant to a GPA in respect of a group of companies of which such GPA Member Company was a member immediately before Closing; or

(c)	the payment, or the corporation tax giving rise to the payment, was not reflected in the Closing Statement; or

(d)	the Buyer would otherwise be able to make a valid Claim for Tax in respect of the corporation tax giving rise to that payment (ignoring the application of Schedule 7.02).

8.4.	The Seller shall:

(a)	procure that the Nominated Company pays to HMRC promptly following receipt or, if later, when the relevant amount is due and payable to HMRC, an amount equal to any amount paid to the Nominated Company pursuant to Paragraph 8.2;

(b)	subject to Paragraph 8.4(c), procure that the Nominated Company promptly apportions to the relevant GPA Member Companies the amount paid pursuant to Paragraph 8.2, such apportionment to be made by reference to the instalment or instalments of corporation tax in respect of which the payment was made;

(c)	not, without having consulted with the Buyer and taken into account its reasonable comments, reapportion any amount previously apportioned to each GPA Member Company pursuant to the GPA; and

(d)	promptly pay, or procure that there is paid, to each GPA Member Company an amount equal to any excess of any amount paid to the Nominated Company pursuant to Paragraph 8.2 in respect of any instalment of corporation tax over the amount of corporation tax finally apportioned to such GPA Member Company in respect of that instalment and interest on such excess at the HMRC rate applicable from time to time on overdue corporation tax for the period from the date of payment by the GPA Member Company to the date of payment pursuant to this Paragraph 8.4(d).

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9.	Miscellaneous

9.1.	To the extent permitted by Applicable Law, any amount paid under Paragraph 1 shall be treated as an adjustment to the consideration paid hereunder for the Target Shares, in accordance with the provisions of Section 2.

9.2.	Payment under Paragraph 1 shall be made to the US Buyer to the extent the liability relates to the US Shares, to the UK Buyer to the extent the liability relates to the Non-US Shares, and otherwise to whom the Buyers may direct; and references herein to “the Buyer” or “the relevant Buyer” shall be construed accordingly (except where the context requires otherwise).

9.3.	References in this Part B of Schedule 6.01 to Paragraphs shall mean, except where the context otherwise requires or as specified otherwise, Paragraphs of this Part B of Schedule 6.01.

10.	Covenant by Buyers

10.1.	The Buyers covenant with the Seller to pay to the Seller an amount equal to any of the following:

(a)	any liability or increased liability to Tax of the Seller or any member of the Seller’s Tax Group which arises in respect of any reduction or disallowance of Group Relief that would otherwise have been available to the relevant member of the Seller’s Tax Group where and to the extent that such reduction or disallowance would not have arisen but for:

(i)	any total or partial withdrawal of a valid claim for Group Relief by a Group Company after Closing where such Group Relief was Surrendered or agreed to be surrendered on or before Closing in respect of an accounting period ended on or before Closing and any such Surrender or agreement to Surrender is as reflected in the Closing Statement; or

(ii)	any total or partial disclaimer of capital allowances by a Group Company after Closing where such capital allowances were available to a Group Company in respect of any accounting period ended on or before Closing;

(b)	any liability or increased liability to Tax of the Seller or any member of the Seller’s Tax Group arising by virtue of the non-payment of Tax by a Group Company, except that this Paragraph 10.1(a) shall not apply in respect of any Tax for which the Seller is liable to make (but has not yet made) payment to the Buyers under this Schedule;

(c)	the reasonable costs and expenses of the Seller or any member of the Seller Group in connection with any liability referred to or in successfully taking any action under this Paragraph 10.

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10.2.	For the purposes of this Paragraph 10, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief (other than, for the avoidance of doubt, a Buyers’ Relief).

10.3.	For the avoidance of doubt, this Paragraph 10 is without prejudice to the provisions of Paragraphs 1.6, 1.7 or 1.9.

11.	Group Relief

11.1.	If the Seller becomes liable to make any payment to a Buyer in respect of a Claim for Tax, the Buyers shall, at the written direction of the Seller, procure that each Group Company allows the Seller to Surrender, or procure the Surrender by any member of the Seller’s Tax Group of, Group Relief to any Group Company to the extent permitted by Law but without any consideration being given for such Surrender, and the Seller’s liability in respect of a Tax Claim shall be reduced to the extent that the Tax Liability giving rise to the Tax Claim is reduced by such Surrender.

11.2.	The Buyer shall procure that all relevant claims, elections and surrenders and all other actions are taken as are required to effect the Surrender and utilisation of the Group Relief referred to in this paragraph 11.

12.	Taxation Affairs

12.1.	In this Paragraph 12:

“Current Period” means the periods for the Corporate Income Tax purposes of the Group Companies current at the Closing Date;

“Past Period” means all periods for the Corporate Income Tax purposes of the Group Companies ended on or before the Closing Date;

“Relevant Information” means any Tax Computation, document or correspondence, and details of any information or proposal relating to the Tax affairs of the Group Companies; and

“Tax Computations” means the Corporate Income Tax computations and returns of the Group Companies.

12.2.	The Seller or its duly authorised agents or advisers shall, at the cost of the Seller, prepare, submit and deal with the Tax Computations for the Past Period (to the extent this has not already been done), whereas the Group Companies shall, at the cost of the Group Companies, prepare, submit and deal with the Tax Computations for the Current Period.

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12.3.	The Seller shall deliver to the relevant Buyer for comments any Relevant Information which relates to the Past Period prior to its submission to the relevant Tax Authority and the Seller shall take account of the reasonable comments of the Buyer and make such amendments to that Relevant Information as the Buyer may reasonably require in writing within thirty (30) days of the date of delivery of the Relevant Information prior to its submission to any Tax Authority.

12.4.	The Seller shall ensure that all Relevant Information to be submitted to any Tax Authority is true, accurate and lawful in all respects and is not in any way fraudulent or misleading. The Seller shall not, and shall procure that no other person shall, submit to any Tax Authority any Relevant Information or agree any matter with a Tax Authority where a Buyer has notified the Seller in writing that such Relevant Information or matter is not true, accurate and lawful in all respects.

12.5.	Subject to Paragraphs 12.3 and 12.4, the Buyer shall procure that:

12.5.1	the Group Companies properly authorise and sign the Tax Computations for the Past Periods and make, sign or otherwise enter into all such elections, surrenders, claims or disclaimers, gives such notices and signs such other documents as the Seller shall reasonably require in relation to the Past Periods (provided that the Buyer shall not be obliged to procure that any Group Company takes any action in accordance with this Paragraph 12.5.1 which is any way untrue, inaccurate, unlawful, fraudulent or misleading); and

12.5.2	each Group Company provides to the Seller such information and assistance (including, without limitation, access to the Group Company’s books, accounts and records) which may reasonably be required by the Seller or its duly authorised agents or advisers for the purpose of preparing, submitting, negotiating and agreeing the Tax Computations for the Past Periods; and

12.5.3	any correspondence which materially relates to the Tax Computations for the Past Periods shall, if received by the Buyer or a Group Company, be copied to the Seller.

12.6.	Each Group Company shall deliver to the Seller for comments any Relevant Information relating to the Current Period prior to its submission to any Tax Authority and such Group Company shall take account of the reasonable comments of the Seller and make such amendments to that Relevant Information as the Seller may reasonably require in writing within thirty (30) days of the date of delivery of that Relevant Information prior to its submission to any Tax Authority.

12.7.	Each of the Buyers and the Seller shall:

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12.7.1	use all reasonable endeavours to finalise, submit and (where relevant) agree those Tax Computations for which it is responsible as soon as reasonably practicable and shall deal with all such matters promptly and diligently and within applicable time limits; and

12.7.2	deliver to the other copies of any material correspondence sent to, or received from, any Tax Authority relating to the Tax Computations for the Past Period and Current Period and shall keep the other informed of its actions under this Paragraph 12.7.

13.	Circular 698 Tax Matters

13.1.	Within the period required by Circular 698, the Seller and any relevant member of the Seller’s Tax Group shall timely file, or cause to be timely filed, all information and Tax returns that are due under PRC law (including, without limitation, pursuant to Circular 698) in connection with the transactions hereunder, or which are otherwise required in connection with any internal restructuring done by Seller or a member of the Seller’s Tax Group prior to Closing (the “Circular 698 Returns”), and such Circular 698 Returns shall be true, accurate and complete in all respects. Within ten days of filing the Circular 698 Returns, the Seller shall provide the Buyers with final, accurate copies of all such Circular 698 Returns that were filed, and, upon receipt by the Seller, an acknowledgment of receipt of the same by the relevant PRC Tax Authorities.

13.2.	Where applicable the Seller shall provide the Buyers with accurate copies of any official assessments of the PRC Tax Authorities with respect to its Circular 698 Returns within ten days of receipt thereof, and the Seller shall pay, or cause to be timely paid, all Taxes due and payable with respect to such official assessments.

13.3.	The Seller shall notify the Buyers within ten days upon receipt by it or any of its affiliates of notice of any pending or threatened PRC Tax audit, assessment or other review affecting the Circular 698 Returns (a “Seller C698 Claim”), and it shall (i) keep the Buyers informed on the status of any such Seller C698 Claim, and (ii) provide the Buyers with copies of all written correspondence with respect to such Seller C698 Claim.

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Schedule 7.02(a)(iii) – Specific Indemnities

Seller shall indemnify Buyers in accordance with Clause 7.02(a) in respect of:

1.	Hazardous Substances present prior to Closing (including the migration and vapor intrusion thereof at any time) in the ground, soil, subsurface strata, surface water, sediment or groundwater at or of any (i) freehold properties or facilities owned at the time of the Closing by any member of the Target Group; and (ii) the property and facilities leased by SFC located in Bethune, South Carolina ((i) and (ii) collectively, the “Specific Environmental Indemnity Sites”);

2.	any debt due and payable following Closing by any member of the Target Group under section 75 or 75A of the Pensions Act 1995 to the AIL Pension Scheme or to the trustees of the AIL Pension Scheme, arising in connection with the participation of any member of the Target Group in the AIL Pension Scheme where such participation commenced prior to Closing;

3.	the payment of any monies or provision of any financial support required by any member of the Target Group under sections 38, 43 or 47 of the Pensions Act 2004 in respect of the AIL Pension Scheme arising as a result of or in connection with the exercise by The Pensions Regulator of his powers under the foregoing provisions of the Pensions Act 2004 and any and all liabilities, costs (including, without limitation, legal costs) and expenses incurred by any member of the Target Group arising as a result of or in connection with such exercise in relation to the AIL Pension Scheme and any costs (including without limitation, legal costs) and expenses incurred by any member of the Target Group as a result of or in connection with the potential exercise by the Pensions Regulator of his powers under the foregoing provisions of the Pensions Act 2004 in relation to the AIL Pension Scheme;

4.	any liabilities or expenses incurred by any member of the Target Group following Closing as a result of or in connection with the participation of any member of the Target Group in the AIL Pension Scheme (including but not limited to the obligation to pay ordinary or deficit contributions to the AIL Pension Scheme or to the trustees of the AIL Pension Scheme);

5.	any liabilities incurred by SFC as a result of the sale by SFC of American Laundry Products Inc. (“ALP”) to Seller and the business, assets and liabilities of ALP whether relating to the period prior to or on and after the Closing;

6.	any liabilities (including, for the avoidance of doubt, liabilities in respect of Tax), expense, penalties or costs incurred or suffered by Buyers or any member of the Target Group as a result of Seller’s transfer of Andrew Industrial Textile Company (Shanghai) Limited to Andrew Industries (Hong Kong) Limited;

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7.	any consideration which Andrew Webron Filtration Limited is liable to make to Nigel Stanley, Robert Heath, Norma Heath and Celia Stanley (the “Heath Vendors”), and any amount to be repaid by Andrew Webron Limited in respect of any Indebtedness of Andrew Webron Filtration Limited, under the share purchase agreement between the Heath Vendors, Andrew Webron Limited and the Seller dated 28 February 2013;

8.	any claims, liabilities, damages, penalties, costs, losses or expenses suffered or incurred by any member of the Target Group in connection with Paul Bamber’s employment and/or office (including any transfer to Seller) and/or the termination of Paul Bamber’s employment and/or office at any time by any member of the Target Group or by the Seller whether before or after Closing in circumstances where Paul Bamber is found or alleged to be employed by any member of the Target Group, save that this indemnity shall not apply to any liability arising from any member of the Target Group entering into an employment contract with Paul Bamber after Closing;

9.	any liabilities (including, for the avoidance of doubt, liabilities of or in respect of Tax) incurred by Andrew Webron Limited as a result of the UK Property Carve out; and

10.	any penalties or fines, costs and expenses incurred by any member of the Target Group in connection with any breach by any of Andrew Industries (Hong Kong) Limited, Andrew Industrial Textile Manufacturing Company (Shanghai) Limited, Andrew Industrial Textile Manufacturing (Wuxi) Company Limited or Andrew Industrial Textile Trading Company (Shanghai) Limited prior to Closing of any applicable anti-corruption laws.

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Schedule 7.02 – Seller Limitations

In addition to any limitation set forth in Section 7 of this Agreement, any claim in respect of this Agreement shall be limited, as applicable, as set out in this Schedule 7.02.

Monetary limits

1.	The aggregate liability of Seller in respect of all claims (including interest and costs) under or arising in respect of this Agreement, other than the covenants in Clause 5.02, shall not exceed an amount equal to the Base Purchase Price.

2.	Subject to Paragraph 1 (which shall take precedence), the aggregate liability of Seller in respect of:

2.1.	all Fundamental Warranty Claims shall not exceed an amount equal to the Base Purchase Price;

2.2.	all General Warranty Claims shall not exceed an amount equal to 15% of the Base Purchase Price;

2.3.	all Environmental Claims shall not exceed an amount equal to 25% of the Base Purchase Price;

2.4.	all Claims for Tax shall not exceed an amount equal to the Base Purchase Price; and

2.5.	any claims in respect of any of the Specific Indemnities listed at Paragraphs 2 to 10 of Schedule 7.02(a)(iii) shall not exceed an amount equal to 15% of the Base Purchase Price.

De minimis and baskets

3.	Seller shall not be liable for any Small Claim.

4.	Seller shall not be liable for any Claim for Tax (other than a Claim for Tax under Paragraph 1.1(c) of Part B of Schedule 6.01) unless and until the aggregate liability of the Seller in respect of all Claims for Tax exceeds $100,000, in which case the Seller shall (subject to Paragraph 2 above) be liable for both the initial $100,000 and the excess.

5.	Seller shall not be liable for any General Warranty Claim or any Environmental Warranty Claim unless and until the aggregate liability of the Seller in respect of all General Warranty Claims and Environmental Warranty Claims exceeds $750,000, in which case the Seller shall (subject to Paragraphs 3 and 4 above) be liable for both the initial $750,000 and the excess (and, for the avoidance of doubt, any Claim for Tax made under the Tax Warranties or series of such Claims for Tax with respect to related facts or circumstances for which the Seller is not liable under the terms of Paragraph 4 above, shall count towards the $750,000 referred to in this Paragraph 5).

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Disclosure, information and knowledge

6.	Seller shall have no liability in respect of any Warranty Claim, to the extent that the matter or thing giving rise to the Warranty Claim:

a.	is Disclosed; or

b.	would be reasonably apparent from undertaking inspections or searches (only to the extent available online) of:

i.	Companies House in England and Wales in relation to the Seller and each member of the Target Group that is a UK registered company and only with respect to matters filed within the twenty-four (24) months prior to the date of this Agreement; and

ii.	the UK Land Registry (including the Land Charges Department), Local Land Charges Registers and relevant statutory and local authorities in relation to the Properties,

in each case on 14 February 2014.

Other exclusions and limitations:

7.	Seller shall not be liable for any Warranty Claim (excluding a claim under the Tax Warranties, to which the relevant provisions of Schedule 6.01 apply) to the extent that:

7.1.	provision, reserve or allowance in respect of the matter or thing giving rise to the Warranty Claim has been made in the Balance Sheet or included as a liability in the calculation of either Closing Working Capital or Closing Indebtedness in the Closing Statement (but only to the extent of such provision, reserve, allowance or inclusion) or the discharge thereof has been taken into account in the Closing Statement or the Balance Sheet;

7.2.	such liability arises or is increased as a result of:

7.2.1.	any legislation not in force at the date of this Agreement which takes effect retrospectively;

7.2.2.	any act required to be taken by this Agreement or any of the Ancillary Documents;

7.2.3.	any voluntary act or transaction carried out by or on behalf of any member of the Target Group on or after Closing, otherwise than (a) in the ordinary course of the business of the Target Group or (b) pursuant to a legally binding commitment created on or before Closing; or (c) required to be taken by any member of the Target Group under Applicable Law;

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7.2.4.	the Damages to which the Warranty Claim relates has been recovered by Buyer from any third party (including any insurer); or

7.2.5.	the Warranty Claim or the matter or thing giving rise to the Warranty Claim, has been or is made good or is otherwise compensated for.

Recovery Claims:

8.	Subject to Paragraph 9 of this Schedule 7.02, where the Buyers are entitled to recover from any person any sum in respect of any matter or event which gives rise to a Warranty Claim (excluding a claim under the Tax Warranties to which the relevant provisions of Schedule 6.01 apply), the Buyers shall, and shall procure that each member of the Target Group shall, use its reasonable endeavours to recover that sum and shall keep the Seller informed of the conduct of such recovery. The Buyers shall not be restricted from pursuing that or any other Warranty Claim in relation to the same subject matter against the Seller. Any sum recovered by the Buyers before settlement or final determination of the Warranty Claim to which this paragraph applies (less any costs and expenses incurred by the Buyers and each member of the Target Group in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Warranty Claim by an equivalent amount. If recovery is delayed until after the Warranty Claim has been satisfied by the Seller, the Buyers shall (subject to the remaining provisions of this Paragraph 8) repay to the Seller the amount so recovered (less any costs and expenses incurred by the Buyers and each member of the Target Group in recovering the sum and any Tax attributable to or suffered in respect of the sum recovered). If the amount so recovered exceeds the amount of the Warranty Claim satisfied by the Sellers, the Buyers shall be entitled to retain the excess.

9.	Notwithstanding any of foregoing, nothing in this Schedule 7.02, shall oblige the Buyers to take any action to recover any sum from any person in respect of any matter or event which gives rise to a Warranty Claim if, in the reasonable opinion of the Buyers, such action would be materially prejudicial to the business interests of the Target Group.

No double recovery

10.	Seller shall not be liable to pay damages or other compensation or reimbursement more than once in respect of the same loss pursuant to any Warranty Claims or claims in respect of a Specific Indemnity.

11.	An Indemnifying Party shall not be liable under Clause 7.02(a) or Clause 7.02(b), as applicable, for any Damages relating to any matter to the extent that (i) the Indemnified Party has otherwise been compensated for such Damages pursuant to the Purchase Price adjustment under Clause 2.07, (ii) the Indemnified Party has recovered in respect of such Damages under another provision of this Agreement or (iii) the Indemnified Party is US Buyer, and UK Buyer has already recovered in respect of such Damages suffered by US Buyer pursuant to the terms of this Agreement or the Indemnified Party is UK Buyer, and US Buyer has already recovered in respect of such Damages suffered by UK Buyer under the terms of this Agreement.

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Mitigation

12.	The Buyers shall take all such actions as may be reasonably necessary or as the Seller may reasonably request in writing, to comply with its duty at common law to mitigate any damages or loss suffered by it in respect of which a Warranty Claim could be made, but, for the avoidance of doubt, this paragraph shall not operate to impose any obligation on the parties, or to reduce any amount recoverable, in relation to a claim made under the Tax Covenant.

Environmental Matters

13.	Seller shall not be liable for any Damages arising under the Specific Indemnity at Paragraph 1 of Schedule 7.02(a)(iii) (“Environmental Indemnity Matters”) to the extent such Damages (i) result from or are increased by (A) any sampling, testing or intrusive investigation by or on behalf of any Buyer Indemnified Person or any of their agents or contractors after the Closing Date of the ground, surface water, soil, subsurface strata, sediments or groundwater of any Specific Environmental Indemnity Sites or (B) any disclosure to a Governmental Authority or other third party by or on behalf of any Buyer Indemnified Person or any of their agents or contractors, in the case of each of (A) and (B), unless such sampling, testing, investigation or disclosure is required by an Applicable Law or a relevant Governmental Authority acting in accordance with Applicable Law or is reasonably necessary to address an imminent and substantial harm to human health or safety or the environment or to respond to an Environmental Third Party Claim against any Buyer Indemnified Person or (C) any change in legislation or any new legislation which comes into force after the Closing Date or (D) any material change of use, redevelopment, cessation of operations or closure of any Specific Environmental Indemnity Site by or on behalf of any Buyer Indemnified Person after the Closing Date or (ii) exceed those Damages that satisfy, in a reasonable cost-effective manner, the requirements of applicable Environmental Law or of a relevant Governmental Authority acting in accordance with Environmental Law, and using, where acceptable, risk-based standards, engineering or institutional controls for industrial property use.

14.	The Seller shall be liable for Damages relating to any claim under the Specific Indemnity at Paragraph 1 of Schedule 7.02(a)(iii) only to the extent that such Damages arise out of an Environmental Third Party Claim against a Buyer Indemnified Person.

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15.	The Buyers (or the relevant Buyer Indemnified Person) shall have control of any Environmental Third Party Claim in respect of which indemnification may be sought in relation to an Environmental Indemnity Matter subject to such Buyer Indemnified Person ensuring that:

15.1.	it gives prompt notice in writing to the Seller of the Environmental Third Party Claim;

15.2.	it cooperates with and shall cause its Affiliates to cooperate with the Seller and its Affiliates in the defense or pursuit of any Environmental Third Party Claim

15.3.	it furnishes or causes the Seller to be furnished with such records, information, testimony, reports and other documents relating to the Environmental Third Party Claim (including in relation to any proposed or actual Remedial Works) as may reasonably be requested by the Seller;

15.4.	it informs the Seller of and allows the Seller (and its legal and technical advisors) to attend any conferences, discovery proceedings, hearings, trials, appeals, and in relation to any proposed or actual Remedial Works, any site visits and meetings with third parties and to attend and inspect the carrying out of any Remedial Works and any investigations undertaken prior to any Remedial Works and shall at the request of the Seller provide the Seller with split samples in each case at the Seller's sole cost and expense; and

15.5.	subject to the Seller indemnifying the relevant Buyer Indemnified Person with respect to any Damages incurred by such Buyer Indemnified Person as a result of any such action requested in accordance with this paragraph 15.5 the Buyer shall (and shall procure any other relevant Buyer Indemnified Person shall) (i) take all such actions as the Seller may reasonably request in writing to negotiate, dispute or defend any Environmental Third Party Claim; (ii) not admit liability in relation to nor settle or compromise any Environmental Third Party Claim without the prior written consent of the Seller (such approval not to be unreasonably withheld or delayed) and (iii) in relation to any proposal to undertake any Remedial Works shall reasonably consult with the Seller and shall comply with any reasonable request of the Seller including without limitation in relation to the carrying out of and the scope of any Remedial Works and any investigations undertaken prior to any Remedial Works, it being acknowledged that in relation to such Remedial Works and investigations, such Buyer Indemnified Person will be responsible for the physical carrying out of such on the Specific Environmental Indemnity Sites.

16.	In the event that the Seller and the Buyers are unable to agree:

16.1.	the standard of Remedial Works which are necessary; and/or

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16.2.	any other factual or technical issue relating to an actual or potential Environmental Indemnity Matter (but not any legal matter relating to the interpretation of this Schedule or Schedule 7.02(a)(iii))

(“Unresolved Issue”) within 20 Business Days after receipt by either party of notice from the other that the relevant issue is in dispute and that the party giving such notice requires expert determination (unless it is resolved to the satisfaction of that party during that period) then either party shall have the right thereafter to refer the Unresolved Issue for binding determination to an independent expert (“Expert”). If the parties fail to appoint an expert within 15 Business Days of referral then that Expert will be appointed by the President for the time being of the Institute of Civil Engineers in the United Kingdom or its U.S. or Hong Kong equivalent, as the case may be. The Expert shall, subject to Paragraph 16.5 below, publish his determination within 20 Business Days after his appointment of the Unresolved Issue in a private and confidential report to the two parties.

16.3.	The costs and expenses of the Expert shall be share equally by the parties, unless the Expert agrees entirely for one party, in which case the other party shall pay such Expert fees.

16.4.	The Expert shall be an independent consultant and shall be required to have at least 10 years’ experience in relation to matters of the same general description and jurisdiction as the relevant Unresolved Issue.

16.5.	The Expert shall be instructed to reach his determination within 20 Business Days of his appointment of the Unresolved Issue on the basis of the information provided by the parties, unless the Expert bona fide believes that such information is so incomplete, unrepresentative, unreliable or inconclusive that it would be unreasonable for an expert to reach such a determination of the Unresolved Issue on that basis in which case the Expert shall require such further information as is appropriate to make its determination.

16.6.	The Expert shall act as an expert and not as an arbitrator and the determination of the Expert shall be final and binding on the parties and shall be conclusive in any proceedings between the parties, save in the case of manifest error.

17.	In the event of any conflict between Paragraphs 13 to 16 of this Schedule 7.02 and any other provisions contained herein or in the Agreement, Paragraphs 13 through 16 shall prevail.

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